Filed Pursuant to Rule 424(b)(5)

Registration Statement No. 333-235473

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
4.750% Senior Notes due 2029	$100,000,000(1)	102.250% of principal amount	$102,250,000	$11,155.48(2)
Guarantees of 4.750% Senior Notes due 2029(3)	N/A	$0(4)	$0(4)	$0.00(5)
5.000% Senior Notes due 2031	$100,000,000(6)	102.000% of principal amount	$102,000,000	$11,128.20(2)
Guarantees of 5.000% Senior Notes due 2031(7)	N/A	$0(4)	$0(4)	$0.00(5)
Total				$22,283.68

(1)	Represents the aggregate principal amount of 4.750% Senior Notes due 2029 of Kennedy-Wilson, Inc. (the “2029 Notes”) whose offer and sale are registered hereby.
(2)

Calculated pursuant to Rule 457(o) and Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). The fee payable in connection with the offering pursuant to this prospectus supplement has been paid in accordance with Rule 456(b) under the Securities Act.

(3)	Consists of full and unconditional guarantees of the 2029 Notes by Kennedy-Wilson Holdings, Inc. and by the subsidiary guarantors identified in this prospectus supplement.
(4)	No separate consideration will be paid for the guarantees being whose offer and sale are registered hereby.
(5)	Pursuant to Rule 457(n), no separate fee is payable with respect to the guarantees whose offer and sale are registered hereby.
(6)	Represents the aggregate principal amount of 5.000% Senior Notes due 2031 of Kennedy-Wilson, Inc. (the “2031 Notes”) whose offer and sale are registered hereby.
(7)	Consists of full and unconditional guarantees of the 2031 Notes by Kennedy-Wilson Holdings, Inc. and by the subsidiary guarantors identified in this prospectus supplement.

PROSPECTUS SUPPLEMENT

(To prospectus dated December 12, 2019)

$200,000,000

Kennedy-Wilson, Inc.

$100,000,000 4.750% Senior Notes due 2029

$100,000,000 5.000% Senior Notes due 2031

The Company

Kennedy Wilson is a global real estate investment company. We own, operate and develop real estate with the objective of maximizing earnings over the long run for ourselves and our equity partners. We focus on multifamily and office properties located in the Western United States, the United Kingdom and Ireland. As of December 31, 2020, we have over 202 employees in 12 offices. We have an ownership interest in approximately 42.6 million square feet of property globally, including 29,841 multifamily rental units and 21.9 million square feet of commercial property. In addition to our core income producing real estate, we engage in development and value-add initiatives through which we enhance cash flows or reposition assets to increase sale value.

The Notes

•	Issuer: The notes will be issued by Kennedy-Wilson, Inc., whom we refer to as Kennedy Wilson, a wholly owned subsidiary of Kennedy-Wilson Holdings, Inc., whom we refer to as Kennedy-Wilson Holdings.

•

Securities: Kennedy Wilson is offering $100,000,000 aggregate principal amount of its 4.750% senior notes due 2029, or the 2029 notes, and $100,000,000 aggregate principal amount of its 5.000% senior notes due 2031, or the 2031 notes. In this prospectus supplement, each of the 2029 notes and the 2031 notes are referred to as a “series” of notes and both series of notes are referred to together as the “notes.” The 2029 notes will be issued as additional notes under the indenture pursuant to which Kennedy Wilson previously issued $500,000,000 aggregate principal amount of 4.750% senior notes due 2029, or the initial 2029 notes, and the 2031 notes will be issued as additional notes under the indenture pursuant to which Kennedy Wilson previously issued $500,000,000 aggregate principal amount of 5.000% senior notes due 2031, or the initial 2031 notes. In this prospectus supplement, the initial 2029 notes and the initial 2031 notes are referred to together as the “initial notes” and each is referred to separately as a “series” of the initial notes. Each series of notes offered hereby will have substantially identical terms as its corresponding series of initial notes, will be treated as a single series of securities with its corresponding series of initial notes under the applicable indenture and will have the same CUSIP number as its corresponding series of initial notes. Holders of each series of notes and its corresponding series of initial notes will vote as one class under the applicable indenture.

•	Maturity: The 2029 notes will mature on March 1, 2029, and the 2031 notes will mature on March 1, 2031.

•	Interest Payments: The notes will pay cash interest, semi-annually in arrears on March 1 and September 1 of each year, beginning on September 1, 2021.

•	Guarantees: The notes will be guaranteed by Kennedy-Wilson Holdings and, subject to certain exceptions, its material existing and future domestic subsidiaries.

•

Ranking: The notes and the guarantees will be senior unsecured obligations. The notes and the guarantees will rank equally in right of payment with existing and future senior indebtedness of Kennedy Wilson and the guarantors, respectively, and senior in right of payment to any existing and future subordinated indebtedness of Kennedy Wilson and the guarantors, respectively. The notes and the guarantees will be effectively subordinated to all secured debt of Kennedy Wilson and the guarantors, respectively, to the extent of the value of the assets securing that debt. The notes will be structurally subordinated to all existing and future liabilities of Kennedy Wilson’s subsidiaries that do not guarantee the notes.

•

Optional Redemption: At any time prior to March 1, 2024 (in the case of the 2029 notes) or March 1, 2026 (in the case of the 2031 notes), Kennedy Wilson may redeem the applicable series of notes, in whole or in part, at a redemption price equal to 100% of their principal amount, plus an applicable “make-whole” premium and accrued and unpaid interest, if any, to the applicable redemption date, as described in this prospectus supplement. At any time and from time to time on or after March 1, 2024 (in the case of the 2029 notes) or March 1, 2026 (in the case of the 2031 notes), Kennedy Wilson may redeem the applicable series of notes, in whole or in part, at the applicable redemption prices specified under “Description of the Notes—Optional Redemption,” plus accrued and unpaid interest, if any, to the redemption date. In addition, prior to March 1, 2024, Kennedy Wilson may redeem up to 40% of the applicable series notes from the proceeds of certain equity offerings. There is no sinking fund for the notes.

Use of Proceeds

We intend to use the net proceeds from the issuance and sale of the notes, together with cash on hand, to redeem the outstanding balance of $573.1 million aggregate principal amount of our 5.875% Senior Notes due 2024, which we refer to as our 2024 notes, pursuant the indenture governing the 2024 notes, pay down a portion of our revolving line of credit and pay related transaction expenses.

Investing in the notes involves a high degree of risk. Before buying any notes, you should read the material risks of investing in the notes included or referred to under the heading “Risk Factors” beginning on page S-15 of this prospectus supplement. The notes are expected to be rated below investment grade and are subject to the risks associated with non-investment grade securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	2029 Notes		2031 Notes
	Per Note	Total	Per Note	Total
Public offering price(1) (2)	102.250%	$102,250,000	102.000%	$102,000,000
Underwriting discounts and commissions	1.000%	$1,000,000	1.000%	$1,000,000
Proceeds, before expenses, to Kennedy Wilson	101.250%	$101,250,000	101.000%	$101,000,000

(1)	Plus accrued interest from, and including, February 11, 2021.

(2)

The public offering price set forth above (i) for the 2029 notes offered hereby does not include accrued interest of $448,611.11 in the aggregate from February 11, 2021 up to, but not including, the date of delivery of the notes offered hereby and (ii) for the 2031 notes offered hereby does not include accrued interest of $472,222.22 in the aggregate from February 11, 2021 up to, but not including, the date of delivery of the notes offered hereby, which, in each case, will be paid by the purchasers of the applicable series of notes offered hereby. On September 1, 2021, the issuer will pay this pre-issuance interest to the holders of the respective series notes offered hereby.

The underwriters expect to deliver the notes to the purchasers in book-entry only form through the facilities of The Depository Trust Company on or about March 15, 2021.

Book-Running Managers

BofA Securities	J.P. Morgan	Deutsche Bank Securities
US Bancorp	Fifth Third Securities	Goldman Sachs & Co. LLC

Co-Manager

BBVA

The date of this prospectus supplement is March 1, 2021.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes certain matters relating to us and the specific terms of this offering of notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information about securities we may offer from time to time.

We have not, and the underwriters have not, authorized anyone to provide you with information other than that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the underwriters take any responsibility for, or provide any assurances as to the reliability of, any other information that others may give you. The information contained in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by or on behalf of us or to which we have referred you is accurate as of their respective dates. The information in documents incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of the respective dates of those documents. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus, the information in this prospectus supplement will control. To the extent the information contained in this prospectus supplement differs or varies from the information contained in a document we have incorporated by reference into this prospectus supplement or the accompanying prospectus, you should rely on the information in the more recent document.

Before you decide to invest in the notes, you should carefully read this prospectus supplement, the accompanying prospectus, the registration statement described in the accompanying prospectus (including the exhibits thereto) and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The incorporated documents are described in this prospectus supplement under the caption “Incorporation of Certain Information by Reference.”

We are not making offers to sell the notes or soliciting offers to purchase the notes in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

Unless otherwise stated or the context otherwise requires, as used in this prospectus supplement, the words “we,” “us,” “our” or the “company” refer to Kennedy-Wilson Holdings, Inc. and its subsidiaries.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus and may not contain all of the information that may be important to you. You should carefully read this together with the entire prospectus supplement and the accompanying prospectus, and the documents incorporated by reference, including the “Risk Factors” section, the historical financial statements and the notes to those financial statements. As used in this section, the words “we,” “us,” “our” or the “company” refer to Kennedy-Wilson Holdings, Inc. and its subsidiaries. Certain other terms used in the summary below are defined under the caption “—Non-GAAP Measures and Certain Definitions” below.

Our Company

We are a global real estate investment company. We own, operate and develop real estate with the objective of maximizing earnings over the long run for ourselves and our equity partners. As of December 31, 2020, we had 12 offices throughout the United States, the United Kingdom, Ireland and Spain. The real estate that we hold in our global portfolio consists primarily of multifamily apartments and commercial offices. Geographically, we focus on the Western United States, the United Kingdom and Ireland.

As of December 31, 2020, our investment activities involved ownership (on a wholly owned or consolidated basis) of 10,350 multifamily units, 8.6 million square feet of commercial space and one hotel that are consolidated on our financial statements. In addition to investing our shareholder’s capital, we invest capital on behalf of our partners in real estate and real estate related assets through our co-investment portfolio. This fee-bearing capital represents total third-party committed or invested capital that we manage in our joint ventures and commingled funds that entitle us to earn fees, including without limitation, asset management fees, construction management fees, acquisition and disposition fees and/or promoted interest, if applicable. As of December 31, 2020, our fee-bearing capital was $3.9 billion and we recognized $22.5 million in investment management fees from equity partners in these vehicles during the twelve months ended December 31, 2020. We generally invest our own capital alongside our equity partners in these joint ventures and commingled funds that we manage. As of December 31, 2020, in addition to the investments consolidated in our financial statements described above, we held ownership interests in 9,509 market rate multifamily units, 9,982 affordable rate multifamily units, 13.3 million square feet of commercial space, two hotels and $795.8 million of real estate debt (of which our share was $95.1 million), all of which are held through joint ventures and three commingled funds that we manage (which are represented as unconsolidated investments on our financial statements).

In addition to our income-producing real estate, we engage in development, redevelopment and value add initiatives through which we enhance cash flows or reposition assets to increase value. Our share of development project costs with respect to these investments is generally financed by cash from our balance sheet, capital provided by partners (if applicable), cash flow from the investment and construction loans. When completed, the construction loans are generally replaced by long-term mortgage financing.

The following is our investment approach:

•	Identify countries and markets with an attractive investment landscape

•	Establish operating platforms in our target markets

•	Develop local intelligence and create and maintain long-lasting relationships, primarily with financial institutions and the brokerage community

•

Leverage relationships and local knowledge to drive proprietary investment opportunities with a focus on off-market transactions that we expect will result in above average cash flows and returns over the long term

•	Acquire high quality assets, either on our own or through investment management platforms with strategic partners

•	Reposition assets to enhance cash flows post-acquisition

•

Dispose non-core assets or assets that have completed their business plans and invest the proceeds from such sales into value-add capital expenditures, development and acquisitions with higher expected rent growth or recurring net operating income than assets sold

•	Explore development opportunities or acquire development assets that fit within our overall investment strategy

•	Continuously evaluate and selectively harvest asset and entity value through strategic realizations using both the public and private markets

Business Segments

Our operations are defined by two business segments: our consolidated investment portfolio and our co-investment portfolio:

•

Our consolidated portfolio consists of the investments in real estate and real estate-related assets that we have made and consolidate on our balance sheet. We typically wholly own the assets in our consolidated portfolio.

•

Our co-investment portfolio consists of (i) the co-investments in real estate and real estate-related assets that we have made through the commingled funds and joint ventures that we manage; and (ii) the fees (including, without limitation, asset management fees, construction management fees and performance fees) that we earn on our fee bearing capital. We typically own a 5% to 50% ownership interest in the assets in our co-investment portfolio. We had a weighted average ownership of 39% as of December 31, 2020.

In addition to our two primary business segments our corporate segment includes, among other things, our corporate overhead and our property services group (prior to the sale of the group in October 2020).

For additional information regarding our business segments, see the discussion under the caption “Item 2. Management’s Discussion and Analysis Regarding Financial Condition and Results of Operations—Business Segments” in our Annual Report on Form 10-K for the quarter ended December 31, 2020, which is incorporated by reference in this prospectus supplement.

Consolidated Portfolio

Our consolidated portfolio is a permanent capital vehicle focused on maximizing property cash flow. These assets are primarily wholly owned and tend to have longer hold periods. We target investments with accretive asset management opportunities. We typically focus on office and multifamily assets in the Western United States and commercial assets in the United Kingdom and Ireland within this segment.

Co-Investments Portfolio

We utilize different platforms in the co-investment portfolio segment depending on the asset and risk return profiles.

Commingled Funds

We currently have three closed end funds that we manage from which we receive investment management fees. We focus on sourcing investors in the United States, Europe and the Middle East and investments in the United States and Europe with respect to our commingled funds. Each of our funds has, among other things, defined investment guidelines, investment hold periods and target returns. As of December 31, 2020, our U.S.-based funds focus on value-add properties that have an expected hold period of five to seven years. Our European fund focuses on value add commercial properties in the United Kingdom and Ireland that also have expected hold periods as of December 31, 2020 of five to seven years. As of December 31, 2020, our weighted average ownership interest in the commingled funds that we manage was 12%.

Separate Accounts

We have several equity partners for which we act as the general partner and receive investment management fees including acquisition, disposition, financing, construction management, performance and other fees. In addition to acting as the asset manager and general partner of those joint ventures, we are also a co-investor in these properties. Our separate account platforms have defined investment parameters such as asset types, leverage and return profiles and expected hold periods. As of December 31, 2020, our weighted average ownership interest in the various joint ventures that we manage was 45%.

Vintage Housing Holdings

Through our Vintage Housing Holdings, or VHH, partnership, we acquire and develop income and age restricted properties. VHH provides an affordable, long-term solution for qualified working families and active senior citizens, coupled with community services and modern amenities. VHH typically utilizes tax-exempt bond financing and the sale of federal tax credits to help finance its investments. We are entitled to 50% of the operating cash flows from the VHH partnership in addition to any distributions we receive from federal tax credits or refinancing activity at the property level. When we acquired our ownership interest in VHH in 2015, the portfolio consisted of 5,485 units. As of December 31, 2020, the VHH portfolio 8,017 stabilized rental units with another 1,965 units currently under stabilization, development or undergoing entitlements in the Western United States.

Investment Types

The following are the product types we invest in through our consolidated portfolio and co-investment portfolio segments.

Multifamily

We pursue multifamily acquisition opportunities where we can unlock and enhance asset value through a myriad of strategies, including institutional management, asset renovation and rehabilitation, repositioning and creative recapitalization. We focus primarily on apartment communities in supply-constrained, infill markets.

As of December 31, 2020, we hold ownership interests in 116 assets that include 10,350 consolidated multifamily apartment units and 9,509 units within our market rate Co-Investment Portfolio and 9,982 affordable units in our VHH platform. Our largest Western United States multifamily region is the Pacific Northwest, primarily greater Seattle area and Portland. The remainder of the Western United States portfolio is located in Northern and Southern California and the Mountain States region, which includes Utah, Idaho, Montana, Colorado and Nevada. In Ireland we focus on Dublin city center and the suburbs of the city.

Our asset management strategy entails installing strong property management teams to drive leasing activity and upkeep of the properties. We also add amenities designed to promote health and wellness, celebrate local and cultural events and enhance the lives of residents living in our communities. We also incorporate spaces for rest and socialization across our global multifamily portfolio, including clubhouses, fitness centers, business suites, outdoor play areas, pools and dog parks.

Through our VHH platform discussed above we also focus on affordable units based on income or age restrictions.

Commercial

Our investment approach for office acquisition criteria differs across our various investment platforms. For our consolidated portfolio, we look to invest in large high quality properties with high replacement costs. In our separate account portfolios, our partners have certain characteristics whether it be location, financing (unencumbered properties) or hold period. The commingled funds typically look for opportunities that have a value-add component that can benefit from our asset management expertise. After acquisition, the properties are generally repositioned to enhance market value.

Our retail portfolio has different characteristics based on the geographic markets wherein the properties are located. In Europe, we have a mixture of high street retail, suburban shopping centers and leisure assets that are mainly located in the United Kingdom as well as Dublin and Madrid. In our Western United States retail portfolio, we invest in shopping centers that are generally grocery anchored.

Our industrial portfolio consists mainly of distribution centers located in the United Kingdom.

As of December 31, 2020, we held investments in 161 commercial properties, totaling over 21.9 million square feet, predominately in the United Kingdom and Ireland with additional investments in the Pacific Northwest, Southern California, Spain and Italy. These investments were held primarily in our non-consolidated co-investment portfolio.

Development and Redevelopment

We have a number of development, redevelopment and entitlement projects that are underway or in the planning stages. Unlike the residential projects that are held for sale and described below under the caption “Residential and Other,” these initiatives may ultimately result in income-producing assets. As of December 31, 2020 we have 1,529 multifamily units, 0.6 million commercial rentable square feet and 150 hotel rooms that we are actively developing. If these projects are brought to completion, our estimated share of the total capitalization of these projects would be approximately $1.0 billion (approximately 36% of which has already been funded), which we expect would be funded through our existing equity, third party equity, project sales, tax credit financing and secured debt financing. This represents total capital over the life of the projects and is not a representation of peak capital and does not take into account any distributions over the course of the investment. We and our equity partners are under no obligation to complete these projects and may dispose of any such assets after adding value through the entitlement process.

Hotel

We acquire hotels in certain opportunistic situations in which we are able to purchase at a discount to replacement cost or can implement our value-add investment approach. As of December 31, 2020, we owned one consolidated operating hotel with 265 hotel rooms located in Dublin, Ireland. Additionally, in our co-investment portfolio, we have a five-star resort development that will contain 150 rooms in Kona, Hawaii and a hotel property in Hawaii that consists of 72 rooms, which is owned in one of our commingled funds.

Real Estate Debt

In the second quarter of 2020, we formed a $2 billion platform, which we call the KW/FF debt platform, with Fairfax Financial Holdings Limited that pursues first mortgage loans secured by high-quality real estate in the Western United States, Ireland and the United Kingdom. In our role as asset manager, we expect to earn customary management and performance fees. We also expect to invest alongside Fairfax in these loans with an ownership interest between 10% to 25%. We currently expect that these investments will all be made without the use of any leverage. Since its inception to December 31, 2020, we closed on $497.0 million of loans in the platform our share of which is $73.1 million.

In addition to the KW/FF debt platform, we acquire performing and non-performing loans and/or originate loans secured by real estate on our own or with other partners.

As of December 31, 2020, we held interests in 16 loans with an average interest rate of 6.4% per annum and a carrying value of $95.1 million located in the Western United States, which are primarily invested through our co-investment portfolio. In addition to interest income we earn on loans, we also earn customary asset-management fees from our partners for managing loan investments.

Our current loan portfolio, including the KW/FF debt platform, is focused on performing loans. However, if market conditions deteriorate, we expect more opportunities to arise in acquiring loan portfolios at a discount from their contractual balance due as a result of deteriorated credit quality of the borrower or market conditions. Such loans are underwritten by us based on the value of the underlying real estate collateral. Due to the discounted purchase price for such loans, we seek, and are generally able to, accomplish near-term realization of the loan in a cash settlement or by obtaining title to the property. Accordingly, the credit quality of the borrower is not of substantial importance to our evaluation of the risk of recovery from such investments.

Residential and Other

In certain cases, we may pursue for-sale housing acquisition opportunities, including land for entitlements, finished lots, urban infill housing sites and partially finished and finished housing projects. On certain income-producing acquisitions, there are adjacent land parcels for which we may pursue entitlement activities or, in some cases, development or re-development opportunities.

As of December 31, 2020, we held 20 investments that are primarily comprised of 239 residential units/lots and 3,881 acres located in Hawaii and the Western United States, which are primarily invested through our co-investment portfolio. As of December 31, 2020, these investments had a gross asset value of $293.5 million and we had a weighted average ownership in such investments of 73%. These investments are in various stages of completion, ranging from securing the proper entitlements on land positions to sales of units/lots.

Available Information

Information about us is available on our website, http://www.kennedywilson.com (this website address is not intended to function as a hyperlink, and the information contained in, or accessible from, our website is not intended to be a part of this prospectus supplement). We make available on our website our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements on Schedule 14A, and amendments to those reports, and other statements filed or furnished pursuant to Section 13(a), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after filing or submitting those materials electronically or otherwise furnishing it to the SEC. Any document we file may be inspected, without charge, at the SEC’s internet address at http://www.sec.gov (this website address is not intended to function as a hyperlink, and the information contained in, or accessible from, the SEC’s website is not intended to be a part of this prospectus supplement).

Recent Developments

Completed Tender Offer for 5.875% Senior Notes due 2024

On February 26, 2021, we settled the previously announced tender offer (the “Tender Offer”) for our 5.875% Senior Notes due 2024 (the “2024 Notes”). In total, we purchased approximately $576.9 million aggregate principal amount of the 2024 Notes in the Tender Offer at (i) a price of $1,015.00 per $1,000 principal amount of 2024 Notes purchased, plus accrued and unpaid interest of $12,229,865.10 for those 2024 Notes tendered and accepted as of 5:00 p.m., New York City time, February 9, 2021 (the “Early Tender Time”) and (ii) a price of $985.00 per $1,000 principal amount of 2024 Notes purchased, plus accrued and unpaid interest of $9,488.48 for those 2024 Notes tendered and accepted after the Early Tender Time. We financed the repurchase of the 2024 Notes in the Tender Offer with a portion of the net proceeds from the offering of the initial notes. We intend to use the remainder of the net proceeds from the offering of the initial notes, plus cash on hand and the net proceeds from this offering to redeem the remaining $573.1 million aggregate principal amount of the 2024 Notes that remain outstanding following the Tender Offer in accordance with the terms of the indenture governing the 2024 Notes. This prospectus supplement is not a notice of redemption with respect to the 2024 Notes. See “Use of Proceeds” and “Capitalization.”

Repayment of Revolving Line of Credit

On February 17, 2021, we repaid $100.0 million on our revolving line of credit and we currently have an outstanding balance of $100.0 million and $400.0 million available to draw.

Non-GAAP Measures and Certain Definitions

“Adjusted EBITDA” represents net income before interest expense, loss on early extinguishment of debt, our share of interest expense included in income from investments in unconsolidated investments, depreciation and amortization, our share of depreciation and amortization included in income from unconsolidated investments, provision for (benefit from) income taxes, our share of taxes included in unconsolidated investments, share-based compensation expense for us and EBITDA attributable to noncontrolling interests. See “Summary Historical Consolidated Financial and Other Data” for a reconciliation of Adjusted EBITDA to net income as reported under GAAP. Our management uses Adjusted EBITDA to analyze our business because it adjusts net income for items we believe do not accurately reflect the nature of our business going forward or that relate to non-cash compensation expense or noncontrolling interests. Such items may vary for different companies for reasons unrelated to overall operating performance. Additionally, we believe Adjusted EBITDA is useful to investors to assist them in getting a more accurate picture of our results from operations. However, Adjusted EBITDA is not a recognized measurement under GAAP and when analyzing our operating performance, readers should use Adjusted EBITDA in addition to, and not as an alternative for, net income as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, Adjusted EBITDA is not intended to be a measure of free cash flow for our management’s discretionary use, as it does not remove all non-cash items or consider certain cash requirements such as tax and debt service payments. The amount shown for Adjusted EBITDA also differs from the amount calculated under similarly titled definitions in our debt instruments, which are further adjusted to reflect certain other cash and non-cash charges and are used to determine compliance with financial covenants and our ability to engage in certain activities, such as incurring additional debt and making certain restricted payments.

“Adjusted Net Income” represents net income before depreciation and amortization, our share of depreciation and amortization included in income from unconsolidated investments, share-based compensation, preferred dividends and accretion of preferred stock issuance costs and net income attributable to noncontrolling interests, before depreciation and amortization. See “Summary Historical Consolidated Financial and Other Data” for a reconciliation of Adjusted Net Income to net income as reported under GAAP.

“Co-Investment Portfolio NOI” refers to the NOI that is generated from the properties that we have an ownership interest in and are held in our co-investment properties business segment.

“Equity partners” refers to non-wholly owned subsidiaries that we consolidate in our financial statements under U.S. GAAP and third-party equity providers.

“Fee-bearing capital” represents total third-party committed or invested capital that we manage in our joint-ventures and commingled funds that entitle us to earn fees, including without limitation, asset management fees, construction management fees, acquisition and disposition fees and/or promoted interest, if applicable.

“Gross asset value” refers to the gross carrying value of assets, before debt, depreciation and amortization, and net of noncontrolling interests.

“KWH,” “KW,” “Kennedy Wilson,” the “Company,” “we,” “our,” or “us” refers to Kennedy-Wilson Holdings, Inc. and its wholly owned subsidiaries. The consolidated financial statements of the Company include the results of the Company’s consolidated subsidiaries.

“KWE” refers to Kennedy Wilson Europe Real Estate Limited (formerly known as Kennedy Wilson Europe Real Estate plc), which was a London Stock Exchange-listed company that we externally managed through a wholly owned subsidiary. On October 20, 2017, we acquired KWE, which is now a wholly owned subsidiary.

“Net operating income” or “ NOI” is a non-GAAP measure representing the income produced by a property calculated by deducting certain property expenses from property revenues. Our management uses net operating income to assess and compare the performance of our properties and to estimate their fair value. Net operating income does not include the effects of depreciation or amortization or gains or losses from the sale of properties because the effects of those items do not necessarily represent the actual change in the value of our properties resulting from our value-add initiatives or changing market conditions. Our management believes that net operating income reflects the core revenues and costs of operating our properties and is better suited to evaluate trends in occupancy and lease rates.

“Noncontrolling interests” represents the portion of equity ownership in a consolidated subsidiary not attributable to Kennedy Wilson.

THE OFFERING

The following summary is provided solely for your convenience. This summary is not intended to be complete. You should read the full text and more specific details about the notes and this offering contained elsewhere in this prospectus supplement and the accompanying prospectus. For a more detailed description of the notes, see “Description of the Notes.” Unless otherwise stated or the context otherwise requires, as used in this “The Offering” section, the words “we,” “us,” “our” or the “company” refer to Kennedy-Wilson, Inc., excluding its subsidiaries.

Issuer	Kennedy-Wilson, Inc.

Securities	$100 million aggregate principal amount of 4.750% Senior Notes due 2029 (the “2029 notes”) and $100 million aggregate principal amount of 5.000% Senior Notes due 2031 (the “2031 notes” and, together with the 2029 notes, the “notes”).

The 2029 notes will be issued as additional notes under the indenture pursuant to which we previously issued $500,000,000 aggregate principal amount of 4.750% Senior Notes due 2029, or the initial 2029 notes, and the 2031 notes will be issued as additional notes under the indenture pursuant to which we previously issued $500,000,000 aggregate principal amount of 5.000% Senior Notes due 2031, or the initial 2031 notes. In this prospectus supplement, the initial 2029 notes and the initial 2031 notes are referred to together as the “initial notes” and each is referred to separately as a “series” of the initial notes. Each series of notes offered hereby will have substantially identical terms as its corresponding series of initial notes, will be treated as a single series of securities with its corresponding series of initial notes under the applicable indenture and will have the same CUSIP number as its corresponding series of initial notes. Holders of each series of notes and its corresponding series of initial notes will vote as one class under the applicable indenture.

Offering Price	102.250% (in the case of the 2029 notes) and 102.000% (in the case of the 2031 notes) of principal amount, plus accrued interest from, and including, February 11, 2021. The public offering price set forth above (i) for the 2029 notes offered hereby does not include accrued interest of $448,611.11 in the aggregate from February 11, 2021 up to, but not including, the date of delivery of the notes offered hereby, and (ii) for the 2031 notes offered hereby does not include accrued interest of $472,222.22 in the aggregate from February 11, 2021 up to, but not including, the date of delivery of the notes offered hereby, which, in each case, will be paid by the purchasers of the applicable series of notes offered hereby. On September 1, 2021, the issuer will pay this pre-issuance interest to the holders of the respective series notes offered hereby.

Settlement Date	March 15, 2021, which is the 10th business day after the date of this prospectus supplement. Currently, trades in the secondary market ordinarily settle two business days after the date of execution, unless the parties to the trade agree otherwise. Accordingly, investors in this offering who wish to sell their notes on the date of pricing or the next seven trading days thereafter must specify an alternate settlement arrangement at the time of the trade to prevent a failed settlement. Those investors should consult their advisors.

Maturity	March 1, 2029 (in the case of the 2029 notes) and March 1, 2031 (in the case of the 2031 notes).

Interest	4.750% (in the case of the 2029 notes) and 5.000% (in the case of the 2031 notes) per year, payable semi-annually in arrears on March 1 and September 1 of each year, beginning on September 1, 2021.

Guarantees	Kennedy-Wilson Holdings, Inc. and, subject to certain exceptions, each material existing and future domestic subsidiary of Kennedy-Wilson, Inc. The guarantees by the guarantors of the notes will:

•	rank senior in right of payment to all existing and future subordinated indebtedness of the guarantors;

•	rank equally in right of payment with all existing and future senior indebtedness of the guarantors; and

•	be effectively subordinated in right of payment to all existing and future secured indebtedness of the guarantors, to the extent of the value of the assets securing that indebtedness.

Ranking	The notes will be our senior unsecured obligations and will:

•	rank senior in right of payment to all of our existing and future subordinated indebtedness;

•	rank equally in right of payment with all of our existing and future senior indebtedness;

•	be effectively subordinated in right of payment to all of our existing and future secured indebtedness, to the extent of the value of the assets securing that indebtedness; and

•	be structurally subordinated in right of payment to all existing and future indebtedness of any of our subsidiaries that do not guarantee the notes.

As of December 31, 2020:

•

we and our subsidiaries that will be the initial guarantors of the notes had approximately $2,622.9 million of total senior indebtedness outstanding (of which approximately $1,272.9 million was secured non-recourse mortgages, $200.0 million was the outstanding balance under our unsecured revolving line of credit and $1,150.0 million was the senior unsecured indebtedness outstanding under our 2024 Notes), excluding debt premium and discount and capitalized loan fees; and

•	we had $300.0 million of availability under our unsecured revolving line of credit.

In addition, as of such date, we and the initial subsidiary guarantors had approximately $22.5 million aggregate principal amount of guarantees that we and those guarantors provided in connection with loans secured by consolidated assets that have recourse to us and our guarantors.

We incurred an additional $1,000.0 million principal amount of indebtedness in connection with the offering of the initial notes. We used approximately $597.7 million of such net proceeds to purchase $576.9 million aggregate principal amount of the 2024 Notes in the Tender Offer. We intend to use the remainder of the net proceeds from the offering of the initial notes, plus cash on hand and the net proceeds from this offering to redeem the remaining $573.1 million aggregate principal amount of the 2024 Notes that remain outstanding following the Tender Offer in accordance with the terms of the indenture governing the 2024 Notes.

For the years ended December 31, 2020 and 2019, the revenues of our non-guarantor subsidiaries constituted approximately 52% and 63%, respectively, of Kennedy-Wilson Holdings’ consolidated revenues, and the net income of our non-guarantor subsidiaries for those periods was approximately $296.3 million and $385.4 million, respectively. As of December 31, 2020, the total assets of those subsidiaries constituted approximately 61% of Kennedy-Wilson Holdings’ consolidated total assets, and those subsidiaries had approximately $1,325.0 million of secured non-recourse mortgage indebtedness (excluding debt premium and discount and capitalized loan fees) and approximately $1,177.2 million of unsecured bonds, of which none has recourse to us. However, these figures are as of December 31, 2020 and do not reflect transactions that we have entered into after that date, or future transactions that we may enter into. Depending on the particular terms of any acquisition or other transaction that one or more of our subsidiaries may enter into, those subsidiaries may not be required by the terms of the indentures to guarantee the notes we are offering. Accordingly, these figures may fluctuate from time to time, and these figures may increase or decrease materially in future periods. For example, the instruments governing our acquisitions (such as the relevant loan agreement, or the terms of the relevant partnership agreement, limited liability company operating agreement or other governing document of the borrower, or any related joint venture agreement or the terms of any relevant co-investment vehicle or separate account or investment program) may prohibit the relevant subsidiary from guaranteeing the notes we are offering. In many of these cases, the indentures will not require our subsidiaries, including those described above, to guarantee the notes we are offering. In addition, the indentures will not require certain non-material and non-wholly owned subsidiaries to guarantee the notes we are offering.

Optional Redemption	At any time prior to March 1, 2024 (in the case of the 2029 notes) or March 1, 2026 (in the case of the 2031 notes), we may redeem the applicable series of notes, in whole or in part, at a redemption price equal to 100% of their principal amount, plus an applicable “make-whole” premium and accrued and unpaid interest, if any, to the applicable redemption date, as described in this prospectus supplement.

At any time and from time to time on or after March 1, 2024 (in the case of the 2029 notes) or March 1, 2026 (in the case of the 2031 notes), we may redeem the applicable series of notes, in whole or in part, at the applicable redemption prices specified under the caption “Description of the Notes—Optional Redemption,” plus accrued and unpaid interest, if any, to the applicable date of redemption.

In addition, prior to March 1, 2024, we may redeem up to 40% of the applicable series of notes from the proceeds of certain equity offerings.

There will be no sinking fund for the notes.

See “Description of the Notes—Optional Redemption.”

Fundamental Change	Upon a fundamental change (as defined under “Description of the Notes—Certain Definitions”), we will be required to make an offer to purchase the notes. The purchase price will equal 101% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, to the repurchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). We may not have sufficient funds available at the time of any fundamental change to make any required debt repayment (including repurchases of the notes). See “Risk Factors—Risks Related to the Notes—We may not have the ability to raise the funds necessary to finance a fundamental change offer.”

Certain Covenants	The terms of the notes restrict our ability and the ability of certain of our subsidiaries to, among other things:

•	incur or guarantee additional indebtedness;

•	pay dividends or distributions on capital stock or redeem or repurchase capital stock;

•	make investments;

•	create restrictions on the payment of dividends or other amounts to us;

•	sell the stock of our subsidiaries;

•	transfer or sell assets;

•	create liens;

•	enter into sale/leaseback transactions;

•	enter into transactions with affiliates; and

•	enter into mergers or consolidations.

However, these limitations will be subject to a number of important qualifications and exceptions. See “Description of the Notes—Certain Covenants.”

No Listing; No Established Trading Market	The initial notes are not listed, and we do not intend to list either series of the notes on any securities exchange or have them quoted on any inter-dealer quotation system. An active and liquid trading market for the notes may not develop. If an active or liquid trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

Form and Denomination	The notes will be initially issued in the form of one or more global securities, without coupons, in minimum denominations of $2,000 and in denominations of integral multiples of $1,000 in excess thereof, and deposited with the trustee for the notes as custodian for The Depository Trust Company, or DTC, as depositary, and registered in the name of DTC or its nominee. See “Description of the Notes—Book-Entry, Delivery and Form.”

Use of Proceeds	We estimate that the net proceeds from the issuance and sale of the notes we are offering will be approximately $201.9 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from the issuance and sale of the notes, together with a portion of the net proceeds of the initial notes and cash on hand, to redeem to the remaining $573.1 million aggregate principal amount of the 2024 Notes, pay down a portion of our revolving line of credit and pay related transaction expenses. This prospectus supplement is not a notice of redemption with respect to our 2024 Notes. See “Use of Proceeds.”

Trustee	Wilmington Trust, National Association.

Risk Factors	Investing in the notes involves substantial risks. You should carefully consider the risk factors set forth or referred to under the caption “Risk Factors” beginning on page S-15 of this prospectus supplement, together with the risks described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, as well as the other reports we file from time to time with the SEC that are incorporated by reference in this prospectus supplement and the accompanying prospectus.

Investment by Affiliated Party	An entity affiliated with one of our directors has indicated its intent to purchase $12.5 million in aggregate principal amount of 2029 Notes and $12.5 million in aggregate principal amount of 2031 Notes.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

The following summary historical consolidated financial data for each of the years in the three-year period ended December 31, 2020, and the summary historical consolidated balance sheet data as of December 31, 2020 2019, and 2018, have been derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, and our Annual Report on Form 10-K for the year ended December 31, 2018.

The financial data set forth in the tables below are not necessarily indicative of the results of future operations and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and accompanying notes thereto included in our the Annual and Quarterly Reports referred to above.

Some of the financial data contained or incorporated by reference in this prospectus supplement or the accompanying prospectus reflects the effects of, and may not total due to, rounding.

(Dollars in millions)
	2018	2019	2020
Statement of Income Data:
Revenue
Rental	$514.6	$447.4	$403.9
Hotel	155.7	80.5	13.9
Sale of real estate	56.8	1.1	—
Investment management, property services and research fees (includes $15.3 million, $26.1 million and $22.7 million of related party fees, respectively)	45.3	40.7	33.1

Total revenue	772.4	569.7	450.9

Expenses
Rental	160.8	152.9	135.7
Hotel	121.5	60.1	13.8
Cost of real estate sold	52.5	1.2	—
Commission and marketing	5.9	3.8	2.8
Compensation and related (includes $37.1 million, $30.2 million and $32.3 million of share-based payments, respectively)	168.8	151.8	144.4
General and administrative	50.8	42.4	34.6
Depreciation and amortization	206.1	187.6	179.6

Total expenses	766.4	599.8	510.9
Income from unconsolidated investments, net of depreciation and amortization	78.7	179.7	81.0
Gain on sale of real estate, net	371.8	434.4	338.0
Gain on sale of business	40.4	—	—
Transaction-related expenses	(1.7)	(6.8)	(0.9)
Interest expense	(238.2)	(215.1)	(211.2)
Other income	13.1	0.4	4.5

Income before (provision for) income taxes	270.1	362.5	151.4
Provision for income taxes	(58.0)	(41.4)	(43.6)

Net income	212.1	321.1	107.8
Net (income) loss attributable to the noncontrolling interests	(62.1)	(94.4)	2.3
Preferred dividends and accretion of preferred stock issuance costs	—	(2.6)	(17.2)

Net income (loss) attributable to Kennedy-Wilson Holdings, Inc. common shareholders	$150.0	224.1	92.9

Basic earnings per share
Income (loss) per basic	$1.04	$1.60	$0.66
Weighted average shares outstanding for basic	142,895,472	139,729,573	139,741,411

(Dollars in millions)	2018	2019	2020
Diluted earnings per share
Income (loss) per diluted	$1.04	$1.58	$0.66
Weighted average shares outstanding for diluted	144,753,421	141,501,323	140,347,365
Dividends declared per common share	$0.78	$0.85	$0.88

Statement of Cash Flow Data:
Cash flow provided by (used in):
Operating activities	93.1	(19.5)	(12.6)
Investing activities	593.1	182.3	590.8
Financing activities	(528.8)	(85.8)	(206.6)

Balance Sheet Data(1):
Cash and cash equivalents	488.0	573.9	965.1
Total assets	7,381.8	7,304.5	7,329.0
Total debt	5,412.8	5,046.9	5,094.5
Total equity	1,431.2	1,719.2	1,672.7

(1)	This balance sheet data is presented as of the end of the fiscal period referred to in the applicable column heading.

The following table sets forth a reconciliation of Adjusted EBITDA to net income for each of the periods indicated:

(Dollars in millions)
	2018	2019	2020
Net income (loss)	$212.1	$321.1	$107.8
Non-GAAP adjustments:
Add back:
Interest expense	238.2	215.1	211.2
Kennedy Wilson’s share of interest expense included in unconsolidated investments	26.0	32.1	33.0
Depreciation and amortization	206.1	187.6	179.6
Kennedy Wilson’s share of depreciation and amortization included in unconsolidated investments	13.2	8.2	6.9
(Benefit from) provision for income taxes	58.0	41.4	43.6
Kennedy Wilson’s share of taxes included in unconsolidated investments	—	—	1.1
Share-based compensation	37.1	30.2	32.3
EBITDA attributable to noncontrolling interests	(78.0)	(107.6)	(7.5)

Adjusted EBITDA(2)	$712.7	$728.1	$608.0

(2)	See “Prospectus Supplement Summary—Non-GAAP Measures and Certain Definitions.”

The following table sets forth a reconciliation of Adjusted Net Income to net income for each of the periods indicated:

(Dollars in millions)
	2018	2019	2020
Net income	$212.1	$321.1	$107.8
Non-GAAP adjustments:
Add back:
Depreciation and amortization	206.1	187.6	179.6
Kennedy Wilson’s share of depreciation and amortization included in unconsolidated investments	13.2	8.2	6.9
Share-based compensation	37.1	30.2	32.3
Net income attributable to the noncontrolling interests, before depreciation and amortization(1)	(71.5)	(102.0)	(2.5)
Preferred dividends and accretion of preferred stock issuance costs	—	(2.6)	(17.2)

Adjusted net income(2)	$397.0	$442.5	$306.9

(1)	Amounts previously presented as management and leasing fees and commissions on prior period statement of operations. Amounts above represent total of fees and commissions from prior periods.
(2)	See “Prospectus Supplement Summary—Non-GAAP Measures and Certain Definitions.”

Risk Factors

Unless otherwise stated or the context otherwise requires, the term “notes” refers to the 2029 notes and the 2031 notes we are offering pursuant to this prospectus supplement and the accompanying prospectus. Kennedy Wilson will be the primary obligor under the notes and is the primary obligor under the 2024 Notes, and the guarantors described in this prospectus supplement are guarantors of the 2024 Notes and will be the initial guarantors of the notes. In this section of this prospectus supplement, the words “we,” “us,” “our” and “Kennedy Wilson” refer to Kennedy-Wilson, Inc. and not to any of its subsidiaries, unless the context requires otherwise.

An investment in the notes involves a high degree of risk. You should carefully consider the risks described below and all of the information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus before deciding whether to purchase the notes, including the risks under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as well as the other reports we file from time to time with the SEC that are incorporated by reference in this prospectus supplement and the accompanying prospectus. The risks and uncertainties described below and in the incorporated documents are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks actually occurs, our business, financial condition and results of operations would suffer. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Special Note Regarding Forward-Looking Statements” in this prospectus supplement. In addition to the risk factors incorporated by reference in this prospectus supplement, you should consider the additional risk factors below.

Risks Related to the Notes

Ratings of the notes may affect the market price and marketability of the notes.

Although the notes have not been rated yet, we have sought to obtain a rating for the notes. We currently expect the rating of the notes, if obtained, to be below investment grade, which could adversely impact the market price of the notes. Securities rated below investment grade are generally subject to a higher risk of payment default and price volatility than similar, higher-rated securities. Furthermore, increases in leverage or deteriorating outlooks for an issuer, or volatile markets, could lead to continued significant deterioration in market prices of securities rated below investment grade.

Ratings only reflect the views of the issuing rating agency or agencies, and ratings could at any time be revised downward or withdrawn entirely at the discretion of the issuing rating agency. Furthermore, a rating is not a recommendation to purchase, sell or hold any particular security, including the notes. In addition, ratings do not reflect market prices or the suitability of a security for a particular investor, and any rating of the notes may not reflect all risks related to us and our business or the structure or market value of the notes. An explanation of the significance of ratings may be obtained from the applicable rating agency.

A credit rating may not be issued and may not remain in effect for any given period of time, and the applicable rating agency may lower, suspend or withdraw entirely any rating that it has issued if, in that rating agency’s judgment, the circumstances so warrant. It is also possible that any rating assigned to the notes may be lowered in connection with the application of the proceeds of this offering or in connection with future events, such as future acquisitions. Holders of the notes will have no recourse against us or any other parties in the event of the issuance of a lower-than-expected rating or a change in or suspension or withdrawal of such a rating. Any lower-than-expected rating, and any lowering, suspension or withdrawal of an issued rating, may adversely affect the market price or marketability of the notes.

Our significant indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes.

As of December 31, 2020:

•

we and our subsidiaries that will be the initial guarantors of the notes had approximately $2,622.9 million of total senior indebtedness outstanding (of which approximately $1,272.9 million was secured non-recourse mortgages, $200.0 million was the outstanding balance under our unsecured revolving line of credit and $1,150.0 million was the senior unsecured indebtedness outstanding under our 2024 Notes), excluding debt premium and discount and capitalized loan fees; and

•	we had $300.0 million of availability under our unsecured revolving line of credit.

In addition, as of such date, we and the initial subsidiary guarantors had approximately $22.5 million aggregate principal amount of guarantees that we and those guarantors provided in connection with loans secured by consolidated assets that have recourse to us and our guarantors. Our non-guarantor subsidiaries had approximately $1,325.0 million of secured, non-recourse mortgage indebtedness (excluding debt premium and discount) as of December 31, 2020, and the notes we hereby are offering will be structurally subordinated to such indebtedness. We incurred an additional $1,000.0 million principal amount of indebtedness in connection with the offering of the initial notes. We used approximately $597.7 million of such net proceeds to purchase $576.9 million aggregate principal amount of the 2024 Notes in the Tender Offer. We intend to use the remainder of the net proceeds from the offering of the initial notes, plus cash on hand and the net proceeds from this offering to redeem the remaining $573.1 million aggregate principal amount of the 2024 Notes that remain outstanding following the Tender Offer in accordance with the terms of the indenture governing the 2024 Notes and pay down a portion of our revolving line of credit.

Our substantial indebtedness could have important consequences for you including:

•	it may limit our ability to borrow money or sell stock to fund our working capital, capital expenditures and debt service requirements;

•	it may limit our flexibility in planning for, or reacting to, changes in our business;

•	we may be more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

•	it may make us more vulnerable to a downturn in our business or the economy;

•	the debt service requirements of our other indebtedness could make it more difficult for us to make payments on our indebtedness, including the notes;

•	a substantial portion of our cash flow from operations could be dedicated to the repayment of our indebtedness and would not be available for other purposes; and

•	our business and financial condition would materially and adversely suffer if we were unable to service our indebtedness, including the notes, or obtain additional financing, as needed.

In addition, the indentures governing the notes will contain, and the indenture governing the 2024 Notes and our unsecured revolving line of credit contain, financial and restrictive covenants that limit our ability to engage in activities that may be in our long-term best interest. Our failure to comply with those covenants could result in an event of default that, if not cured or waived, could result in the acceleration of all of our debt.

Despite our substantial indebtedness, we may still incur significantly more debt, which could exacerbate the risks described above.

The indentures governing the notes will permit, and the indenture governing the 2024 Notes and our unsecured revolving line of credit permit, us and our subsidiaries to incur significant additional indebtedness in the future. As of December 31, 2020, we had approximately $300.0 million of availability under our unsecured revolving line of credit facility.

We have in the past incurred and may continue in the future to incur significant amounts of debt to finance acquisitions, which could negatively affect our cash flows and subject our properties or other assets to the risk of foreclosure.

We have historically financed new acquisitions with cash derived from secured and unsecured loans and lines of credit. For instance, we typically purchase real property with loans secured by a mortgage on the property acquired. We anticipate continuing this trend. We do not have a policy limiting the amount of debt that we may incur. Accordingly, our management and board of directors have discretion to increase the amount of our outstanding debt at any time. We could become more highly leveraged, resulting in an increase in debt service costs that could adversely affect our results of operations and increase the risk of default on debt. We may incur additional debt from time to time to finance strategic acquisitions, investments, joint ventures or for other purposes, subject to the restrictions contained in the documents governing our indebtedness. If we incur additional debt, the risks associated with our leverage, including our ability to service our debt, would increase. If we are required to seek an amendment to our credit agreement, our debt service obligations may be substantially increased.

Some of our debt bears interest at variable rates. As a result, we are subject to fluctuating interest rates that may impact, adversely or otherwise, results of operations and cash flows. We may be subject to risks normally associated with debt financing, including the risks that:

•	cash flow may be insufficient to make required payments of principal and interest;

•

existing indebtedness on our properties may not be refinanced and our leverage could increase our vulnerability to general economic downturns and adverse competitive and industry conditions, placing us at a disadvantage compared to those of our competitors that are less leveraged;

•	our debt service obligations could limit our flexibility in planning for, or reacting to, changes in our business and in the commercial real estate services industry;

•

our failure to comply with the financial and other restrictive covenants in the documents governing our indebtedness could result in an event of default that, if not cured or waived, results in foreclosure on substantially all of our assets; and

•	the terms of available new financing may not be as favorable as the terms of existing indebtedness.

If we are unable to satisfy the obligations owed to any lender with a lien on one of our properties, the lender could foreclose on the real property or other assets securing the loan and we would lose that property or asset. The loss of any property or asset to foreclosure could have a material adverse effect on our business, financial condition and results of operations.

From time to time, Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., rate our significant outstanding debt. These ratings and any downgrades thereof may impact our ability to borrow under any new agreements in the future, and could increase the interest rates of, and require more onerous terms for, any future borrowings, and could also cause a decline in the market price of our common stock. Our earnings may not be sufficient to allow us to pay principal and interest on our debt and meet our other obligations. If we do not have sufficient earnings, we may be required to seek to refinance all or part of our existing debt, sell assets at terms that are not attractive, borrow more money or sell more securities, which we may be unable to do, and our stock price may be adversely affected.

We may not have the ability to raise the funds necessary to finance a fundamental change offer.

Upon the occurrence of a fundamental change (as defined in the respective indentures governing the notes and the 2024 Notes), we will be required to offer to repurchase all of the notes or the 2024 Notes, as applicable. The definition of Fundamental Change under the notes and the 2024 Notes includes both change of control events and also “termination of trading” events upon a delisting of Kennedy-Wilson Holdings’ common stock. However, for purposes of the notes we are offering, a Fundamental Change will not include a termination of trading event if the Series A Preferred Stock is no longer outstanding and there is no other outstanding Capital Stock of Kennedy-Wilson Holdings (as defined in the indentures governing the notes) that contains a “termination of trading” provision. We may have insufficient funds available to make any required repurchases of the notes and the 2024 Notes. In addition, our unsecured credit facility provides that the occurrence of a change of control constitutes a default. Our failure to purchase tendered notes and 2024 Notes would constitute a default under the relevant indenture governing the same, which, in turn, would constitute a default under our credit facility. See “Description of the Notes—Fundamental Change.”

A subsidiary guarantee could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the notes from relying on that subsidiary to satisfy claims.

Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a subsidiary guarantee can be voided, or claims under the subsidiary guarantee may be subordinated to all other debts of that subsidiary guarantor, if, among other things, the subsidiary guarantor, at the time it incurred the indebtedness evidenced by its subsidiary guarantee or, in some states, when payments become due under the subsidiary guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of the subsidiary guarantee and:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the subsidiary guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

A subsidiary guarantee may also be voided, without regard to the above factors, if a court finds that the subsidiary guarantor entered into the subsidiary guarantee with the actual intent to hinder, delay or defraud its creditors.

A court would likely find that a subsidiary guarantor did not receive reasonably equivalent value or fair consideration for its subsidiary guarantee if the subsidiary guarantor did not substantially benefit directly or indirectly from the issuance of the notes. If a court were to void a subsidiary guarantee, you would no longer have a claim against the subsidiary guarantor. Sufficient funds to repay the notes may not be available from other sources, including the remaining guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from the subsidiary guarantor.

The measures of insolvency for purposes of fraudulent transfer laws vary depending on the governing law. Generally, a subsidiary guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they became absolute and mature; or

•	it could not pay its debts as they became due.

Each subsidiary guarantee will contain a provision intended to limit the subsidiary guarantor’s liability to the maximum amount that it could incur without causing the incurrence of its obligations under its subsidiary guarantee to be a fraudulent transfer. This provision may not be effective to protect the subsidiary guarantees from being voided under fraudulent transfer law.

The notes will not be guaranteed by all of our subsidiaries.

The notes will not be guaranteed by a number of our subsidiaries. To the extent that any of our subsidiaries do not guarantee the notes, the notes will be structurally subordinated to all existing and future obligations, including indebtedness, of those non-guarantor subsidiaries. The claims of creditors of the non-guarantor subsidiaries, including trade creditors, will have priority as to the assets of those subsidiaries. As a result, if we default on our obligations under the notes, you will not have any claims against any of our subsidiaries that do not guarantee the notes. For the years ended December 31, 2020 and 2019, the revenues of our non-guarantor subsidiaries constituted approximately 51% and 63%, respectively, of Kennedy-Wilson Holdings’ consolidated revenues, and the net income of our non-guarantor subsidiaries for such year was approximately $296.3 million and $385.4 million, respectively. As of December 31, 2020, the total assets of those subsidiaries constituted approximately 61% of Kennedy-Wilson Holdings’ consolidated total assets, and those subsidiaries had approximately $1,325 million of secured non-recourse mortgage indebtedness (excluding debt premium and discount and capitalized loan fees) and approximately $1,177.2 million of unsecured bonds, of which none has recourse to us. However, these figures are as of December 31, 2020 and do not reflect transactions that we have entered into after that date, or future transactions that we may enter into. Depending on the particular terms of any acquisition or other transaction that one or more of our subsidiaries may enter into, those subsidiaries may not be required by the terms of the indentures to guarantee the notes we are offering. Accordingly, these figures may fluctuate from time to time, and these figures may increase or decrease materially in future periods. For example, the instruments governing our acquisitions (such as the relevant loan agreement, or the terms of the relevant partnership agreement, limited liability company operating agreement or other governing document of the borrower, or any related joint venture agreement or the terms of any relevant co-investment vehicle or separate account or investment program) may prohibit the relevant subsidiary from guaranteeing the notes we are offering. In many of these cases, the indentures will not require our subsidiaries, including those described above, to guarantee the notes we are offering. In addition, the indentures will not require certain non-material and non-wholly owned subsidiaries to guarantee the notes we are offering.

We may not have access to the cash flow and other assets of our subsidiaries and our joint ventures that may be needed to make payment on the notes.

Although our operations are conducted through our subsidiaries and joint ventures, our subsidiaries and joint ventures are not obligated to make funds available to us for payment on the notes. Accordingly, our ability to make payments on the notes depends on the earnings of, and the distribution of funds from, our subsidiaries and joint ventures. Furthermore, our subsidiaries will be permitted under the terms of the indentures governing the notes and the 2024 Notes, our unsecured revolving line of credit and the instruments governing other indebtedness to incur additional indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends or the making of loans by those subsidiaries to us. The agreements governing the future indebtedness of our subsidiaries may not permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund scheduled interest and principal payments on the notes when due. See “Description of Other Indebtedness.”

To service our indebtedness, including the notes, we will require a significant amount of cash. Our ability to generate cash depends on many factors that are beyond our control.

Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

However, our business may not generate sufficient cash flow from operations, current capital spending projects may require significant additional funds to complete or be successful and future borrowings may not be available to us in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. If we consummate an acquisition, our debt service requirements could increase. We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We may be unable to refinance any of our indebtedness, including our unsecured revolving line of credit, the notes and the 2024 Notes, on commercially reasonable terms or at all.

An active trading market for the notes may not be developed or if developed, may not be maintained.

The initial notes are not listed, and we do not intend to apply for listing of the notes on any securities exchange or for inclusion in any quotation system. We have been informed by certain of the underwriters that they intend to make a market in the notes. However, the underwriters may cease their market-making activities at any time. In addition, the liquidity of the trading market in the notes and the market price quoted for the notes may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the financial performance or prospects of companies in our industry generally. As a result, an active trading market may not be developed or if developed, may not be maintained for the notes. If an active market is not developed or maintained, the market price of the notes may decline and the liquidity of the notes may be limited.

Our debt agreements contain restrictions that will limit our flexibility in operating our business.

The indentures governing the notes will contain, and the indenture governing the 2024 Notes and the agreement governing our unsecured revolving line of credit contain, various covenants that limit our ability to engage in specified types of transactions. These covenants limit Kennedy Wilson’s and its restricted subsidiaries’ ability to, among other things:

•	incur or guarantee additional indebtedness;

•	pay dividends or distributions on capital stock or redeem or repurchase capital stock;

•	make investments;

•	create restrictions on the payment of dividends or other amounts to us;

•	sell the stock of our subsidiaries;

•	transfer or sell assets;

•	create liens;

•	enter into sale/leaseback transactions;

•	enter into transactions with affiliates; and

•	enter into mergers or consolidations.

Additionally, the agreement governing our unsecured credit facility requires us to maintain certain financial ratios. A breach of any of these covenants could result in a default under the indentures governing the notes, the indenture governing the 2024 Notes and the agreement governing our unsecured credit facility. We may also be unable to take advantage of business opportunities that arise because of the limitations imposed on us by the restrictive covenants under our indebtedness. See “Description of Other Indebtedness.”

Many of the restrictive covenants contained in the indentures will not apply if the notes are rated investment grade by any two or more of Moody’s, S&P and Fitch and no event of default has occurred and is continuing.

Many of the covenants in the indentures governing the notes will not apply if the notes are rated investment grade (as defined in the indentures) by any two or more of Moody’s, S&P and Fitch provided that at such time no event of default with respect to the notes has occurred and is continuing. There can be no assurance that the notes will ever be rated investment grade or, if they are rated investment grade, that the notes will maintain such ratings. Termination of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force. See “Description of the Notes—Certain Covenants—Suspension of Certain Covenants.”

The notes will share voting power with the initial notes.

Each series of notes will share voting power with its corresponding series of initial notes. The 2029 notes offered hereby will be treated as part of the same series as the $500,000,000 outstanding principal amount of 2029 initial notes. Upon completion of this offering, the aggregate principal amount of 2029 notes will be $600 million. Accordingly, the holders of the aggregate principal amount of the 2029 notes we are offering hereby will be entitled to exercise only 16.7% of the total voting power of the 2029 notes.

The 2031 notes offered hereby will be treated as part of the same series as the $500,000,000 outstanding principal amount of 2031 initial notes. Upon completion of this offering, the aggregate principal amount of 2031 notes outstanding will be $600 million. Accordingly, the holders of the aggregate principal amount of the 2031 notes we are offering hereby will be entitled to exercise only 16.7% of the voting power of the 2031 notes.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements included or incorporated by reference in this prospectus supplement or the accompanying prospectus or in other reports and statements released by us that are not historical facts constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are necessarily estimates reflecting the judgment of our senior management based on our current estimates, expectations, forecasts and projections and include comments that express our current opinions about trends and factors that may impact future operating results. Disclosures that use words such as “believe,” “may,” “anticipate,” “estimate,” “intend,” “could,” “plan,” “expect,” “project” or the negative of these, as well as similar expressions, are intended to identify forward-looking statements, but the absence of any of these words does not necessarily mean that a statement is not forward-looking.

Forward-looking statements are not guarantees of future performance, rely on a number of assumptions concerning future events, many of which are outside of our control, and involve known and unknown risks and uncertainties that could cause our actual results, performance or achievements, or industry results, to differ materially from any future results, performance or achievements, expressed or implied by such forward-looking statements. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we do not guarantee that the transactions and events described will happen as described (or that they will happen at all). In evaluating these statements, you should specifically consider the risks described and referred to under the heading “Risk Factors” on page S-15 of this prospectus supplement, including, but not limited to, the following factors:

•	disruptions in general economic and business conditions, particularly in geographies where our business may be concentrated;

•

volatility and disruption of the capital and credit markets, higher interest rates, higher loan costs, less desirable loan terms and a reduction in the availability of mortgage loans, all of which could increase costs and could limit our ability to acquire additional real estate assets;

•	high levels of unemployment and general slowdowns in commercial activity;

•	our leverage and ability to refinance existing indebtedness or incur additional indebtedness;

•	an increase in our debt service obligations;

•	our ability to generate a sufficient amount of cash to satisfy working capital requirements and to service our existing and future indebtedness and maintain our dividend payments;

•	our ability to achieve improvements in operating efficiency;

•	decreasing rental rates or increasing tenant incentive and vacancy rates or an increase in operating costs to maintain our investments;

•	adverse changes to rent control laws and regulations;

•

risks associated with our development projects, including, among other things, material delays in completing such projects, inability to secure third-party financing on favorable terms or at all and increase in construction costs;

•	foreign currency fluctuations;

•	performance of our foreign currency hedge and similar instruments;

•	adverse changes in the securities markets;

•	the impact of COVID and other pandemics on our business operations and financial results;

•	our ability to retain our senior management and attract and retain qualified and experienced employees;

•	changes in tax laws in the United States, Ireland, United Kingdom, Spain, Italy or Japan that reduce or eliminate deductions or other tax benefits we receive;

•	compliance with, and liabilities relating to, environmental laws and regulations;

•	our ability to repatriate investment funds in a tax-efficient manner;

•	future acquisitions may not be available at favorable prices or upon advantageous terms and conditions;

•	costs relating to the acquisition of assets we may acquire could be higher than anticipated;

•	our ability to retain major clients and renew related contracts; and

•	trends in use of large, full-service commercial real estate providers.

Any such forward-looking statements should be considered in the context of the various disclosures made by us about our businesses including, without limitation, the factors discussed above. Except as required under the federal securities laws and the rules and regulations of the U.S. Securities and Exchange Commission, or SEC, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, changes in assumptions, or otherwise.

USE OF PROCEEDS

We estimate that the net proceeds from the issuance and sale of the notes we are offering will be approximately $201.9 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from the issuance and sale of the notes, together with a portion of the net proceeds of the initial notes and cash on hand, to redeem the remaining $573.1 million aggregate outstanding principal amount of the 2024 Notes pursuant to the indenture governing the 2024 Notes, pay down a portion of our revolving line of credit and pay related transaction expenses. This prospectus supplement is not a notice of redemption with respect to the 2024 Notes.

This prospectus supplement is not an offer to purchase any of our 2024 Notes. See “Prospectus Supplement Summary—Recent Developments—Announced Tender Offer for 5.875% Senior Notes due 2024” and “Capitalization.”

As of the date of this prospectus supplement, $573.1 million principal amount of the 2024 Notes were outstanding. Interest on the 2024 Notes accrues at a rate of 5.875% per annum and is payable semi-annually in arrears on April 1 and October 1 of each year. The 2024 Notes will mature on April 1, 2024, unless earlier redeemed.

CAPITALIZATION

The following table sets forth the cash and cash equivalents and capitalization of Kennedy-Wilson Holdings and its consolidated subsidiaries as of December 31, 2020:

•	on an actual basis as of December 31, 2020;

•

on a pro forma basis to give effect to the issuance and sale of $500 million in aggregate principal amount of initial 2029 notes and $500 million in aggregate principal amount of initial 2031 notes in the initial offering after deducting underwriting discounts and commissions and estimated offering expenses paid by us, and the use of the proceeds therefrom and cash on hand to repurchase and redeem $1.0 billion in aggregate principal amount of the 2024 Notes; and

•

on an pro forma as adjusted basis to give further effect to the issuance and sale of the $200 million aggregate principal amount of notes offered hereby, after deducting underwriting discounts and commissions, and the use of the proceeds therefrom for the redemption of the remaining $200 million aggregate principal amount of 2024 Notes and repayment of $50.0 million on our revolving line of credit.

Except as described above and in the footnotes below, we have made no adjustments to reflect normal course operations by us or other developments with our business after December 31, 2020. As a result, the as adjusted and pro forma as adjusted information provided below is not indicative of our actual cash and cash equivalents position or consolidated capitalization as of any date. You should read this table in conjunction with “Use of Proceeds” and the disclosures in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that are incorporated by reference in this prospectus supplement.

	As of December 31, 2020
(Dollars in millions)	Actual	Pro Forma	Pro Forma As Adjusted
Cash and cash equivalents(1)	$965.1	$852.1	$850.6

Debt:
Investment debt(2)	$2,597.9	$2,597.9	$2,597.9
KWE unsecured bonds(3)	1,177.2	1,177.2	1,177.2
Revolving line of credit(4)	200.0	100.0	50.0
Principal amount of 5.875% senior notes due 2024(5)	1,150.0	150.0	—
Principal amount of initial notes and the notes we are offering(6)	—	1,000.0	1,200.0

Total Debt	5,125.1	5,025.1	5,025.1
Total Kennedy-Wilson Holdings, Inc. shareholders’ equity(7)	1,644.5	1,644.5	1,644.5
Non-controlling interests	28.2	28.2	28.2

Total Capitalization(7)	$6,797.8	$6,697.8	$6,679.8

(1)

Kennedy Wilson’s share of cash and cash equivalents held in unconsolidated joint ventures and other investments, which is not included in the cash and cash equivalents line in the table above, was approximately $77.3 million as of December 31, 2020. Does not reflect the tender or redemption premium associated with the Tender Offer and expected redemption of the 2024 Notes. Pro forma as adjusted does not reflect $280,000 of estimated offering expenses related to this offering payable by us.

(2)

Investment debt is presented at its face amount and does not include debt premiums or discounts or capitalized loan fees. Includes $783.0 million of investment debt on properties that were directly acquired and held by KWE. Kennedy Wilson’s share of investment debt held in unconsolidated joint ventures and other investments, which is not included in the investment debt line in the table above, was approximately $1,582.8 million as of December 31, 2020.

(3)	Represents the outstanding principal amount of the KWE unsecured bonds, without deduction for unamortized loan fees.

(4)

Represents the outstanding principal amount under our revolving line of credit. The average amount of revolving line of credit fluctuates during the year. As of the date of this prospectus supplement, we had $100.0 million outstanding balance and $400.0 million of availability under our revolving line of credit facility.

(5)

Represents the outstanding principal amount of the 2024 Notes. We intend to use the net proceeds from the issuance and sale of the notes, together with cash on hand (including a portion of the net proceeds from the initial offering), to redeem the remaining $573.1 million aggregate principal amount outstanding of the 2024 Notes pursuant to the indenture governing the 2024 Notes.

(6)

Pro forma represents the initial notes. Pro forma as adjusted represents the principal amount of the notes we are offering. Under generally accepted accounting principles, we expect that the offering expenses relating to the issuance and sale of the notes will be reflected as a debt discount on our balance sheets and will be amortized into interest expenses over the term of the notes.

(7)	The amounts in the pro forma as adjusted column do not reflect any extinguishment gains or losses that we may realize in connection with the Tender Offer or expected redemption of the 2024 Notes.

DESCRIPTION OF OTHER INDEBTEDNESS

Unless otherwise stated or the context otherwise requires, as used in this section, the words “we,” “us,” “our” or the “company” refer to Kennedy-Wilson, Inc. and its subsidiaries.

Unsecured Credit Facility

We have a $500.0 million unsecured credit facility with a syndicate of lenders, Bank of America, N.A., as administrative agent and BofA Securities, Inc., JPMorgan Chase Bank, N.A., and U.S. Bank National Association, as joint lead arrangers. The borrower under the unsecured credit facility is Kennedy-Wilson, Inc., and the guarantors are Kennedy-Wilson Holdings, Inc. and the subsidiaries of Kennedy-Wilson Holdings, Inc. that are guarantors under the 2024 Notes and will be the initial guarantors of the notes offered hereby.

The unsecured credit facility is comprised of a $500.0 million revolving line of credit (the “Second A&R Facility”). Loans under the revolving line of credit bear interest at a rate equal to LIBOR plus between 1.75% and 2.50%, depending on the consolidated leverage ratio as of the applicable measurement date. The Second A&R Facility has a maturity date of March 25, 2024. Subject to certain conditions precedent and at our option, (i) the maturity date of the Second A&R Facility may be extended up to two times, in six-month increments and (ii) the aggregate amount of revolving line of credit may be increased to an amount not exceeding $1.0 billion.

During the twelve months ended December 31, 2020, the average outstanding borrowings under the unsecured revolving credit facility were $146.4 million. As of the date of this prospectus supplement, the total outstanding amount under this unsecured revolving credit facility is $100.0 million.

The unsecured credit facility contains customary financial covenants. The financial covenants under the unsecured credit facility require us to maintain:

•	a maximum consolidated leverage ratio (as defined in the credit agreement) of not greater than 65%, measured as of the last day of each fiscal quarter;

•

a minimum fixed charge coverage ratio (as defined in the credit agreement) of not less than 1.70 to 1.00, measured as of the last day of each fiscal quarter for the period of four full fiscal quarters then ended;

•

a minimum consolidated tangible net worth equal to or greater than the sum of $1,700,000,000 plus an amount equal to fifty percent (50%) of net equity proceeds we receive after the date of the most recent financial statements that are available as of March 25, 2020, measured as of the last day of each fiscal quarter;

•

a maximum recourse leverage ratio (as defined in the credit agreement) of not greater than an amount equal to consolidated tangible net worth as of the measurement date multiplied by 1.5, measured as of the last day of each fiscal quarter;

•

a maximum secured recourse leverage ratio (as defined in the credit agreement) of not greater than the sum of 3.5% of consolidated total asset value (as defined in the credit agreement) and $299,000,000, measured as of the last day of each fiscal quarter;

•	a maximum adjusted secured leverage ratio (as defined in the credit agreement) of not greater than 55%, measured as of the last day of each fiscal quarter; and

•	liquidity (as defined in the credit agreement) of at least $75 million.

In addition to customary reporting and compliance requirements, the principal negative and affirmative covenants under the unsecured credit facility require us, among other things:

•	not to incur indebtedness or liens, other than those permitted by the unsecured credit facility;

•	not to make or allow certain investments unless certain conditions set forth in the unsecured credit facility are satisfied;

•

not to enter into a merger, consolidation, reorganization or recapitalization, liquidate or sell substantially all of our assets, subject to certain baskets and exceptions in the unsecured credit facility;

•	not to engage in transactions with affiliates, other than those permitted by the unsecured credit facility;

•	to maintain insurance policies with certain minimum coverage; and

•	not to make a change in the principal nature of our business.

The credit agreement also provides that we must cause each of our subsidiaries that becomes a guarantor of the notes and the initial notes to become a guarantor under this credit facility.

As of December 31, 2020, we were in compliance with such covenants. We pay customary fees to the administrative agent and the lenders under our unsecured credit facility.

5.875% Senior Notes due 2024

We issued $300.0 million principal amount of 5.875% Senior Notes due 2024 on March 25, 2014, an additional $350.0 million aggregate principal amount on November 18, 2014, an additional $250.0 million aggregate principal amount on August 12, 2016 and an additional $250.0 million aggregate principal amount on March 2, 2018, which we refer to collectively in this prospectus supplement as the 2024 Notes. Following the Tender Offer, there is approximately $573.1 million aggregate principal amount of 2024 Notes outstanding. The 2024 Notes are guaranteed by Kennedy-Wilson Holdings and the initial subsidiaries that will guarantee the notes we are offering.

At any time and from time to time on or after April 1, 2019, we may redeem the 2024 Notes, in whole or in part, at the redemption price specified in the indenture governing the 2024 Notes, plus accrued and unpaid interest, if any, to the redemption date. Interest on the 2024 Notes accrues at a rate of 5.875% per annum and is payable semi-annually in arrears on April 1 and October 1 of each year. The 2024 Notes will mature on April 1, 2024, unless earlier redeemed.

The indenture governing the 2024 Notes contain covenants that restrict, among other things, the ability of Kennedy Wilson and certain of its subsidiaries’ to incur additional indebtedness, pay dividends or make distributions to stockholders, repurchase capital stock or debt, make investments, sell assets or subsidiary stock, create or permit liens on assets, engage in transactions with affiliates, enter into sale/leaseback transactions and enter into certain business combination transactions.

KWE Senior Notes Payable

KWE issued £300 million principal amount of its 3.95% fixed-rate senior unsecured bonds due 2022 in June 2015 and additional £200 million principal amount of such bonds in September 2016, which we collectively refer to as the KWE bonds. The KWE bonds bear interest at a rate of 3.95% per annum, payable annually in arrears on June 30 of each year. KWE effectively reduced the interest rate of the KWE bonds to 3.35% per annum as a result of it entering into swap arrangements to convert 50% of the proceeds into Euros. The KWE bonds mature on June 30, 2022. In October 2020, KWE completed a tender offer pursuant to which it repurchased approximately £130.2 million in aggregate nominal amount of the KWE bonds for an aggregate of approximately £133.1 million in cash, including accrued and unpaid interest.

In 2015, KWE established a £2.0 billion Euro Medium Term Note Programme, or EMTN, pursuant to which KWE may issue, from time to time, up to £2.0 billion of various types of debt securities in certain markets and currencies. During the fourth quarter of 2015 and the second quarter of 2016, KWE drew down under its EMTN Programme, with the issuances of senior unsecured notes for an aggregate principal amount of €550 million, which we refer to as the KWE notes. The KWE notes accrue interest at an annual fixed rate of 3.25%, and mature in 2025.

The trust deeds that govern the KWE bonds and the KWE notes contains various restrictive covenants, including, among others, limitations on KWE’s and its material subsidiaries’ ability to provide certain negative pledges. The trust deeds limit the ability of KWE and its subsidiaries to incur additional indebtedness if, on the date of such incurrence and after giving effect to the incurrence of the new indebtedness, (1) KWE’s consolidated net indebtedness (as defined in the trust deeds) would exceed 60% of KWE’s total assets (as calculated pursuant to the terms of the trust deeds); and (2) KWE’s consolidated secured indebtedness (as defined in the trust deeds) would exceed 50% of KWE’s total assets (as calculated pursuant to the terms of the trust deeds). The trust deeds also requires KWE, as of each reporting date, to maintain an interest coverage ratio (as defined in the trust deeds) of at least 1.50 to 1.00 and have unencumbered assets of no less than 125% of its unsecured indebtedness (as defined in the trust deeds). The covenants associated with the KWE Bonds and the KWE notes are not obligations of Kennedy-Wilson Holdings, Inc., and these obligations are presented as a component of our investment debt as they are unsecured obligations relating to an underlying investment of ours. As of December 31, 2020, KWE was in compliance with these covenants.

Other Consolidated Debt

In addition to the indebtedness described above, we also carry non-recourse, asset-level indebtedness on our consolidated balance sheet. As of December 31, 2020, the outstanding principal amount under these loans was approximately $2,597.9 million (excluding debt discount), with a weighted average interest rate of approximately 3.91% per annum and a weighted average remaining maturity of approximately 4.1 years. As of December 31, 2020, approximately $1,272.9 million (excluding debt discount) of this indebtedness was indebtedness of our guarantor subsidiaries and approximately $1,325.0 million (excluding debt premium and discount and capitalized loan fees) was indebtedness of our non-guarantor subsidiaries.

DESCRIPTION OF THE NOTES

In this description, the words “we,” “us,” “our” and “Issuer” refer to Kennedy-Wilson, Inc. and not to any of its subsidiaries. Certain terms used in this description are defined under the subheading “—Certain Definitions.”

On February 11, 2021, we issued the Initial Notes under an indenture (the “Base Indenture”), dated as of March 25, 2014, between us and Wilmington Trust, National Association, as trustee (the “Trustee”), as supplemented by a supplemental indenture thereto with respect to each series of initial notes (each, a “Supplemental Indenture,” and, together with the Base Indenture, the “Indenture” with respect to the applicable series of Initial Notes), dated as of February 11, 2021, among us, the Trustee and the initial Guarantors, each of which were filed as an exhibit to the Current Report on Form 8-K filed with the SEC on February 11, 2021. Each of the Initial 2029 Notes and the Initial 2031 Notes are a series of debt securities under the Base Indenture the terms of which were established by the applicable Supplemental Indenture.

The (i) New 2029 Notes offered hereby and (ii) New 2031 Notes offered hereby will be issued pursuant to the same Indenture as the applicable series of Initial Notes. The New Notes offered hereby will have substantial identical terms as the applicable series of Initial Notes and will have the same CUSIP number as the applicable series of the Initial Notes. Each series of Initial Notes and the corresponding New Notes offered hereby will be treated as a single series of securities for all purposes under the applicable Indenture, including, without limitation, waivers, amendments and offers to purchase. Holders of each series of Initial Notes, the applicable series of New Notes offered hereby and any additional Notes of the same series that we issue in the future pursuant to the applicable Indenture will vote as one class under the applicable Indenture.

The following description of the particular terms of the Notes and the Guarantees supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the debt securities and the guarantees set forth in the accompanying prospectus, to which reference is hereby made. The terms of the Notes include those stated in the applicable Indenture and those that will be made part of such Indenture by reference to the Trust Indenture Act of 1939 (the “Trust Indenture Act”). The following description is only a summary of the material provisions of the Indentures. We urge you to read the applicable Indenture because it, not this description, defines your rights as holders of the applicable series of Notes. You may request copies of the Indentures at our address set forth under the heading “Where You Can Find More Information.”

Brief Description of the Notes

The Initial Notes are and the New Notes will be:

•	unsecured senior obligations of the Issuer;

•	senior in right of payment to all existing and any future Subordinated Obligations of the Issuer; and

•	guaranteed by Kennedy-Wilson Holdings, Inc. (“Parent”) and each Subsidiary Guarantor on a senior basis.

Principal, Maturity and Interest

On February 11, 2021, the Issuer issued $500.0 million aggregate principal amount of Initial 2029 Notes and $500.0 million aggregate principal amount of Initial 2031 Notes. The Issuer will issue $100 million aggregate principal amount of the New 2029 Notes offered hereby and $100 million aggregate principal amount of the New 2031 Notes offered hereby. The Notes will be issued only in minimum denominations of $2,000 and in denominations of integral multiples of $1,000 in excess thereof. The Notes will mature on March 1, 2029 (in the case of the 2029 Notes) and March 1, 2031 (in the case of the 2031 Notes). Subject to our compliance with the covenant described under the subheading “—Certain Covenants—Limitation on Indebtedness,” we are permitted to issue more Notes of either series under the applicable Indenture in an unlimited aggregate principal amount (the “Additional Notes”), provided that if the Additional Notes of either series are not fungible with the Notes of such series for United States federal income tax purposes, the Additional Notes will have a separate CUSIP number. Each series of New Notes offered hereby and any Additional Notes of such series subsequently issued under the applicable Indenture will be treated as a single series of Notes for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Holders of each series of New Notes offered hereby and any Additional Notes of such series subsequently issued under the applicable Indenture will vote as one class under such Indenture. Unless the context otherwise requires, for all purposes of the applicable Indenture and this “Description of the Notes,” references to any series of Notes include any Additional Notes of such series actually issued.

Interest on the Notes offered hereby will accrue at the rate of 4.750% (in the case of the 2029 Notes) and 5.000% (in the case of the 2031 Notes) per annum from, and including, February 11, 2021 and will be payable semi-annually in arrears on March 1 and September 1 of each year, commencing on September 1, 2021. We will make each interest payment to the holders of record of the Notes on the immediately preceding February 15 and August 15, respectively.

Interest on the Notes will accrue from the Original Issuance Date or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Optional Redemption

Except as set forth below, we will not be entitled to redeem the Notes at our option.

On and after March 1, 2024 (in the case of the 2029 Notes) and March 1, 2026 (in the case of the 2031 Notes), we will be entitled at our option to redeem all or a portion of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued and unpaid interest, if any, to, but excluding, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the related interest payment date), if redeemed during the 12-month period commencing on March 1 of the years set forth in the table below corresponding to the applicable series of Notes:

2029 Notes		2031 Notes
Period	Redemption Price	Period	Redemption Price
2024	102.375%	2026	102.500%
2025	101.188%	2027	101.667%
2026 and thereafter	100.000%	2028	100.833%
		2029 and thereafter	100.000%

In addition, before March 1, 2024, we will be entitled at our option on one or more occasions to redeem Notes of the applicable series (which includes Additional Notes of such series, including the New Notes) in an aggregate principal amount not to exceed 40% of the aggregate principal amount of the Notes of such series (which includes Additional Notes of such series, including the New Notes) originally issued at a redemption price (expressed as a percentage of principal amount) of 104.750% (in the case of the 2029 Notes) or 105.000% (in the case of the 2031 Notes), plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the related interest payment date), with an amount not to exceed the net cash proceeds from one or more Equity Offerings (provided that if the Equity Offering is an offering by the Parent, a portion of the Net Cash Proceeds thereof equal to the amount required to redeem any such Notes is contributed to the equity capital of the Issuer), provided that:

•

at least 60% of such aggregate principal amount of Notes of such series (which includes Additional Notes of such series, if any) remains outstanding immediately after the occurrence of each such redemption (other than Notes of such series held, directly or indirectly, by the Issuer or its Affiliates); and

•	each such redemption occurs within 90 days after the date of the related Equity Offering.

Notice of any redemption upon any Equity Offering may be given prior to the completion of such Equity Offering, and such redemption or notice, may, at the Issuer’s discretion, be subject to the completion of such Equity Offering.

Prior to March 1, 2024 (in the case of the 2029 Notes) and March 1, 2026 (in the case of the 2031 Notes), we will be entitled, at our option, to redeem all or a portion of the Notes of either series at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the applicable redemption date (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date). Notice of such redemption must be delivered electronically if held at DTC or mailed by first-class mail to each holder’s registered address, not less than 30 nor more than 60 days prior to the redemption date.

“Applicable Premium” means with respect to a Note at any redemption date, as provided by the Issuer, the greater of (1) 1.00% of the principal amount of such Note on such redemption date and (2) the excess of (A) the present value at such redemption date of (i) the redemption price of such Note on March 1, 2024 (in the case of the 2029 Notes) or March 1, 2026 (in the case of the 2031 Notes) (such redemption price being described in the second paragraph in this “—Optional Redemption” section, exclusive of any accrued and unpaid interest) plus (ii) all required remaining scheduled interest payments due on such Note through March 1, 2024 (in the case of the 2029 Notes) or March 1, 2026 (in the case of the 2031 Notes) (but excluding accrued and unpaid interest, if any, to the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of such Note on such redemption date.

“Adjusted Treasury Rate” means, with respect to any redemption date and as provided by the Issuer for any Notes of either series, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H. 15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after March 1, 2024 (in the case of the 2029 Notes) or March 1, 2026 (in the case of the 2031 Notes), yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the date that the applicable redemption notice is first mailed or delivered electronically if held at DTC, in each case, plus 0.50%.

“Comparable Treasury Issue” means, with respect to either series of Notes, the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes of such series from the redemption date to March 1, 2024 (in the case of the 2029 Notes) or March 1, 2026 (in the case of the 2031 Notes), that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to March 1, 2024 (in the case of the 2029 Notes) or March 1, 2026 (in the case of the 2031 Notes).

“Comparable Treasury Price” means, with respect to any redemption date, if clause (2) of the Adjusted Treasury Rate definition is applicable, the average of three, or such lesser number as is obtained by the Issuer, Reference Treasury Dealer Quotations for such redemption date.

“Quotation Agent” means the Reference Treasury Dealer selected by the Issuer.

“Reference Treasury Dealer” means each of (1) BofA Securities, Inc., J.P. Morgan Securities LLC, Deutsche Bank Securities Inc. and U.S. Bancorp Investments, Inc.; and (2) a primary U.S. Government securities dealer in the United States selected by BofA Securities, Inc., and in each case the respective successors and assigns of the foregoing.

“Reference Treasury Dealer Quotations” means with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Issuer, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Issuer by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day immediately preceding date that the applicable redemption notice is first mailed or delivered electronically if held at DTC.

Selection and Notice of Redemption

If we are redeeming less than all the Notes of any series at any time, the Trustee will select Notes of such series on a pro rata basis, by lot or by such other method in accordance with the procedures of DTC.

We will redeem Notes with principal amounts of $2,000 or less in whole and not in part. We will cause notices of redemption to be delivered electronically if held at DTC or mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. We will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Notice of any redemption upon any corporate transaction or other event (including any Equity Offering, incurrence of indebtedness, Change of Control or other transaction) may be given prior to the completion of such transaction or event. In addition, any redemption described above or notice thereof may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a corporate transaction or other event. If any redemption is so subject to the satisfaction of one or more conditions precedent, the notice thereof shall describe each such condition and, if applicable, shall state that, in the Issuer’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Issuer in its sole discretion), and/or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Issuer in its sole discretion) by the redemption date, or by the redemption date as so delayed, and/or that such notice may be rescinded at any time by the Issuer if the Issuer determines in its sole discretion that any or all of such conditions will not be satisfied (or waived). In addition, the Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.

No Sinking Fund; Open Market Purchases

We are not required to make any sinking fund payments with respect to the Notes. However, under certain circumstances, we may be required to offer to purchase Notes as described under the captions “—Fundamental Change” and “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock.” We may at any time and from time to time purchase Notes in the open market or otherwise.

Guaranties

The Parent and each Subsidiary Guarantor of the Issuer jointly and severally guarantees, on a senior unsecured basis, our obligations under the Indentures and the Notes. The obligations of each Subsidiary Guarantor under its Subsidiary Guaranty are designed to be limited as necessary to prevent such Subsidiary

Guaranty from constituting a fraudulent conveyance under applicable law and, therefore, will be expressly limited to the maximum amount that such Subsidiary Guaranty could guarantee without such Subsidiary Guaranty constituting a fraudulent conveyance. This limitation, however, may not be effective to prevent such Subsidiary Guaranty from constituting a fraudulent conveyance. See “Risk Factors—Risks Related to the Notes—A subsidiary guarantee could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the notes from relying on that subsidiary to satisfy claims.”

If a Subsidiary Guaranty were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and, depending on the amount of such indebtedness, a Subsidiary Guarantor’s liability on its Subsidiary Guaranty could be reduced to zero. See “Risk Factors—Risks Related to the Notes—A subsidiary guarantee could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the notes from relying on that subsidiary to satisfy claims.”

The Subsidiary Guaranty of a Subsidiary Guarantor will be deemed to be automatically and unconditionally released and discharged, without the need of any action on the part of such Subsidiary Guarantor or the Trustee or otherwise:

(1)        upon the sale or other disposition (including by way of consolidation or merger) of such Subsidiary Guarantor (including, for the avoidance of doubt, any transaction pursuant to which such Subsidiary Guarantor ceases to be a Subsidiary of the Issuer);

(2)        upon the sale or disposition of all or substantially all the assets of such Subsidiary Guarantor;

(3)        upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary or a Non-Material Subsidiary pursuant to the terms of the applicable Indenture;

(4)        upon a legal defeasance or satisfaction and discharge of the Notes of the applicable series, as provided under “—Defeasance and Satisfaction and Discharge”;

(5)        as described under “—Amendments and Waivers”; or

(6)        as described under “—Certain Covenants—Suspension of Certain Covenants,”

in the case of clause (1) or (2), other than to the Issuer or a Restricted Subsidiary and as permitted by the applicable Indenture.

Notwithstanding anything to the contrary in the applicable Indenture, the applicable series Notes or the Guaranties of such series of Notes, if the Issuer, due to an error made in good faith, causes any Person to execute the applicable Supplemental Indenture or any other supplement to such Indenture, or any other instrument, purporting to cause such Person to guarantee such series of Notes and become a Subsidiary Guarantor and, at the time of such execution, either (x) such Person is not a domestic Subsidiary of the Issuer; or (y) such Person is neither a Rule 3-10-Eligible Subsidiary nor required to guarantee such series of Notes pursuant to such Indenture, then, notwithstanding such Supplemental Indenture or other supplement or instrument, the Subsidiary Guaranty of such Person shall automatically, and without the need for any action on the part of the Issuer, such Person or the Trustee or otherwise, be null and void, with the same force and effect as if such execution had never occurred. Without limiting the generality of the foregoing, the Issuer and such Person may nonetheless thereafter execute and deliver to the Trustee such instruments or other documents that shall memorialize the nullification of such Subsidiary Guaranty.

“Rule 3-10-Eligible Subsidiary” means, as of any time, a subsidiary of the Rule 3-10 Reporting Entity as of such time, which subsidiary satisfies the ownership requirements set forth in Rule 3-10 of Regulation S-X under Exchange Act (as such rule is in effect as of such time) necessary to permit such subsidiary to omit filing, with the SEC, its financial statements in reliance upon such Rule 3-10 (as in effect as of such time).

“Rule 3-10 Reporting Entity” means, as of any time, the Parent or any subsidiary thereof that, as of such time, has, on file with the SEC, the financial and other disclosures necessary, pursuant to Rule 3-10 of Regulation S-X under Exchange Act (as such rule is in effect as of such time), to permit the Subsidiary Guarantors to omit filing, with the SEC, their respective financial statements in reliance upon such Rule 3-10 (as in effect as of such time). The Parent was the Rule 3-10 Reporting Entity as of the Original Issue Date and will be the Rule 3-10 Reporting Entity as of the date of issuance of the New Notes.

Not all of our Subsidiaries will guarantee the Notes. Also, the joint venture and fund entities in which we have investments and their respective subsidiaries (which are not Subsidiaries of the Issuer as of the date of the Indentures) are not guarantors and are not subject to any of the obligations and covenants described hereunder. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. For the years ended December 31, 2020 and 2019, the revenues of our non-guarantor subsidiaries constituted approximately 52% and 63%, respectively, of the Parent’s consolidated revenues, and the net income of our non-guarantor subsidiaries for such year was approximately $296.3 million and $385.4 million, respectively. As of December 31, 2020, the total assets of those subsidiaries constituted approximately 61% of the Parent’s consolidated total assets, and those subsidiaries had approximately $1,325.0 million of secured non-recourse mortgage indebtedness (excluding debt premium and discount and capitalized loan fees) and $1,177.2 million of unsecured bonds, of which none has recourse to us. However, these figures are as of December 31, 2020 and do not reflect transactions that we have entered into after that date, or future transactions that we may enter into. Depending on the particular terms of any acquisition or other transaction that one or more of our subsidiaries may enter into, those subsidiaries may not be required by the terms of the Indentures to guarantee the Notes. Accordingly, these figures may fluctuate from time to time, and these figures may increase or decrease materially in future periods. For example, the instruments governing our acquisitions (such as the relevant loan agreement, or the terms of the relevant partnership agreement, limited liability company operating agreement or other governing document of the borrower, or any related joint venture agreement or the terms of any relevant Co-Investment Vehicle or separate account or investment program) may prohibit the relevant subsidiary from guaranteeing the Notes. In many of these cases, the Indentures will not require our subsidiaries, including those described above, to guarantee the Notes. In addition, the Indentures will not require Excluded Subsidiaries to guarantee the Notes.

Ranking

The indebtedness evidenced by the Notes and the Guaranties are senior unsecured obligations and rank pari passu in right of payment with all other unsecured Senior Indebtedness of the Issuer or the applicable Guarantor, as the case may be.

As of December 31, 2020,

•

the Issuer’s and the Guarantors’ outstanding Senior Indebtedness was approximately $2,622.9 million (of which approximately $1,272.9 million was secured Non-Recourse Indebtedness under mortgage loans, $200.0 million was the outstanding balance under the Credit Agreement and $1,150.0 million was unsecured Senior Indebtedness under the Issuer’s outstanding 5.875% Senior Notes due 2024), excluding debt premium and discount and capitalized loan fees; and

•	the Issuer had $300.0 million of availability under the Credit Agreement.

In addition, as of such date, the Issuer and the Subsidiary Guarantors had approximately $22.5 million aggregate principal amount of Guarantees that the Issuer and the Guarantors provided in connection with loans secured by consolidated assets and that are recourse to the Issuer and the Guarantors.

The Issuer and the Guarantors incurred an additional $1,000.0 million principal amount of Indebtedness in connection with the offering of the initial notes and used approximately $597.7 million of such net proceeds to purchase $576.9 million aggregate principal amount of the 2024 Notes in the Tender Offer. The Issuer will incur an additional $200 million principal amount of Indebtedness in connection with this offering and intends to use the remainder of the net proceeds from the offering of the initial notes, plus cash on hand and the net proceeds from this offering to redeem the remaining $573.1 million aggregate principal amount of the 2024 Notes that remain outstanding following the Tender Offer in accordance with the terms of the indenture governing the 2024 Notes and to pay down $50 million of its revolving line of credit.

The Notes and the Guaranties are unsecured obligations of the Issuer and the Guarantors, as the case may be. Secured debt and other secured obligations of the Issuer and the Guarantors will be effectively senior to the Notes and the Guaranties to the extent of the value of the assets securing such debt or other obligations. In addition, all Indebtedness and trade payables of non-guarantor Subsidiaries will be effectively senior to the Notes and the Guaranties.

Not all of our subsidiaries guarantee the Initial Notes and will not guarantee the New Notes. See “Risk Factors—Risks Related to the Notes—The notes will not be guaranteed by all of our subsidiaries.”

Although the Indentures contain limitations on the amount of additional Indebtedness that the Issuer and the Restricted Subsidiaries may incur, under certain circumstances, the amount of such Indebtedness could be substantial, and, subject to the limitations set forth in the covenants described under “—Certain Covenants—Limitation on Liens,” such Indebtedness may be secured Indebtedness. See “—Certain Covenants—Limitation on Indebtedness” and “—Limitation on Liens.”

Fundamental Change

Upon the occurrence of a Fundamental Change, each noteholder shall have the right to require that the Issuer purchase such noteholder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Within 30 days following any Fundamental Change, unless we have exercised our option to redeem all the Notes as described under “—Optional Redemption,” we will mail (or deliver electronically, if held at DTC) a notice to each noteholder with a copy to the Trustee (the “Fundamental Change Offer”) stating:

•

that a Fundamental Change has occurred and that such noteholder has the right to require us to purchase such noteholder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of noteholders of record on the relevant record date to receive interest on the relevant interest payment date);

•

the circumstances and relevant facts regarding such Fundamental Change (including information with respect to pro forma historical income, cash flow and capitalization, in each case after giving effect to such Fundamental Change);

•	the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed or electronically delivered); and

•	the instructions, as determined by us, consistent with the covenant described hereunder, that a noteholder must follow in order to have its Notes purchased.

We will not be required to make a Fundamental Change Offer with respect to any series of Notes following a Fundamental Change if (a) a third party makes the Fundamental Change Offer for such series of Notes in the manner, at the times and otherwise in compliance with the requirements set forth in the applicable Indenture applicable to a Fundamental Change Offer made by us and purchases all Notes of such series validly tendered and not withdrawn under such Fundamental Change Offer; or (b) we have exercised our option to redeem all the Notes of such series pursuant to the provisions described under “—Optional Redemption.”

We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of Notes as a result of a Fundamental Change. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

The Fundamental Change purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Issuer and, thus, the removal of incumbent management. The Fundamental Change purchase feature is a result of negotiations between the Issuer and the underwriters of the Notes. We have no present intention to engage in a transaction that would result in a Fundamental Change, although it is possible that, in the future, we could decide to engage in a transaction that would result in a Fundamental Change. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control or result in a Termination of Trading under the Indentures, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenants described under “—Certain Covenants—Limitation on Indebtedness,” and “—Limitation on Liens,” which limitations may terminate as described under “—Defeasance and Satisfaction and Discharge” below. Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenant, however, the Indentures will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

Holders may not be entitled to require us to purchase their Notes in certain circumstances involving a significant change in the composition of our Board of Directors, including in connection with a proxy contest where our Board of Directors does not approve a dissident slate of directors but approves them as continuing directors, even if our Board of Directors initially opposed the directors.

The Credit Agreement provides that the occurrence of certain change of control events with respect to the Issuer would constitute a default thereunder. Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Fundamental Change or require the purchase of such indebtedness upon a Fundamental Change. Moreover, the exercise by the holders of their right to require us to purchase the Notes could cause a default under such indebtedness, even if the Fundamental Change itself does not, due to the financial effect of such purchase on us. Our ability to pay cash to the holders of Notes following the occurrence of a Fundamental Change may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. See “Risk Factors—Risks Related to the Notes—We may not have the ability to raise the funds necessary to finance a fundamental change offer.”

Notwithstanding anything to the contrary herein, a Fundamental Change Offer may be made in advance of a Change of Control, or conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of such Fundamental Change Offer.

The phrase “all or substantially all,” as used with respect to the assets of the Issuer in the definition of “Change of Control,” is subject to interpretation under applicable state law, and its applicability in a given instance would depend upon the facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of “all or substantially all” the assets of the Issuer has occurred in a particular instance, in which case a holder’s ability to obtain the benefit of these provisions could be unclear.

The provisions under the Indentures relative to our obligation to make an offer to purchase the Notes of any series as a result of a Fundamental Change may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes of such series.

For purposes of this discussion of a repurchase of the Notes following a Fundamental Change, “Change of Control” means the occurrence of any of the following:

(1)        any “person” or “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 35% (or, in the case of any Permitted Holder, 50%) of the total voting power of the Voting Stock of the Parent;

(2)        individuals who on the Original Issue Date constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Parent was approved by a vote of a majority of the directors of the Parent then still in office who were either directors on the Original Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Parent then in office;

(3)        the adoption of a plan relating to the liquidation or dissolution of the Parent;

(4)        the merger or consolidation of the Parent with or into another Person or the merger of another Person with or into the Parent, or the sale of all or substantially all the consolidated assets of the Parent, to another Person, other than a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Parent immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own, directly or indirectly, at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and (B) in the case of a sale of assets transaction, the transferee Person becomes the obligor in respect of the Notes of the applicable series and a Subsidiary of the transferor of such assets; or

(5)    (i) the Parent ceases to beneficially own, directly or indirectly, at least 90% of the Capital Stock of the Issuer; or (ii) any “person” or “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 35% (or, in the case of any Permitted Holder, 50%) of the total voting power of the Voting Stock of the Issuer.

For purposes of determining beneficial ownership under clause (1) above, no Permitted Holder shall be deemed to be a “person” or “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) with Fairfax.

Certain Covenants

Each of the Indentures contains, among others, the covenants described below.

Suspension of Certain Covenants

If on any date following the Original Issue Date:

•

the Notes of either series are rated by two or more of any of Moody’s, S&P and Fitch as Baa3 or better (in the case of Moody’s) or BBB- or better (in the case of S&P or Fitch) (or, if any such entity ceases to rate the Notes of such series for reasons outside of the control of the Issuer, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization,” as defined in Section 3(a)(62) of the Exchange Act, selected by the Issuer as a replacement agency); and

•	no Default or Event of Default shall have occurred and be continuing under the Indenture governing the Notes of such series,

then, beginning on that day and subject to the provisions of the following paragraph:

(a)        the covenants under such Indenture described below under the captions “—Limitation on Indebtedness,” “—Limitation on Restricted Payments,” “—Limitation on Restrictions on Distributions from Restricted Subsidiaries,” and “—Limitation on Sales of Assets and Subsidiary Stock” will be suspended;

(b)        the Subsidiary Guaranty of each Subsidiary Guarantor under such Indenture will be automatically and unconditionally released and discharged, without the need of any action on the part of such Subsidiary Guarantor, the Parent or the Trustee or otherwise (subject to reinstatement as described below), provided that at the time the conditions described in the bullet points below the caption “ —Certain Covenants—Suspension of Certain Covenants” are satisfied, there is no outstanding Indebtedness of the Parent, the Issuer or any Restricted Subsidiary that is Guaranteed by such Subsidiary Guarantor (other than pursuant to (x) a Guarantee that would constitute a Permitted Non-Recourse Carve-Out Guarantee or (y) Guarantees that, together with all other Guarantees relying on the exception described in this clause (y), do not in the aggregate exceed the greater of (1) $350.0 million and (2) 5.0% of Total Assets); and

(c)        the provisions of such Indenture described under the caption “—Future Guarantors” will be suspended with respect to the requirement to issue any Subsidiary Guaranty under such Indenture that would qualify to be suspended pursuant to the provisions described in clause (b) above; and

(d)        clause (3) of the covenant under such Indenture described below under the caption “—Merger and Consolidation” will be suspended.

For the avoidance of doubt, if the condition set forth in the proviso to of clause (b) above ceases to be satisfied with respect to a Subsidiary whose Subsidiary Guaranty is suspended in accordance with the provisions described in such clause, then such suspension will automatically lapse and the Issuer will cause such Subsidiary to become a Guarantor under the applicable Indenture in accordance with the covenant described under “—Future Guarantors” to the extent required by the terms of such covenant.

Notwithstanding the foregoing, if, after such a suspension has commenced with respect to either Indenture, the condition described in the first bullet point below the caption “—Suspension of Certain Covenants” above ceases to be satisfied, then (1) the foregoing covenants and provisions will be reinstituted under such Indenture as of and from the date of such rating decline; and (2) the suspension of each Subsidiary Guaranty under such Indenture pursuant to clause (b) above will terminate, without the need for any action by the Issuer, any Subsidiary Guarantor, the Parent or the Trustee or otherwise, and such Subsidiary Guaranty shall be automatically reinstated and the Issuer shall cause such Subsidiary Guarantor to take all actions necessary or appropriate to evidence such Subsidiary Guaranty. For the avoidance of doubt, calculations under the reinstated “Limitation on Restricted Payments” covenant under such Indenture will be made as if such covenant had been in effect since April 1, 2011, except that no default will be deemed to have occurred under such Indenture solely by reason of a Restricted Payment made prior to the date of the applicable Supplemental Indenture or during the time such that covenant was suspended.

There can be no assurance that the Notes of either series will ever achieve an investment grade rating or that any such rating will be maintained.

Limitation on Indebtedness

(a)        The Issuer will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Issuer and the Restricted Subsidiaries will be entitled to Incur Indebtedness (including revolving credit Indebtedness) if, on the date of such Incurrence and after giving effect thereto (and the use of proceeds, if any, therefrom, in accordance with the definition of Maximum Balance Sheet Leverage Ratio), no Default has occurred and is continuing and the Maximum Balance Sheet Leverage Ratio is no greater than 1.5 to 1.0.

(b)        Notwithstanding the foregoing paragraph (a), the Issuer and the Restricted Subsidiaries will be entitled to Incur any or all of the following Indebtedness:

(1)        Indebtedness Incurred by the Issuer pursuant to any Credit Facility (including the Credit Agreement); provided, however, that, immediately after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (1) and then outstanding does not exceed the greater of (x) $700.0 million and (y) 10.0% of Total Assets;

(2)        Indebtedness owed to and held by the Issuer or a Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Issuer or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon and (B) if the Issuer is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes;

(3)        the Initial Notes (excluding the New Notes and any Additional Notes);

(4)        Indebtedness of the Issuer and its Subsidiaries outstanding on the Original Issue Date (other than Indebtedness described in clause (1), (2) or (3) of this covenant);

(5)        Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Issuer (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Issuer); provided, however, at the time of such acquisition and after giving effect thereto, the aggregate principal amount of all Indebtedness Incurred pursuant to this clause (5) and then outstanding does not exceed $25.0 million;

(6)        Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3), (4), (5), (15) or this clause (6); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Subsidiary Incurred pursuant to clause (5), such Refinancing Indebtedness shall be Incurred only by such Subsidiary;

(7)        Hedging Obligations of the Issuer or any Restricted Subsidiary entered into in the ordinary course of business and not for the purpose of speculation;

(8)        obligations in respect of letters of credit, performance, bid and surety bonds, completion guarantees, budget guarantees, payment obligations in connection with self-insurance or similar requirements provided by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(9)        Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;

(10)        Indebtedness with respect to workers’ compensation claims or representing deferred compensation to employees incurred in the ordinary course of business;

(11)        any Guarantee (including the Subsidiary Guaranties) by the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of the Issuer or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness by the Issuer or such Restricted Subsidiary is permitted under the terms of the applicable Indenture;

(12)        Indebtedness arising from agreements providing for indemnification, deposits, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary; provided, however, that (A) such Indebtedness is not reflected on the balance sheet of the Issuer or any Restricted Subsidiary (contingent obligations referred to in a footnote or footnotes to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (A)) and (B) in the case of a disposition, the maximum liability in respect of such Indebtedness shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being determined at the time received and without giving effect to any subsequent changes in value) actually received by the Issuer or such Restricted Subsidiary in connection with such disposition;

(13)        Non-Recourse Indebtedness, Permitted Non-Recourse Carve-Out Guarantees and Permitted Co-investments;

(14)        Indebtedness of the Issuer or any Restricted Subsidiary (together with any refinancing thereof) in an aggregate principal amount which, when taken together with all other Indebtedness of the Issuer and the Restricted Subsidiaries outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (13) above or paragraph (a)), does not exceed the greater of (x) $350.0 million and (y) 5.0% of Total Assets; and

(15)        Indebtedness, other than in respect of borrowed money, incurred in the ordinary course of business consisting of (A) customer deposits and advance payments received; (B) take-or-pay obligations contained in supply arrangements; and (C) open accounts extended by suppliers on normal trade terms in connection with purchases of goods and services that are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established.

(c)        Notwithstanding the foregoing, none of the Issuer or any Subsidiary Guarantor will Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of the Issuer or any Subsidiary Guarantor unless such Indebtedness shall be subordinated to the Notes or the applicable Subsidiary Guaranty to at least the same extent as such Subordinated Obligations.

(d)        For purposes of determining compliance with this covenant: (1) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Issuer, in its sole discretion, will be permitted to classify all or a portion of such item of Indebtedness at the time of Incurrence, or later reclassify all or a portion of such item of Indebtedness, in one of the above clauses in any manner that complies with the covenant; and (2) the Issuer will be entitled to divide and classify or reclassify an item of Indebtedness in more than one of the types of Indebtedness described above. Notwithstanding the foregoing, Indebtedness incurred under the Credit Agreement will be deemed to have been incurred under clause (1) of paragraph (b) above and the Issuer shall not be permitted to reclassify all or any portion of such Indebtedness. Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness, but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness. For the avoidance of doubt, the outstanding principal amount of any particular Indebtedness shall be counted only once and any obligations arising under any Guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness shall not be double counted.

(e)        For purposes of determining compliance with any U.S. dollar restriction on the Incurrence of Indebtedness where the Indebtedness Incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the Incurrence of such Indebtedness, provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such Currency Agreement. The principal amount of any Refinancing Indebtedness Incurred in the same currency as the Indebtedness being Refinanced will be the U.S. Dollar Equivalent of the Indebtedness Refinanced, except to the extent that (1) such U.S. Dollar Equivalent was determined based on a Currency Agreement, in which case the Refinancing Indebtedness will be determined in accordance with the preceding sentence; and (2) the principal amount of the Refinancing Indebtedness exceeds the principal amount of the Indebtedness being Refinanced, in which case the U.S. Dollar Equivalent of such excess will be determined on the date such Refinancing Indebtedness is Incurred.

(f)        In no event shall an Incurrence of Indebtedness made on the basis of consolidated financial statements prepared in good faith to be in accordance with GAAP be subject to rescission or constitute a Default by reason of any requisite subsequent restatement of such financial statements that would have made such Incurrence prohibited at the time that it was made.

(g)        Notwithstanding anything to the contrary described above, if any Indebtedness for money borrowed in the form of notes (including, without limitation, Additional Notes), or any guarantees thereof, are originally issued by the Issuer or any Restricted Subsidiary in a private placement transaction and are thereafter exchanged for substantially identical notes or guarantees of the same principal amount in an exchange offer pursuant to a registration statement on Form S-4 under the Securities Act, pursuant to a customary “A/B exchange,” then, for purposes of the covenant described under this “—Limitation on Indebtedness” section, (x) the notes and guarantees issued in such exchange will be deemed to represent the same notes and guarantees surrendered in exchange therefor in such exchange; and (y) the issuance of such notes and guarantees in such exchange will be deemed not to be a new Incurrence of Indebtedness, provided that the Incurrence of the Indebtedness represented by such notes and guarantees in such private placement did not violate the provisions of the covenant described under this “—Limitation on Indebtedness” section.

Limitation on Restricted Payments

(a)        The Issuer will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Issuer or such Restricted Subsidiary makes such Restricted Payment:

(1)        a Default shall have occurred and be continuing (or would result therefrom);

(2)        the Issuer is not entitled to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “—Limitation on Indebtedness”; or

(3)        the aggregate amount of such Restricted Payment and all other Restricted Payments made on or after the Original Issue Date would exceed the sum of (without duplication):

(A)        50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from April 1, 2011 to the end of the most recent fiscal quarter ended for which internal financial statements are available prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

(B)        100% of the aggregate Net Cash Proceeds received by the Issuer from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to April 5, 2011 (other than an issuance or sale to a Subsidiary of the Issuer and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Issuer or any of its Subsidiaries for the benefit of their employees) and 100% of any cash capital contribution received by the Issuer from its shareholders subsequent to April 5, 2011; plus

(C)        the amount by which Indebtedness of the Issuer is reduced on the Issuer’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Issuer) subsequent to April 5, 2011 of any Indebtedness of the Issuer convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Issuer or the Parent (less the amount of any cash, or the fair value of any other property, distributed by the Issuer upon such conversion or exchange); plus

(D)        an amount equal to the sum of the following since April 5, 2011: (x) the net reduction in the Investments (other than Permitted Investments) made by the Issuer or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, payments of interest on Indebtedness, dividends, repayments of loans or advances, or proceeds realized on the sale of such Investment and proceeds representing the return of capital, in each case received by the Issuer or any Restricted Subsidiary since the Original Issue Date; and (y) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Issuer’s or its Restricted Subsidiary’s equity interest in such Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum in this clause (D) shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Issuer or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

(b)        The preceding provisions will not prohibit:

(1)        (A) any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of the Issuer (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Issuer or an employee stock ownership plan or to a trust established by the Issuer or any of its Subsidiaries for the benefit of their employees) subsequent to the Original Issue Date; or (B) any Restricted Payment made out of a substantially concurrent cash capital contribution received by the Issuer from its shareholders subsequent to the Original Issue Date; provided, however, that (i) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments; and (ii) the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

(2)        any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Issuer or a Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations which is permitted to be Incurred pursuant to the covenant described under “—Limitation on Indebtedness”; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

(3)        dividends paid within 60 days after the date of declaration thereof if, at such date of declaration, such dividend would have complied with this covenant; provided, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

(4)        (A) payments or distributions to employees of the Parent, the Issuer or any Restricted Subsidiary pursuant to incentive plans or other compensation arrangements approved by the Board of Directors (including, without limitation, dividends or other distributions on Capital Stock held by such employees) or (B) payments or distributions to employees of the Parent, the Issuer or any Restricted Subsidiary of “co-investment return,” “carried interest” or other form of incentive compensation or performance fees or any distribution of an equity interest in respect thereof, or any other incentive distributions from Investment Subsidiaries or Co-investment Vehicles; provided, however, that such payments or distributions under this clause (4) shall be excluded in the calculation of the amount of Restricted Payments;

(5)        so long as no Default has occurred and is continuing, the repurchase or other acquisition (including, without limitation, by means of withholding shares upon vesting) of shares of Capital Stock of the Parent or the Issuer or any of the Issuer’s Subsidiaries from employees (including substantially full-time independent contractors), former employees, directors, former directors or consultants of the Issuer or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors, former directors or consultants), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors of the Parent or its Subsidiaries under which such individuals purchase or sell or are granted (or are granted the option to purchase or sell) shares of such Capital Stock (including pursuant to any net exercise or net settlement provisions); provided, however, that the aggregate amount of such repurchases and other acquisitions for cash (excluding any withholding of shares upon vesting for the purpose of paying any related taxes in connection with such vesting) shall not exceed the sum of (A) $15.0 million; (B) the Net

Cash Proceeds from the sale of Capital Stock to members of management, consultants or directors of the

Issuer and its Subsidiaries that occurred or occurs after April 5, 2011 (to the extent the Net Cash Proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3)(B) of paragraph (a) above); and (C) the cash proceeds of any “key man” life insurance policies that are used to make such repurchases; provided further, however, that (x) such repurchases and other acquisitions shall be excluded in the calculation of the amount of Restricted Payments; and (y) the Net Cash Proceeds from such sale shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

(6)        dividends to the Parent to be used by the Parent solely to pay its franchise taxes and other fees required to maintain its corporate existence and to pay for general corporate and overhead expenses (including salaries, insurance and other compensation of the employees) incurred by the Parent in the ordinary course of its business; provided, however, that such dividends shall not exceed $5.0 million in any calendar year; provided further, however, that such dividends shall be excluded in the calculation of the amount of Restricted Payments;

(7)        so long as no Event of Default has occurred and is continuing, dividends or other payments to Parent to be used by Parent to pay dividends to the holders of the Parent’s Series A Preferred Stock issued and outstanding as of the Original Issue Date, provided, however, that the aggregate amount of such dividends or other payments shall not exceed $17,250,000 per year (provided that any unused amounts in any year continue to carry forward and increase such limit in each subsequent year); provided further, however, that such dividends or other payments shall be excluded in the calculation of the amount of Restricted Payments;

(8)        payments to the Parent in respect of federal, state and local taxes directly attributable to (or arising as a result of) the operations of the Issuer and its consolidated Subsidiaries; provided, however, that the amount of such payments in any fiscal year shall not exceed the amount that the Issuer and its consolidated Subsidiaries would be required to pay in respect of federal, state and local taxes for such fiscal year were the Issuer to pay such taxes as a stand-alone taxpayer (whether or not all such amounts are actually used by the Parent for such purposes); provided further, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(9)        Investments made pursuant to commitments to Invest if at the date such commitment was made, such Investment would have complied with this covenant; provided, however, that such Investment shall be excluded in the calculation of the amount of Restricted Payments;

(10)        upon the occurrence of a Change of Control (or similarly defined term in other Indebtedness) and within 90 days after completion of the Fundamental Change Offer (including the purchase of all Notes tendered), any repayment, repurchase, redemption, defeasance or other acquisition or retirement for value of any Indebtedness of the Issuer or the Subsidiary Guarantors that is contractually subordinated to the Notes or to any Subsidiary Guaranty that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Change of Control (or similarly defined term in other Indebtedness), at a purchase price not greater than 101% of the outstanding principal amount or liquidation preference thereof (plus accrued and unpaid interest and liquidated damages, if any);

(11)        upon the occurrence of a Fundamental Change (or similarly defined term in the certificate of designation of the Parent’s Series A Preferred Stock) and within 90 days after completion of the Fundamental Change Offer (including the purchase of all Notes tendered), any repayment, repurchase, redemption, defeasance or other acquisition or retirement for value of the Parent’s Series A Preferred Stock (or any dividend or other payment to Parent for such purpose) that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Fundamental Change (or similarly defined term in the certificate of designation of Parent’s Series A Preferred Stock), at a purchase price not greater than the purchase prices specified in the certificate of designation of Parent’s Series A Preferred Stock as in effect on the Original Issue Date;

(12)        within 90 days after completion of any offer to repurchase Notes pursuant to “—Limitation on Sales of Assets and Subsidiary Stock” (including the purchase of all Notes tendered), any repayment, repurchase, redemption, defeasance or other acquisition or retirement for value of any Indebtedness of the Issuer or the Subsidiary Guarantors that is contractually subordinated to the Notes or to any Subsidiary Guaranty that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Asset Disposition (or similarly defined term in other Indebtedness), at a purchase price not greater than 100% of the outstanding principal amount or liquidation preference thereof (plus accrued and unpaid interest and liquidated damages, if any);

(13)        the payment of any amounts in respect of Capital Stock by any Restricted Subsidiary organized as a partnership or a limited liability company or other pass-through entity: (a) to the extent of capital contributions made to such Restricted Subsidiary (other than capital contributions made to such Restricted Subsidiary by the Issuer or any Restricted Subsidiary); or (b) to the extent necessary for holders thereof to pay taxes with respect to the net income of such Restricted Subsidiary; provided, however, that except in the case of clause (b), no Default or Event of Default has occurred and is continuing at the time of such Restricted Payment or would result therefrom; provided, further, however, such amounts shall be excluded in the calculation of the amount of Restricted Payments;

(14)        the payment of any dividend or distributions by a Restricted Subsidiary of the Issuer to the holders of its Capital Stock pursuant to the terms of the relevant partnership agreement, limited liability company operating agreement or other governing document of the Restricted Subsidiary; provided, however, that such amounts shall be excluded in the calculation of the amount of Restricted Payments;

(15)        dividends or other distributions on Capital Stock (other than Disqualified Stock) of the Issuer or any Restricted Subsidiary, which Capital Stock was issued, sold or transferred as consideration in connection with the direct or indirect acquisition of real property (including any back-to-back issuance, sale or transfer to the Issuer or any Restricted Subsidiary), which dividends or distributions shall not exceed $25.0 million; and

(16)        Restricted Payments in an aggregate amount which, when taken together with all Restricted Payments made pursuant to this clause (16) which have not been repaid, does not exceed the greater of (x) $200.0 million; and (y) 3.0% of Total Assets; provided, however, that (A) at the time of such Restricted Payments, no Default shall have occurred and be continuing (or result therefrom) and (B) such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments.

In no event shall a Restricted Payment made on the basis of consolidated financial statements prepared in good faith to be in accordance with GAAP be subject to rescission or constitute a Default by reason of any requisite subsequent restatement of such financial statements that would have made such Restricted Payment prohibited at the time that it was made.

For purposes of determining compliance with this covenant: (1) in the event that a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in the sub-clauses to clause (b) above, the Issuer, in its sole discretion, will be permitted to classify all or a portion of such Restricted Payment at the time it is made, or later reclassify all or a portion of such Restricted Payment, in one of the above sub-clauses in any manner that complies with the covenant; and (2) the Issuer will be entitled to divide and classify a Restricted Payment in more than one of the types of Restricted Payments described in the sub-clauses to clause (b) above.

For purposes of the above, the sum of the amounts referred to in paragraphs (A), (B), (C) and (D) of clause (a)(3) above as of December 31, 2020 was approximately $1.74 billion.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

The Issuer will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Issuer or a Restricted Subsidiary or pay any Indebtedness owed to the Issuer; (b) make any loans or advances to the Issuer; or (c) transfer any of its property or assets to the Issuer, except:

(1)        with respect to clauses (a), (b) and (c),

(A)        any encumbrance or restriction pursuant to an agreement of the Issuer or any of its Subsidiaries in effect at or entered into on the Original Issue Date;

(B)        any encumbrance or restriction contained in the terms of any agreement pursuant to which Indebtedness was issued if (x) either (i) the encumbrance or restriction applies only in the event of and during the continuance of a payment default or a covenant default contained in such Indebtedness or agreement; or (ii) the Issuer determines at the time such Indebtedness is Incurred (and at the time of any modification of the terms of any such encumbrance or restriction) that any such encumbrance or restriction will not materially affect the Issuer’s ability to make principal or interest payments on the Notes; and (y) the encumbrance or restriction is not materially more disadvantageous to the holders of the Notes than is customary in comparable financings or agreements (as determined by the Issuer in good faith);

(C)        any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Issuer (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Issuer) and outstanding on such date;

(D)        any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (A), (B) or (C) of clause (1) of this covenant or this clause (D) or contained in any amendment to an agreement referred to in clause (A), (B) or (C) of clause (1) of this covenant or this clause (D); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are not materially less favorable, taken as a whole, to the noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

(E)        any encumbrance or restriction pursuant to customary restrictions on, or customary conditions to the payment of dividends or other distributions on, equity interests owned by the Issuer or any Subsidiary in any joint venture or similar enterprise contained in the constitutive documents, including shareholders’ or similar agreements, of such joint venture or enterprise, to the extent encumbrances or restrictions apply solely to the income of such joint venture or similar enterprise;

(F)        any encumbrance or restriction pursuant to customary restrictions contained in (i) agreements governing any Non-Recourse Indebtedness or Permitted Co-investments; or (ii) the terms of the relevant partnership agreement, limited liability company operating agreement or other governing document of the entity that is the borrower (or the direct parent of the borrower) under any Non-Recourse Indebtedness or of any Co-investment Vehicle;

(G)        any encumbrance or restriction contained in the terms of any agreement governing Indebtedness directly or indirectly secured by real property or other related assets that are customary for real property financing transactions, such as cash collateral accounts or impounds or reserves required for payment of taxes, insurance, security deposits, capital expenditures and repairs, interest and tenant improvements and leasing commissions; and

(H)        any encumbrance or restriction pursuant to applicable law; and

(2)        with respect to clause (c) only,

(A)        any such encumbrance or restriction consisting of customary non-assignment provisions in leases governing leasehold interests or licenses of intellectual property to the extent such provisions restrict the transfer of the lease or the property leased or licensed thereunder;

(B)        restrictions contained in security agreements, mortgages or other agreements securing Indebtedness of a Restricted Subsidiary or any agreement governing Non-Recourse Indebtedness to the extent such restrictions restrict the transfer of the property subject to such security agreements, mortgages or Non-Recourse Indebtedness;

(C)        restrictions on the transfer of assets subject to any Lien permitted under the applicable Indenture imposed by the holder of such Lien;

(D)        any restriction with respect to a Restricted Subsidiary or its assets imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; and

(E)        arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of the property or assets of the Issuer or any Restricted Subsidiary in a manner material to the Issuer and its Restricted Subsidiaries, taken as a whole.

Limitation on Sales of Assets and Subsidiary Stock

(a)        The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

(1)        the Issuer or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all noncash consideration), as determined in good faith by members of the Issuer’s senior management, of the shares and assets subject to such Asset Disposition;

(2)        at least 75% of the consideration thereof received by the Issuer or such Restricted Subsidiary is in the form of cash or cash equivalents, Temporary Cash Investments or Replacement Assets or a combination of cash and cash equivalents, Temporary Cash Investments, and Replacement Assets; provided, however, that with respect to the sale of one or more real estate properties or related property, plant and equipment, or loans secured by real estate, up to 75% of the consideration may consist of Indebtedness of the purchaser of such real estate properties or related property, plant and equipment, or loans secured by real estate, so long as such Indebtedness is secured by a first or second priority Lien on the real estate property or properties or related property, plant and equipment, or loans secured by real estate, sold;

(3)        an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Issuer (or such Restricted Subsidiary, as the case may be):

(A)        first, to the extent the Issuer elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase secured Indebtedness of the Issuer or any Restricted Subsidiary or Indebtedness (other than Disqualified Stock) of any other Wholly Owned Subsidiary (in each case other than Indebtedness owed to the Issuer or an Affiliate of the Issuer) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

(B)        second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to the extent the Issuer elects, to make a capital expenditure or to acquire Replacement Assets within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; and

(C)        third, to the extent of the Excess Proceeds (as defined below), to make an offer to the holders of the Notes (and to holders of other Senior Indebtedness of the Issuer designated by the Issuer) to purchase Notes (and such other Senior Indebtedness of the Issuer) pursuant to and subject to the conditions contained in the applicable Indenture;

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (C) above (excluding temporary reductions of revolving credit indebtedness made pursuant to the covenant described in the last sentence of the next paragraph), the Issuer or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; provided further, however, the Issuer will be deemed to have complied with clause (B) above if and to the extent that, within 365 days after the later of the Asset Disposition or the receipt of Net Available Cash, the Issuer or any of its Restricted Subsidiaries has entered into and not abandoned or rejected a binding agreement to make a capital expenditure or to acquire Replacement Assets, and that such capital expenditure or acquisition is thereafter completed within 180 days after the end of such 365-day period.

The Net Available Cash of an Asset Disposition not applied pursuant to clauses (3)(A) and (B) above constitute “Excess Proceeds.” Excess Proceeds of less than $50.0 million will be carried forward and accumulated. When accumulated Excess Proceeds equal or exceed such amount, the Issuer must, within 30 days, make an offer to purchase the Notes, in accordance with clause (3)(C) above. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Temporary Cash Investments or applied to temporarily reduce revolving credit indebtedness.

For the purposes of this covenant, the following are deemed to be cash or cash equivalents:

(1)        the assumption of Indebtedness of the Issuer or any Restricted Subsidiary and the release of the Issuer or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition; and

(2)        securities received by the Issuer or any Restricted Subsidiary from the transferee that are converted by the Issuer or such Restricted Subsidiary into cash within 180 days of receipt.

(b)        In the event of an Asset Disposition that requires the purchase of Notes (and other Senior Indebtedness of the Issuer) pursuant to clause (a)(3)(C) above, the Issuer will purchase Notes tendered pursuant to an offer by the Issuer for the Notes (and such other Senior Indebtedness of the Issuer) at a purchase price of 100% of their principal amount (or, in the event such other Senior Indebtedness of the Issuer was issued with significant original issue discount, 100% of the accreted value thereof), without premium, plus accrued but unpaid interest, if any, (or, in respect of such other Senior Indebtedness of the Issuer, such lesser price, if any, as may be provided for by the terms of such Senior Indebtedness of the Issuer) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the applicable Indenture. If the aggregate purchase price of the securities tendered exceeds the Net Available Cash allotted to their purchase, the Issuer will select the securities to be purchased on a pro rata basis but in round denominations, which in the case of the Notes will be in a minimum denomination of $2,000 in principal amount or in a principal amount denomination of any integral multiple of $1,000 in excess thereof. The Issuer shall not be required to make such an offer to purchase Notes (and other Senior Indebtedness of the Issuer) pursuant to this covenant if the Excess Proceeds are less than $5.0 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

(c)        The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this clause by virtue of its compliance with such securities laws or regulations.

Limitation on Affiliate Transactions

(a)        The Issuer will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Issuer (an “Affiliate Transaction”) unless:

(1)        the terms of the Affiliate Transaction are no less favorable to the Issuer or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm’s-length dealings with a Person who is not an Affiliate;

(2)        if such Affiliate Transaction involves an amount in excess of the greater of $25.0 million and 1% of Total Assets, the terms of the Affiliate Transaction are set forth in writing and a majority of the directors of the Issuer disinterested with respect to such Affiliate Transaction have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved such Affiliate Transaction as evidenced by a resolution of the Board of Directors; and

(3)        if such Affiliate Transaction involves an amount in excess of $100.0 million, the Board of Directors shall also have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Issuer or the applicable Restricted Subsidiary or is not less favorable to the Issuer or the applicable Restricted Subsidiary than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate.

(b)        The provisions of the preceding paragraph (a) will not prohibit:

(1)        any Investment or other Restricted Payment, in each case not prohibited pursuant to the covenant described under “—Limitation on Restricted Payments”;

(2)        any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment or compensation arrangements, stock options and stock ownership plans approved by the Board of Directors (for the avoidance of doubt, including, without limitation, securities of, and stock options and stock ownership plans relating to, the Parent, the Issuer or any of their respective Subsidiaries);

(3)        loans or advances to employees or consultants in the ordinary course of business of the Issuer or its Restricted Subsidiaries;

(4)        the payment of reasonable fees and compensation to, or the provision of employee benefit arrangements and indemnity for the benefit of, directors, officers, employees and consultants of the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(5)        any transaction between or among the Issuer, any Restricted Subsidiary, any Co-investment Vehicle or joint venture or similar entity (including any separate account or investment program managed, operated or sponsored by an Investment Subsidiary) which would constitute an Affiliate Transaction solely because the Issuer or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, Co-investment Vehicle, joint venture or similar entity (including any separate account or investment program managed, operated or sponsored by an Investment Subsidiary);

(6)        (i) the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Issuer or the Parent; or (ii) the issuance, sale or transfer of Capital Stock (other than Disqualified Stock) of any Restricted Subsidiary as consideration (at the time of such issuance, sale or transfer pursuant to this clause (ii) at least equal to fair market value (as determined in good faith by the Board of Directors of the Issuer)) in connection with the direct or indirect acquisition of real property; or (iii) the purchase of any securities of the Issuer or the Parent by an Affiliate of the Issuer pursuant to a public offering (or pursuant to a private offering under Rule 144A under the Securities Act (or any similar transaction) on customary terms whereby such securities are purchased by one or more broker-dealers and resold to qualified institutional buyers), which purchase by such Affiliate under this clause (iii) is on the same terms as other investors in such offering (other than any waiver or non-applicability of underwriters’ (or initial purchasers’) discounts or commissions);

(7)        the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) or warrant agreement to which it is a party as of the Original Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Original Issue Date shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the noteholders in any material respect;

(8)        any agreement as in effect on the Original Issue Date and described or incorporated by reference in this prospectus supplement or the accompanying prospectus, or any renewals, extensions or amendments of any such agreement (so long as such renewals, extensions or amendments are not less favorable to the Issuer or the Restricted Subsidiaries) and the transactions evidenced thereby; and

(9)        transactions with customers, clients, suppliers or purchasers or sellers of goods or services in each case in the ordinary course of business and otherwise in compliance with the terms of the applicable Indenture which are fair to the Issuer or its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Issuer or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party.

Limitation on Liens

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien (the “Initial Lien”) of any nature whatsoever on any of its properties (including Capital Stock of a Restricted Subsidiary), whether owned at the Original Issue Date or thereafter acquired, securing any Obligations, other than Permitted Liens, without effectively providing that the Notes (or a Subsidiary Guaranty in the case of an Initial Lien of a Subsidiary Guarantor) shall be secured equally and ratably with (or, in the event the Lien related to Subordinated Obligations, prior to) the Obligations so secured for so long as such Obligations are so secured. Any Lien created for the benefit of the holders of the Notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

Limitation on Sale/Leaseback Transactions

The Issuer will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless:

(1)        the Issuer or such Restricted Subsidiary would be entitled to (A) Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to the covenant described under “—Limitation on Indebtedness”; and (B) create a Lien on such property securing such Attributable Debt without equally and ratably securing the Notes pursuant to the covenant described under “—Limitation on Liens”;

(2)        the net proceeds received by the Issuer or any Restricted Subsidiary in connection with such Sale/ Leaseback Transaction are at least equal to the fair value (as determined by the Board of Directors of the Issuer) of such property; and

(3)        the Issuer applies the proceeds of such transaction in compliance with the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock.”

Merger and Consolidation

The provisions described below apply to the Notes and the Guaranties in lieu of the provisions described in the accompanying prospectus under the heading “Description of Debt Securities—Consolidation, Merger and Sale of Assets.” The provisions described below apply only to the Notes and the Guaranties and not to any other series of debt securities or related guaranties issued pursuant to the Base Indenture.

The Issuer will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

(1)        the resulting, surviving or transferee Person (the “Successor Company”) shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Issuer) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, all the obligations of the Issuer under the applicable series of Notes and the Indenture governing such series of Notes;

(2)        immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing under such Indenture;

(3)        immediately after giving pro forma effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant under such Indenture described under “ —Limitation on Indebtedness”; and

(4)        the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with such Indenture;

provided, however, that clause (3) will not be applicable to (A) a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Issuer or (B) the Issuer merging with an Affiliate of the Issuer solely for the purpose and with the sole effect of reincorporating the Issuer in another jurisdiction.

The Successor Company will be the successor to the Issuer and shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the applicable Indenture, and the predecessor Issuer, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the applicable series of Notes.

The Issuer will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

(1)        except in the case of a Subsidiary Guarantor that has been disposed of in its entirety to another Person (other than to the Issuer or an Affiliate of the Issuer), whether through a merger, consolidation or sale of Capital Stock or assets, if in connection therewith the Issuer provides an Officer’s Certificate to the Trustee stating that the Issuer will comply with its obligations under the covenant under the applicable Indenture described under “—Limitation on Sales of Assets and Subsidiary Stock” in respect of such disposition, the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by a Guaranty Agreement, all the obligations of such Subsidiary, if any, under its Subsidiary Guaranty under such Indenture;

(2)        immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing under such Indenture; and

(3)        the Issuer delivers to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guaranty Agreement, if any, complies with such Indenture.

The Parent will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

(1)        the resulting, surviving or transferee Person (if not the Parent) shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such Person shall expressly assume, by a Guaranty Agreement, all the obligations of the Parent, if any, under its Guaranty under the applicable Indenture;

(2)        immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing under such Indenture; and

(3)        the Issuer delivers to the Trustee an Officer’s Certificate stating that such consolidation, merger or transfer and such Guaranty Agreement, if any, complies with such Indenture.

Future Guarantors

On the Original Issue Date, the Parent and the initial Subsidiary Guarantors executed and delivered each Supplemental Indenture agreeing to fully and unconditionally Guarantee the applicable series of Notes (including any Additional Notes of such series, which includes the New Notes) on an unsecured, senior basis. The Issuer has covenanted that, after the Original Issue Date, it will cause each domestic Restricted Subsidiary (other than (i) any Excluded Subsidiary and (ii) any Restricted Subsidiary prohibited from providing a Guarantee by any agreement governing Non-Recourse Indebtedness (or the terms of the relevant partnership agreement, limited liability company operating agreement or other governing document of the entity that is the borrower (or the direct parent of the borrower) under any Non-Recourse Indebtedness), any joint venture agreement or the terms of any Co-investment Vehicle or any separate account or investment program managed, operated or sponsored by an Investment Subsidiary) to execute and deliver to the Trustee a Guaranty Agreement under the applicable Indenture pursuant to which such domestic Restricted Subsidiary will Guarantee payment of the Notes of the applicable series on the same terms and conditions as those set forth in such Indenture. For the avoidance of doubt, the Issuer may, in its sole discretion, but is not required to, cause any Excluded Subsidiary to execute and deliver to the Trustee such a Guaranty Agreement.

Not all of our subsidiaries that acquire properties or other assets in the future will become guarantors of the Notes. For example, the terms of the Non-Recourse Indebtedness agreements, partnership agreements, limited liability company operating agreements, other governing documents, joint venture agreements, Co-investment Vehicles, separate accounts and investment programs referred to above may prohibit the relevant subsidiary from guaranteeing the Notes. In many cases, the Indentures do not require these subsidiaries to guarantee the Notes. Accordingly, noteholders will not have a direct claim against these subsidiaries for payments on the Notes. See “Risk Factors—Risks Related to the Notes—The notes will not be guaranteed by all of our subsidiaries.”

SEC Reports

Notwithstanding that the Issuer may not be subject to the reporting requirements of Sections 13(a) or 15(d) of the Exchange Act, the Issuer will file with the SEC and make available to the noteholders and deliver a copy to the Trustee within 15 days after it files them with the SEC such annual reports and such information, documents and other reports as are specified in Sections 13(a) and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed with the SEC at the times specified for the filings of such information, documents and reports under such Sections; provided, however, that the Issuer shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Issuer will make available such information to noteholders and deliver a copy to the Trustee within 15 days after the time the Issuer would be required to file such information with the SEC if it were subject to Sections 13(a) or 15(d) of the Exchange Act; provided further, however, that (a) so long as the Parent is the Guarantor of the Notes, the reports, information and other documents required to be filed and provided as described hereunder may, at the Issuer’s option, be filed by and be those of the Parent rather than the Issuer; and (b) in the event that the Parent conducts any business or holds any significant assets other than the Capital Stock of the Issuer at the time of filing and providing any such report, information or other document containing financial statements of the Parent, the Parent shall include in such report, information or other document summarized financial information (as defined in Rule 1-02(bb) of Regulation S-X promulgated by the SEC) with respect to the Issuer; provided further, however, that in no event shall the Issuer or the Parent be required to make available to the Trustee or noteholders any material for which the Issuer or the Parent is seeking, or has received, confidential treatment by the SEC, or any correspondence with the SEC or its staff. For purposes of this covenant, reports, information and documents publicly available on the SEC’s EDGAR system (or any successor thereto) shall be deemed to be available to the Trustee and noteholders. Delivery of reports to the Trustee is for information purposes only, and the Trustee’s receipt thereof shall not constitute actual or constructive notice of any information contained therein including compliance with any covenants under the Indentures (as to which the Trustee is entitled to rely upon officer’s certificates).

Defaults

The provisions described below apply to the Notes and the Guaranties in lieu of the provisions described in the accompanying prospectus under the heading “Description of Debt Securities—Events of Default.” The provisions described below apply only to the Notes and the Guaranties and not to any other series of debt securities or related guaranties issued pursuant to the Base Indenture.

Each of the following is an Event of Default with respect to each series of Notes under the applicable Indenture:

(1)        a default in the payment of interest on the Notes of such series when due, continued for 30 days;

(2)        a default in the payment of principal of any Note of such series when due at its Stated Maturity, upon redemption, upon required purchase, upon declaration of acceleration or otherwise;

(3)        the failure by the Issuer, the Parent or any Subsidiary Guarantor to comply with its obligations under such Indenture described under “—Certain Covenants—Merger and Consolidation”;

(4)        the failure by the Issuer, the Parent or any Subsidiary Guarantor, as the case may be, to comply for 60 days after receipt of written notice with any of its agreements contained in such Indenture (other than any other agreement specifically referred to in any of the other clauses of this definition of Event of Default), including its obligations in the covenants under such Indenture described above under “ —Fundamental Change” (other than a failure to purchase Notes), “ —Certain Covenants—Limitation on Indebtedness,” “ —Certain Covenants—Limitation on Restricted Payments,” “ —Certain Covenants—Limitation on Restrictions on Distributions from Restricted Subsidiaries,” “ —Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” (other than a failure to purchase Notes), “ —Certain Covenants—Limitation on Affiliate Transactions,” “ —Certain Covenants—Limitation on Liens,” “ —Certain Covenants—Limitation on Sale/Leaseback Transactions” or “ —Certain Covenants—Future Guarantors”;

(5)        the failure by the Issuer or the Parent, as the case may be, to comply for 180 days after receipt of written notice with any of its obligations in the covenant under such Indenture described above under “ —Certain Covenants—SEC Reports” (provided that, if applicable, failure by the Issuer or the Parent to comply with the provisions of Section 314(a) of the Trust Indenture Act will not in itself be deemed a Default or an Event of Default under such Indenture);

(6)        Indebtedness (other than Non-Recourse Indebtedness) of the Issuer, any Subsidiary Guarantor or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $75.0 million (this clause (6), the “cross acceleration provision”);

(7)        certain events of bankruptcy, insolvency or reorganization of the Issuer, any Subsidiary Guarantor or any Significant Subsidiary (the “bankruptcy provisions”);

(8)        any final judgment or decree for the payment of money (other than judgments which are covered by enforceable insurance policies issued by solvent carriers) in excess of $50.0 million is entered against the Issuer, any Subsidiary Guarantor or any Significant Subsidiary, remains outstanding for a period of 60 consecutive days following such judgment becoming final and is not discharged, waived or stayed within 10 days after notice (the “judgment default provision”); or

(9)        the Parent Guaranty or a Subsidiary Guaranty of such series of Notes ceases to be in full force and effect (other than in accordance with the terms of such Guaranty) or a Guarantor denies or disaffirms its obligations under its Guaranty of such series of Notes.

However, a default under clause (4), (5) or (8) will not constitute an Event of Default until the Trustee notifies the Issuer or the holders of 25% in principal amount of the outstanding Notes of the applicable series notify the Issuer with a copy to the Trustee of the default in writing and the Issuer does not cure such default within the time specified after receipt of such notice. In the event of any Event of Default specified under clause (6), such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders, if, within 30 days after such Event of Default arose: (a) holders of the applicable series of Notes have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or (b) the default that is the basis for such Event of Default has been cured.

No Event of Default with respect to a particular series of debt securities under the Base Indenture (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities under the Base Indenture. The occurrence of certain Events of Default or an acceleration under the Indentures may constitute an event of default under certain other indebtedness of the Issuer or its subsidiaries outstanding from time to time.

If an Event of Default occurs and is continuing under either Indenture, then the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes of the applicable series may, by written notice to the Issuer (and to the Trustee if the notice is given by the Holders of such series of Notes), declare the principal of and accrued but unpaid interest, if any, on all the Notes of such series to be immediately due and payable. Upon such declaration, such principal and interest on such series of Notes shall be due and payable immediately. However, if an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer occurs and is continuing, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes of either series may rescind any such acceleration with respect to the Notes of such series and its consequences.

In case an Event of Default occurs under either Indenture and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under such Indenture at the request or direction of any of the holders of the Notes of the applicable series unless such holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a Note of either series may pursue any remedy with respect to the applicable Indenture or the Notes of such series unless:

(1)        such holder has previously given the Trustee written notice that an Event of Default is continuing;

(2)        holders of at least 25% in aggregate principal amount of the outstanding Notes of such series have requested the Trustee to pursue the remedy;

(3)        such holders have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense;

(4)        the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5)        holders of a majority in aggregate principal amount of the outstanding Notes of such series have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes of either series are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or applicable Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a Note of such series or that would involve the Trustee in personal liability.

Notwithstanding anything to the contrary in the Indenture, holders of the Notes will have an absolute and unconditional right to receive payment of the principal of, and interest on, the Notes on or after the due dates expressed in applicable Indenture and the Notes and to institute suit for the enforcement of payment.

If a Default or Event of Default occurs and is continuing under either Indenture, Trustee shall mail to each Holder of the Notes of the applicable series notice of such Default or Event of Default within 90 days after it occurs or, if later, after a responsible officer of the Trustee has knowledge of such Default or Event of Default. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the holders of the Notes of the applicable series. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred under the applicable Indenture during the previous year. We are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults under the applicable Indenture, their status and what action we are taking or propose to take in respect thereof.

As to the waiver of defaults, see “—Amendments and Waivers.”

Amendments and Waivers

The Base Indenture or any debt security (other than the Notes) of a series established pursuant to the Base Indenture may be amended in the manner set forth in the accompanying prospectus under the heading “Description of Debt Securities—Modification and Waiver.” However, an amendment to the Base Indenture, the Supplemental Indenture relating to any series of Notes, the Notes of such series or the Guaranties of such series of Notes that amends, supplements or modifies the terms of such Supplemental Indenture, the Notes of such series or the Guaranties of the Notes of such series must satisfy the provisions described in this “—Amendments and Waivers” section in lieu of the provisions described in the accompanying prospectus under the heading “Description of Debt Securities—Modification and Waiver.” The provisions described below apply only to the Notes and the Guaranties and not to any other series of debt securities or related guaranties issued pursuant to the Base Indenture.

Subject to certain exceptions, the Indenture governing either series of Notes may be amended with the consent of the holders of a majority in principal amount of the Notes of such series then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes of such series) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the Notes of such series then outstanding. However, without the consent of each holder of an outstanding Note of such series affected thereby, an amendment or waiver may not, among other things:

(1)        reduce the amount of Notes of such series whose holders must consent to an amendment;

(2)        reduce the rate of or extend the time for payment of interest on any Note of such series;

(3)        reduce the principal of or extend the Stated Maturity of any Note of such series;

(4)        reduce the amount payable upon the redemption of any Note of such series or change the time at which any Note of such series may be redeemed as described under “—Optional Redemption”;

(5)        make any Note of such series payable in money other than that stated in the Notes of such series;

(6)        impair the right of any holder of the Notes of such series to receive payment of principal of and interest on such holder’s Notes of such series on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes of such series;

(7)        make any change in the amendment provisions which require the consent of each holder of such series or in the waiver provisions of such Indenture;

(8)        make any change in the ranking or priority of any Note of such series or any Guaranty of any Note of such series that would adversely affect the holders of such series of Notes; or

(9)        voluntarily release a Subsidiary Guarantor under such Indenture other than in accordance with such Indenture.

Notwithstanding the preceding, without the consent of any holder of Notes of either series, the Issuer, the Parent, the Subsidiary Guarantors and the Trustee may amend the Indenture governing such series of Notes to:

(1)        cure any ambiguity, omission, defect or inconsistency;

(2)        provide for the assumption by a successor corporation of the obligations of the Issuer, the Parent or any Subsidiary Guarantor under such Indenture;

(3)        provide for uncertificated Notes of such series in addition to or in place of certificated Notes of such series (provided that the uncertificated Notes of such series are issued in registered form for purposes of Section 163(f) of the Code);

(4)        add guarantees or co-issuers with respect to the Notes of such series, including any Subsidiary Guaranties of Notes of such series, or to secure the Notes of such series;

(5)        add to the covenants of the Issuer, the Parent or any Subsidiary Guarantor for the benefit of the holders of the Notes of such series or to surrender any right or power conferred upon the Issuer, the Parent or any Subsidiary Guarantor;

(6)        make any change that does not materially adversely affect the rights of any holder of the Notes of such series;

(7)        comply with any requirement of the SEC in connection with any required qualification of such Indenture under the Trust Indenture Act;

(8)        conform the text of such Indenture, the Notes of such series or the Guaranties of such series of Notes to any provision of this “Description of the Notes” section;

(9)        amend the provisions of such Indenture relating to the transfer and legending of Notes of such series; provided, however, that (i) compliance with such Indenture as so amended would not result in Notes of such series being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of holders to transfer Notes of such series, except as required by law; or

(10)        provide for any transfer restrictions that apply to any Notes of such series issued under such Indenture (other than the Notes of such series issued in this offering, and any Notes of such series issued in exchange therefor or in substitution thereof) that, at the time of their original issuance, constitute “restricted securities” within the meaning of Rule 144 under the Securities Act or that are originally issued in reliance upon Regulation S under the Securities Act.

The consent of the Holders of the Notes of either series is not necessary under the Indenture governing such series of Notes to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment, supplement or waiver. After an amendment, supplement or waiver pursuant to the provisions described above becomes effective, the Issuer shall deliver electronically, with respect to any Notes that are held in the form of one or more Global Notes (as defined below under the caption “—Book-Entry, Delivery and Form”), or mail to Holders of the Notes of the applicable series, a notice briefly describing such amendment, supplement or waiver. However, the failure to give such notice to all Holders of the Notes of such series, or any defect therein, will not impair or affect the validity of the amendment, supplement or waiver.

In connection with any amendment, supplement or waiver, the Trustee shall be entitled to receive an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent to such amendment, supplement or waiver have been satisfied, that such amendment, supplement or waiver is authorized or permitted by the applicable Indenture, and, with respect to such Opinion of Counsel, that such amendment, supplement or waiver is the legal, valid and binding obligation of the parties thereto, enforceable against it in accordance with its terms.

Neither the Issuer nor any Affiliate of the Issuer may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of either series of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture governing such series of Notes, or such series of Notes, unless such consideration is offered to all holders of such series of Notes and is paid to all holders of such series of Notes that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

Transfer

The Notes will be issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

Defeasance and Satisfaction and Discharge

The provisions described below apply to the Notes and the Guaranties in lieu of the provisions described in the accompanying prospectus under the heading “Description of Debt Securities—Defeasance of Debt Securities and Certain Covenants in Certain Circumstances.” The provisions described below apply only to the Notes and the Guaranties and not to any other series of debt securities or related guaranties issued pursuant to the Base Indenture.

At any time, we may terminate all our and each Guarantor’s obligations with respect to the Notes of either series or the Guaranties of such series of Notes under such Notes and Guaranties and the applicable Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes of such series, to replace mutilated, destroyed, lost or stolen Notes of such series and to maintain a registrar and paying agent in respect of the Notes of such series.

In addition, under each Indenture, we may, at any time, terminate our obligations under such Indenture described under “—Fundamental Change” and the covenants under such Indenture described under “—Certain Covenants” (other than the covenant described under “—Merger and Consolidation”), the operation of the cross acceleration provision of such Indenture, the bankruptcy provisions of such Indenture with respect to Significant Subsidiaries and the judgment default provision of such Indenture described under “—Defaults” above and the limitations of such Indenture described in clause (3) of the first paragraph under “—Certain Covenants—Merger and Consolidation” above and our Guarantor’s obligations under the Guaranties of the Notes of the applicable series and such Indenture (“covenant defeasance”).

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the Notes of the applicable series may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the Notes of the applicable series may not be accelerated because of an Event of Default specified in clause (4), (5), (6), (7), (8) (with respect only to Significant Subsidiaries) or (9) under “—Defaults” above with respect to such series of Notes or because of the failure of the Issuer to comply with the provision of the applicable Indenture described in clause (3) of the first paragraph under “—Certain Covenants—Merger and Consolidation” above. If we exercise our legal defeasance option or our covenant defeasance option, each Guarantor under the applicable Indenture will be released from all of its obligations with respect to its Guaranty under such Indenture.

In order to exercise either of our defeasance options, we must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes of the applicable series to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that the beneficial owners of the Notes of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law).

In addition, the Issuer’s obligations under the Notes of either series and with respect to the Notes of such series under the applicable Indenture, and each Guarantor’s obligations under its Guaranty with respect to such series of Notes, will terminate (a “satisfaction and discharge”), subject to certain limitations set forth in such Indenture, if:

(1)        all Notes of such series previously authenticated and delivered (other than (i) destroyed, lost or stolen Notes of such series that have been replaced; (ii) Notes of such series that are paid; or (iii) Notes of such series for whose payment money or U.S. Government Obligations have been held in trust and then repaid to the Issuer in accordance with such Indenture) have been delivered to the Trustee for cancellation and the Issuer has paid all sums payable by it under such Indenture; or

(2)        (A)         the Notes of such series mature within 60 days, or all of them are to be called for redemption within 60 days under arrangements satisfactory to the Trustee for giving the notice of redemption;

(B)        the Issuer irrevocably deposits in trust with the Trustee, as trust funds solely for the benefit of the holders of such series of Notes, money or U.S. Government Obligations or a combination thereof sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants expressed in a written certificate delivered to the Trustee, without consideration of any reinvestment, to pay principal of and interest on the Notes of such series to maturity or redemption, as the case may be, and to pay all other sums payable by it under such Indenture;

(C)        no Default under such Indenture has occurred and is continuing on the date of the deposit;

(D)        the deposit will not result in a breach or violation of, or constitute a default under, such Indenture or any other agreement or instrument to which the Issuer is a party or by which it is bound; and

(E)        the Issuer delivers to the Trustee an Officer’s Certificate stating that all conditions precedent provided for in such Indenture relating to the satisfaction and discharge of such Indenture have been complied with.

Concerning the Trustee

Wilmington Trust, National Association is the Trustee under each Indenture. We have appointed Wilmington Trust, National Association as Registrar and Paying Agent with regard to the Notes.

The Indentures contain certain limitations on the rights of the Trustee, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest under either Indenture and the Notes of the related series are in default, it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign under such Indenture.

Subject to certain rights of the Trustee, holders of a majority in principal amount of the outstanding Notes of either series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee with respect to such series of Notes, subject to certain exceptions. If an Event of Default occurs and is not cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of such person’s own affairs. Except during the continual of an Event of Default, the duties of the Trustee shall be determined solely by the express provisions of the applicable Indenture and the Trustee need perform only those duties that are specifically set forth in such Indenture, and no implied covenants or obligations shall be read into such Indenture against the Trustee. No provision of either Indenture shall require the Trustee to risk its own funds or otherwise incur any financial liability in the performance of any of its duties, or in the exercise of any of its rights or powers, if adequate indemnity against such risk is not assured to the Trustee in its satisfaction. The Trustee will be under no obligation to exercise any of its rights or powers under either Indenture at the request of any Holder, unless such holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, member or stockholder or control person of the Issuer, the Parent or any Subsidiary Guarantor will have any liability for any obligations of the Issuer, the Parent or any Subsidiary Guarantor under the Notes, any Guaranty or the Indentures or for any claim based on, in respect of, or by reason of such obligations or their creation. Each holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver and release may not be effective to waive liabilities under the U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The Indentures, the Notes and the Guaranties, including any claim or controversy arising out of or relating to the Indentures, the Notes or the Guaranties, are governed by the laws of the State of New York (without regard to the conflicts of laws provisions thereof, other than Section 5-1401 of the General Obligations Law).

Certain Definitions

“2029 Notes” means the Issuer’s 4.750% Senior Notes due 2029, including the Initial 2029 Notes and New 2029 Notes.

“2031 Notes” means the Issuer’s 5.000% Senior Notes due 2031, including the Initial 2031 Notes and New 2031 New Notes.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of the covenants described under “—Certain Covenants—Limitation on Restricted Payments,” “—Certain Covenants—Limitation on Affiliate Transactions” and “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” only, “Affiliate” shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Issuer or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof. Solely for purposes of the covenant described under “—Certain Covenants—Limitation on Affiliate Transactions” the term “Affiliate” shall be deemed to exclude Fairfax Financial Holdings Limited, a corporation organized under the laws of Canada, or any subsidiary or affiliate thereof (collectively, “Fairfax”).

“Asset Disposition” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Issuer or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(1)        any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Issuer or a Restricted Subsidiary);

(2)        all or substantially all the assets of any division or line of business of the Issuer or any Restricted Subsidiary; or

(3)        any other assets of the Issuer or any Restricted Subsidiary outside of the ordinary course of business of the Issuer or such Restricted Subsidiary (excluding, for the avoidance of doubt, Capital Stock of the Issuer), other than, in the case of clauses (1), (2) and (3) above,

(A)        a disposition by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to a Restricted Subsidiary;

(B)        for purposes of the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” only, a disposition that constitutes a Restricted Payment permitted by the provisions described under “—Certain Covenants—Limitation on Restricted Payments” or a Permitted Investment;

(C)        any sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(D)        a disposition of Temporary Cash Investments in the ordinary course of business;

(E)        the disposition of property or assets that are obsolete, damaged or worn out;

(F)        the lease or sublease of office space in the ordinary course of business;

(G)        the sale of interests or investments in real estate or related assets and related personal property, or loans secured by real estate, in each case by an Investment Subsidiary or Co-investment Vehicle;

(H)        the issuance, sale or transfer of Capital Stock of any Restricted Subsidiary to employees of the Parent, the Issuer or any Restricted Subsidiary pursuant to incentive plans or other compensation arrangements approved by the Board of Directors; and

(I)        a disposition of assets with a fair market value of less than $25.0 million;

provided, however, that a disposition of all or substantially all the assets of the Issuer and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indentures described above under the caption “—Fundamental Change” and/or the provisions described above under the caption “—Certain Covenants—Merger and Consolidation” and not by the provisions described above under the caption “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” covenant.

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes of the applicable series, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/ Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Audit Committee” means the Audit Committee of the Issuer or any committee thereof duly authorized to act on behalf of such Committee.

“Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

(1)        the sum of the products of the number of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment, by

(2)        the sum of all such payments.

“Bank Indebtedness” means all Obligations pursuant to the Credit Agreement.

“Board of Directors” means the Board of Directors of the Issuer or any committee thereof duly authorized to act on behalf of such Board.

“Business Day” means each day other than a Saturday, Sunday or a day on which commercial banking institutions are authorized or required by law to close in New York City or the place of payment.

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of the covenant described under “—Certain Covenants—Limitation on Liens,” a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased. For the avoidance of doubt, Capital Lease Obligations will not include ground leases of real property entered into in the ordinary course of business of the Issuer or its Restricted Subsidiaries.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, whether outstanding at the Original Issue Date or issued thereafter, including any Preferred Stock, but excluding any debt securities convertible into such equity (or convertible into any combination of cash and such equity based on the value of such equity).

“Code” means the Internal Revenue Code of 1986, as amended.

“Co-investment Vehicle” shall mean an entity (other than a Restricted Subsidiary) formed for the purpose of investing principally, directly or indirectly, in (i) real estate related assets (including Indebtedness (or participations therein) primarily secured by real estate or equity interests in entities, directly or indirectly, primarily owning real estate or related assets) or (ii) unsecured loans (or participations therein) that are part of a loan pool, more than 90% of the aggregate principal balance of which falls within the preceding clause (i).

“Common Stock” shall mean the common stock of the Parent.

“Consolidated Net Income” means, for any period, the net income or loss of the Issuer and its consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP after net income or loss attributable to the non-controlling interests and before preferred stock dividends and accretion of issuance costs, plus depreciation and amortization of any real property (including furniture and equipment and other real estate assets); provided, however, that there shall be excluded:

(a)        the income of any such consolidated subsidiary to the extent that the declaration or payment of dividends or similar distributions by such consolidated subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such consolidated subsidiary;

(b)        the net income or net loss of any Person, other than the Issuer or a Restricted Subsidiary, except that, subject to the exclusion contained in clause (h) below, the aggregate amount of cash actually distributed by such Person to the Issuer or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in clause (a) above) shall be included in determining Consolidated Net Income;

(c)        the income or loss of any person accrued prior to the date it becomes a consolidated subsidiary of the Issuer or is merged into or consolidated with the Issuer or any of its consolidated subsidiaries or the date that such person’s assets are acquired by the Issuer or any of its consolidated subsidiaries;

(d)        any reduction for charges made in accordance with Financial Accounting Standard No. 141, 141R, 142 or 144 or any amendments or successors thereto;

(e)        all extraordinary gains and extraordinary losses and any gains or losses attributable to sales of assets out of the ordinary course of business (for the avoidance of doubt, the sale of real estate and real estate related assets shall always be deemed to be in the ordinary course of business);

(f)        any noncash compensation expense attributable to grants of stock options, restricted stock or similar rights to officers, directors and employees of the Parent, the Issuer or any of its consolidated Subsidiaries;

(g)        any net noncash gain or loss resulting in such period from Hedging Obligations incurred in the ordinary course of business and made in accordance with Financial Accounting Standards Codification Topic No. 815; and

(h)        all gain or loss realized as a result of the cumulative effect of changes in accounting principles;

provided further, however, that Consolidated Net Income for any period shall be increased (i) by cash received during such period by the Issuer or any of its consolidated subsidiaries in respect of commissions receivable (net of related commissions payable to brokers) on transactions that were completed by any acquired business prior to the acquisition of such business and which purchase accounting rules under GAAP would require to be recognized as an intangible asset purchased, (ii) increased, to the extent otherwise deducted in determining Consolidated Net Income for such period, by the amortization of intangibles relating to purchase accounting in connection with any acquisition permitted by the applicable Indenture and (iii) increased (or decreased, as the case may be), in connection with the sale of real estate during such period, to eliminate the effect of purchase price allocations to such real estate resulting from the consummation of any acquisition permitted by such Indenture.

“Credit Agreement” means the Second Amended and Restated Credit Agreement among the Issuer, as borrower, the Parent and certain Subsidiaries of the Parent, as guarantors, Bank of America, N.A., as the administrative agent, Bank of America, N.A. and JPMorgan Chase Bank, N.A., as letter of credit issuers and the lenders from time to time party thereto, together with the related documents thereto (including the loans thereunder, any guarantees and security documents), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Indebtedness, including an indenture, incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or a successor Credit Agreement.

“Credit Facility” or “Credit Facilities” means one or more debt facilities (including the Credit Agreement), commercial paper facilities, securities purchase agreement, indenture or similar agreement, in each case, with banks or other institutional lenders or investors providing for revolving loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables), letters of credit or the issuance of securities, including any related notes, guarantees, collateral documents, instruments and agreement executed in connection therewith, and, in each case, as amended, restated, replaced (whether upon or after termination or otherwise), refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time.

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement designed to protect such Person against fluctuations in currency values.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(1)        matures (excluding any maturities as a result of an optional redemption by the issuer thereof) or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2)        is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; provided, however, that any security redeemable for cash by the holder that can, at the option of the Parent or its Subsidiaries, instead be redeemed or exchanged for Capital Stock of the Parent or its Subsidiaries that is not Disqualified Stock, shall not be Disqualified Stock); or

(3)        is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part (other than for Capital Stock that is not Disqualified Stock),

in each case on or prior to the first anniversary of the Stated Maturity of the Notes of the applicable series; provided, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Parent or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Parent or its Subsidiaries in order to satisfy obligations as a result of such employee’s death or disability; provided further, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale,” “change of control” or “termination of trading” occurring prior to the first anniversary of the Stated Maturity of the Notes of such series shall not constitute Disqualified Stock if:

(1)        the “asset sale,” “change of control” or “termination of trading” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes of such series and described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” and “—Fundamental Change”; and

(2)        any such requirement only becomes operative after compliance with such terms applicable to the Notes of such series, including the purchase of any Notes of such series tendered pursuant thereto.

For the avoidance of doubt, the following shall not constitute Disqualified Stock:

(x)        the Series A Preferred Stock outstanding on the Original Issue Date; and

(y)        future issuances of Capital Stock having terms substantially similar to those of the Series A Preferred Stock, provided that, the “change of control” or “termination of trading” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Series A Preferred Stock outstanding on the Original Issue Date.

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the applicable Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

“Effective Tangible Net Worth” means as of any date of determination, stockholders’ equity of the Issuer and its Restricted Subsidiaries (excluding any amounts attributable to Disqualified Stock), less Intangible Assets.

“Equity Offering” means any primary offering of Capital Stock (other than Disqualified Stock) of the Parent or the Issuer to Persons who are not (immediately before such offering) Affiliates of the Parent or the Issuer other than (1) public offerings with respect to the Parent’s Common Stock registered on Form S-8; and (2) issuances upon exercise of options by employees of the Parent or any of its Restricted Subsidiaries.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Subsidiary” means (i) any Non-Material Subsidiary and (ii) any Restricted Subsidiary that is not a Wholly Owned Subsidiary, provided that all such non-Wholly Owned Subsidiaries in this clause (ii) that are not Subsidiary Guarantors may not, in the aggregate at any time, have assets (attributable to the Issuer’s and its domestic Restricted Subsidiaries’ equity interest in such entities) constituting more than 7.5% of the Issuer’s total assets on a consolidated basis based on the Issuer’s most recent internal financial statements.

“Fitch” means Fitch Ratings, Inc.

“Fundamental Change” means the occurrence of a (i) Change of Control or (ii) Termination of Trading; provided, however, that a Termination of Trading will not constitute a Fundamental Change at any time when (x) no Series A Preferred Stock is outstanding; and (y) there is no other outstanding Capital Stock of the Parent that contains a “termination of trading” provision substantially similar to that contained in the Series A Preferred Stock.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time; provided, however, that GAAP shall mean the generally accepted accounting principles in the United States of America as in effect as of April 5, 2011 in the event of a change in GAAP after April 5, 2011 that would have a material adverse (including, without limitation, the treatment of an operating lease as Indebtedness) or positive effect on the Issuer, including those set forth in:

(1)        the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(2)        statements and pronouncements of the Financial Accounting Standards Board;

(3)        such other statements by such other entity as approved by a significant segment of the accounting profession; and

(4)        the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)        to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership or other ownership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2)        entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business, (ii) customary environmental indemnities and non-recourse carve-out guarantees (including Permitted Non-Recourse Carve-Out Guarantees) requested by lenders in financing transactions secured by real property or loans secured by real estate, or (iii) completion and budget guarantees. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means the Parent and/or a Subsidiary Guarantor.

“Guaranty” means the Parent Guaranty and/or a Subsidiary Guaranty.

“Guaranty Agreement” means the applicable Indenture as of the Original Issue Date or any supplemental indenture, in a form satisfactory to the Trustee, pursuant to which a Guarantor guarantees the Issuer’s obligations with respect to the Notes of the applicable series on the terms provided for in such Indenture.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement, commodity price protection or hedging agreement or other similar agreements.

The term “holder” or “noteholder” means the Person in whose name a Note of the applicable series is registered on the Registrar’s books.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with “—Certain Covenants—Limitation on Indebtedness,” (1) amortization of debt discount or the accretion of principal with respect to a noninterest bearing or other discount security and (2) the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms will not be deemed to be the Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)        the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(2)        all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

(3)        all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(4)        all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the 20th Business Day following payment on the letter of credit);

(5)        the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Subsidiary of such Person, the principal amount of such Preferred Stock to be determined in accordance with the applicable Indenture (but excluding, in each case, any accrued dividends), provided that, provisions relating to waterfall priority returns, carried interest and tax allocations included in partnership agreements, shareholder agreements, limited liability company operating agreements or other constitutive documents entered into in the ordinary course of business shall not constitute Preferred Stock of any Subsidiary of such Person;

(6)        all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(7)        all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets and the amount of the obligation so secured; and

(8)        to the extent not otherwise included in this definition, Hedging Obligations of such Person. Notwithstanding the foregoing, in connection with the purchase by the Issuer or any Restricted Subsidiary of any business or real property, the term “Indebtedness” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or post-closing prorations or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter. Indebtedness of any Person shall include all Indebtedness of any partnership or other entity in which such Person is a general partner or other equity holder with unlimited liability other than (x) Indebtedness which is non-recourse to such Person and its assets (other than pursuant to Permitted Non-Recourse Carve-Out Guarantees) and (y) if such Person is an Investment Subsidiary, the indebtedness of a related Co-investment Vehicle.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the related contingency at such date; provided, however, that the principal amount of any noninterest bearing or other discount security at any date will be the principal amount thereof that would be shown on a balance sheet of such Person dated such date prepared in accordance with GAAP.

For purposes of calculating the Maximum Balance Sheet Leverage Ratio under paragraph (a) of the covenant described under “—Certain Covenants—Limitation on Indebtedness,” the term Indebtedness shall exclude Hedging Obligations of the Issuer and its Restricted Subsidiaries.

“Independent Qualified Party” means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Issuer.

“Initial Notes” means the Initial 2029 Notes and Initial 2031 Notes.

“Initial 2029 Notes” means the Issuer’s 4.750% Senior Notes due 2029 issued on February 11, 2021.

“Initial 2031 Notes” means the Issuer’s 5.000% Senior Notes due 2031 on February 11, 2021.

“Intangible Assets” means, as of any date of determination, intangible assets of the Issuer and its Restricted Subsidiaries under GAAP.

“Interest Rate Agreement” means in respect of a Person any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect such Person against fluctuations in interest rates.

“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. Except as otherwise provided for herein, the amount of an Investment shall be its fair market value at the time the Investment is made and without giving effect to subsequent changes in value. For the avoidance of doubt, leases to tenants in the ordinary course of business of the Issuer or any Restricted Subsidiary shall not be deemed to constitute “Investments.”

For purposes of the definition of “Unrestricted Subsidiary,” the definition of “Restricted Payment” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(1)        “Investment” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2)        any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

“Investment Subsidiary” shall mean (1) any Subsidiary engaged principally in the business of directly or indirectly buying, holding, transferring or selling real estate related assets, including securities of companies engaged principally in such business (including, without limitation, Real Estate Companies and Qualified REITs) and Indebtedness secured by real estate or equity interests in entities directly or indirectly owning real estate or related assets, or (2) any Subsidiary engaged principally in the business of investment management, including investing in and/or managing Co-investment Vehicles. For the avoidance of doubt, an “Investment Subsidiary” may be a Restricted Subsidiary or an Unrestricted Subsidiary.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof). For the avoidance of doubt, the grant by any Person of a non-exclusive license to use intellectual property owned by, licensed to, or developed by such Person and such license activity shall not constitute a grant by such Person of a Lien on such intellectual property.

“Maximum Balance Sheet Leverage Ratio” means as of any date of determination with respect to the Issuer and its Restricted Subsidiaries, the ratio of total Indebtedness (excluding Non-Recourse Indebtedness) to Effective Tangible Net Worth, in each case as of the previous quarter end; provided, however, that:

(1)        if the Issuer or any Restricted Subsidiary has issued any Indebtedness (including if the proceeds of such Indebtedness have been deposited in an escrow account (as set forth in the definition of “Refinancing Indebtedness”)) since the previous quarter end that remains outstanding or if the transaction giving rise to the need to calculate the Maximum Balance Sheet Leverage Ratio is an issuance of Indebtedness, or both, the Maximum Balance Sheet Leverage Ratio shall be calculated after giving effect on a pro forma basis to such Indebtedness (including a pro forma application of the net proceeds therefrom) as if such Indebtedness had been issued (and the application of any net proceeds therefrom was made) on the last day of the previous quarter; and

(2)        if the Issuer or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness (including any discharge of Indebtedness to occur upon release of such funds from any escrow account as referenced above) since the previous quarter end or if the transaction giving rise to the need to calculate Maximum Balance Sheet Leverage Ratio will include the repayment, repurchase, defeasance or discharge of Indebtedness, or both, the Maximum Balance Sheet Leverage Ratio shall be calculated after giving effect on a pro forma basis to the discharge of such Indebtedness, as if such discharge had occurred on the last day of the previous quarter.

For purposes of this definition, whenever pro forma effect is to be given to an issuance of Indebtedness or the discharge of Indebtedness, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Issuer and in a manner that is consistent with Rule 11-02(b)(6) of Regulation S-X promulgated by the SEC.

Solely for purposes of calculating the Maximum Balance Sheet Leverage Ratio under paragraph (a) of the covenant described under “—Certain Covenants—Limitation on Indebtedness,” the term Indebtedness shall exclude (i) Guarantees of Indebtedness of a Co-investment Vehicle or separate account or investment program managed, operated, sponsored or owned wholly or in part by an Investment Subsidiary in an amount not to exceed $100.0 million in the aggregate at any time outstanding; and (ii) Permitted Non-Recourse Carve-Out Guarantees.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Available Cash” from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form), in each case net of:

(1)        all legal, accounting, investment banking and brokerage fees, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

(2)        all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must, by applicable law, be repaid out of the proceeds from such Asset Disposition;

(3)        all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition; and

(4)        the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Issuer or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“New Notes” means the New 2029 Notes and New 2031 Notes.

“New 2029 Notes” means the Issuer’s 4.750% Senior Notes due 2029 offered hereby.

“New 2031 Notes” means the Issuer’s 5.000% Senior Notes due 2031 offered hereby.

“Non-Material Subsidiaries” means all domestic Restricted Subsidiaries designated as Non-Material Subsidiaries by the Issuer; provided that all such domestic Restricted Subsidiaries may not, in the aggregate at any time have assets (attributable to the Issuer’s and its domestic Restricted Subsidiaries’ equity interest in such entities) constituting more than 5.0% of the Issuer’s total assets on a consolidated basis based on the Issuer’s most recent internal financial statements.

“Non-Recourse Indebtedness” means Indebtedness (including any and all refinancings thereof that would meet the criteria set forth below) of an Investment Subsidiary or Investment Subsidiaries; provided, however, that (1) such Indebtedness is incurred solely in relation to the permitted investment activities (including investments in Permitted Real-Estate Related Asset Investments) or real estate related activities of such Investment Subsidiary or Investment Subsidiaries or any Co-investment Vehicles or separate accounts or investment programs managed, operated or sponsored by an Investment Subsidiary or Investment Subsidiaries, and (2) such Indebtedness is not Guaranteed by, or otherwise recourse to the Issuer or any Restricted Subsidiary (other than pursuant to a Permitted Non-Recourse Carve-Out Guarantee) other than the Investment Subsidiary or Investment Subsidiaries that is or are the borrower(s) or co-borrowers; provided, further, that, if any such Indebtedness is partially Guaranteed by or otherwise recourse to the Issuer or any Restricted Subsidiary (other than pursuant to a Permitted Non-Recourse Carve-Out Guarantee and other than with respect to the Investment Subsidiary or Investment Subsidiaries that is or are the borrower(s)) and therefore does not meet the criteria set forth above, the portion of such Indebtedness that does meet the criteria set forth above shall be “Non-Recourse Indebtedness” hereunder.

“Notes” means the 2029 Notes and the 2031 Notes.

“Obligations” means with respect to any Indebtedness all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements and other amounts payable pursuant to the documentation governing such Indebtedness.

“Officer” means the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or any Assistant Treasurer or the Secretary or any Assistant Secretary of the Parent or the Issuer.

“Officer’s Certificate” means a certificate signed on behalf of the Parent or the Issuer, as the case may be, by an Officer of the Parent or the Issuer, respectively.

“Opinion of Counsel” means a written opinion signed by legal counsel, who may be an employee of or counsel to the Parent or the Issuer, satisfactory to the Trustee.

“Original Issue Date” means February 11, 2021.

“Parent” means Kennedy-Wilson Holdings, Inc., a Delaware corporation, and its successors.

“Parent Guaranty” means the Guarantee by the Parent of the Issuer’s obligations with respect to the Notes of the applicable series contained in the Indenture governing such series of Notes.

“Permitted Co-investment” means any Investment by the Issuer or any of its Restricted Subsidiaries in, or any Guarantee by the Issuer or any of its Restricted Subsidiaries of the Indebtedness of, a Co-investment Vehicle or separate account or investment program managed, operated or sponsored by one or more Investment Subsidiaries; provided, however, that if, and only if such Investment or Guarantee (other than a Permitted Non-Recourse Carve-Out Guarantee), as applicable, is in an amount greater than $100.0 million, then (i) such Investment shall not be greater than 75% of the aggregate commitment (including both committed equity and Indebtedness) of such Co-investment Vehicle or separate account or investment program and (ii) such Guarantee (other than a Permitted Non-Recourse Carve-Out Guarantee) shall not be greater than 75% of the aggregate committed Indebtedness of such Co-investment Vehicle or separate account or investment program; provided further, however, that the total amount of such Guarantees (other than Permitted Non-Recourse Carve-Out Guarantees) shall not exceed $100.0 million in the aggregate at any time outstanding. For the avoidance of doubt, in determining committed equity and Indebtedness of a Co-investment Vehicle, or separate account or investment program managed, operated or sponsored by one or more Investment Subsidiaries, the committed equity and Indebtedness of such Co-investment Vehicle and its subsidiaries, taken as a whole, or such separate account or investment program, shall be counted.

“Permitted Holders” means (1) William J. McMorrow, (2) any Person both the Capital Stock and Voting Stock of which (or in the case of a trust, the beneficial interests of which) are majority owned by William J. McMorrow or a family member of William J. McMorrow, and (3) any family member of William J. McMorrow, or the estate or heirs of William J. McMorrow or any of his family members.

“Permitted Investment” means an Investment by the Issuer or any Restricted Subsidiary in:

(1)        the Issuer, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that (A) the primary business of such Restricted Subsidiary is a Related Business and (B) such Restricted Subsidiary is not restricted from making dividends or similar distributions by contract, operation of law or otherwise, other than restrictions on dividends or distributions permitted pursuant to the covenant described under “—Certain Covenants—Limitation on Restrictions on Distributions from Restricted Subsidiaries”;

(2)        another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Issuer or a Restricted Subsidiary (including any Investments acquired as a result of such merger, consolidation, transfer or conveyance to the extent that such Investments were not made in contemplation of, and were in existence on the date of, such merger, consolidation, transfer or conveyance); provided, however, that such Person’s primary business is a Related Business;

(3)        Investments made by the Parent, the Issuer or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Disposition made in compliance with the covenant described above under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” or from any other disposition or transfer of assets not constituting an Asset Disposition;

(4)        Investments represented by guarantees that are otherwise permitted by the applicable Indenture;

(5)        cash and Temporary Cash Investments;

(6)        receivables owing to the Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

(7)        payroll, travel, moving and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(8)        loans or advances to employees or independent contractors made in the ordinary course of business of the Issuer or such Restricted Subsidiary;

(9)        stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Issuer or any Restricted Subsidiary or in satisfaction of judgments;

(10)        any Person where such Investment was acquired by the Issuer or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(11)        Hedging Obligations entered into in the ordinary course of the Issuer’s or any Restricted Subsidiary’s business and not for the purpose of speculation;

(12)        any Person to the extent such Investment exists on the Original Issue Date or replaces or refinances an Investment in such Person existing on the Original Issue Date in an amount not exceeding the amount of the Investment being replaced or refinanced; provided, however, that the new Investment is on terms and conditions no less favorable than the Investment being renewed or replaced;

(13)        Investments in insurance on the life of any participant in any deferred compensation plan of the Issuer made in the ordinary course of business;

(14)        Permitted Co-investments; Permitted Non-Recourse Carve-Out Guarantees; Permitted Real-Estate Related Asset Investments, Capital Stock of any Qualified REIT and Qualified Real Estate Securities;

(15)        so long as no Default shall have occurred and be continuing (or result therefrom), any Person in an aggregate amount which, when added together with the amount of all the Investments made pursuant to this clause (15) which at such time have not been repaid through repayments of loans or advances or other transfers of assets, does not exceed the greater of (x) $200.0 million and (y) 3.0% of Total Assets, at any time outstanding (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); and

(16)        marketable securities of a Related Business or marketable securities where the primary purpose of such Investment is to facilitate Related Business, provided that such marketable securities shall not, in the aggregate at any time, have a fair market (measured at the time made and without giving effect to subsequent changes in value) that exceeds the greater of (x) $200.0 million and (y) 3.0% of Total Assets.

“Permitted Liens” means, with respect to any Person:

(1)        pledges or deposits by such Person under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts, including deposits under agreements that provide that such deposit constitutes liquidated damages upon breach of such agreement (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2)        Liens imposed by law, such as carriers’, warehousemen’s, landlord’s, mechanics’, materialmen’s and repairmen’s Liens and other similar Liens, in each case for sums not yet due and payable or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Issuer in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by the Issuer or any Restricted Subsidiary to provide collateral to the depository institution;

(3)        Liens for taxes, fees, assessments or other governmental charges not yet subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(4)        Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(5)        Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations and Attributable Debt), statutory obligations, appeal bonds, performance bonds, mechanic’s lien release bonds and other obligations of a like nature, in each case in the ordinary course of business;

(6)        survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or conditions, covenants and restrictions, deed restrictions, zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(7)        Liens securing Indebtedness (including Capital Lease Obligations and Attributable Debt) Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property (real or personal, tangible or intangible), plant or equipment of such Person or a direct or indirect Subsidiary of such Person or an Investment of such Person; provided, however, that the Lien may not extend to any other property (other than the relevant property, plant or equipment) owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(8)        Liens arising out of judgments or awards in respect of which the Issuer or any Restricted Subsidiary shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings; provided that the aggregate amount of all such judgments or awards (and any cash and the fair market value of any property subject to such Liens) does not exceed $25.0 million at any time outstanding;

(9)        Liens existing on the Original Issue Date (other than the Liens securing Indebtedness pursuant to any Credit Facility);

(10)        Liens on property (real or personal, tangible or intangible) or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(11)        Liens on property at the time such Person or any of its Subsidiaries acquires such property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(12)        Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Subsidiary of such Person;

(13)        Liens securing Hedging Obligations so long as such Hedging Obligations relate to Indebtedness that is, and is permitted to be under the applicable Indenture, secured by a Lien on the same properly securing such Hedging Obligations;

(14)        (A) Liens securing Senior Indebtedness Incurred in compliance with the covenant described under “ —Certain Covenants—Limitation on Indebtedness” in an aggregate amount not to exceed the amount of Indebtedness Incurred under clause (b)(1) of such covenant and then outstanding, and (B) Liens on Senior Indebtedness securing any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by Liens permitted by this clause (14);

(15)        Liens on specific items of inventory or other goods of such Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person solely to facilitate the purchase, shipment or storage of such inventory or other goods;

(16)        Liens arising solely by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Issuer or any Subsidiary of the Issuer in excess of those set forth by regulations promulgated by the Board of Governors of the Federal Reserve System of the United States; and (B) such deposit account is not intended by the Issuer or any Subsidiary to provide collateral to such depository institution;

(17)        Liens securing Non-Recourse Indebtedness or guarantees (including Permitted Non-Recourse Carve-Out Guarantees) thereof (and Refinancings of any of the foregoing) on assets or Capital Stock of Restricted Subsidiaries formed solely for the purpose of, and which engage in no business other than, any Related Business;

(18)        Liens encumbering the assets of or secured by Permitted Real-Estate Related Asset Investments or Co-investment Vehicles;

(19)        Liens securing Indebtedness which, taken together with all other Indebtedness secured by Liens (excluding Liens permitted by clauses (1) through (18), inclusive, above or clause (20) below) at the time of determination, does not exceed the greater of (x) $200.0 million and (y) 3.0% of Total Assets; and

(20)        Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clause (7), (9), (10) or (11); provided, however, that:

(A)        such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such properly or proceeds or distributions thereof); and

(B)        the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (7), (9), (10) or (11) at the time the original Lien became a Permitted Lien and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement.

“Permitted Non-Recourse Carve-Out Guarantees” means customary completion or budget guarantees, indemnities or other customary guarantees provided to lenders (including by means of separate indemnification agreements, carve-out guarantees or pledges of the equity interests in the borrower(s) or the parent of the borrower(s) under Non-Recourse Indebtedness by the direct parent of the borrower(s) (or the indirect parent of the borrower(s), provided that the pledgor’s only assets are direct or indirect equity interests of the borrower(s)) under such Non-Recourse Indebtedness in order to secure such Non-Recourse Indebtedness) provided in the ordinary course of business and consistent with past practice by the Issuer or a Restricted Subsidiary or Restricted Subsidiaries in financing transactions that are directly or indirectly secured by real property or other related assets (including Capital Stock) of a Restricted Subsidiary or Restricted Subsidiaries (including an Investment Subsidiary), Co-Investment Vehicle, joint venture, Unrestricted Subsidiary or a separate account or investment program managed, operated or sponsored by an Investment Subsidiary or Investment Subsidiaries and that may be full or partial recourse or non-recourse to the Restricted Subsidiary or Restricted Subsidiaries (including an Investment Subsidiary), Co-Investment Vehicle, joint venture, Unrestricted Subsidiary or separate account or investment program managed, operated or sponsored by an Investment Subsidiary, in each case that is the borrower or are the borrowers or co-borrowers (or the direct or indirect parent of the borrower(s) or co-borrowers) in such financing, but is non-recourse to Issuer or any other Restricted Subsidiary that is not a borrower or co-borrower, except for such customary completion or budget guarantees, indemnities or other customary guarantees (including by means of separate indemnification agreements or carve-out guarantees) and except for pledges of the equity interests in the borrower(s) or co-borrowers or the parent of the borrower(s) or co-borrowers under Non-Recourse Indebtedness by the direct parent of the borrower(s) or co-borrowers (or the indirect parent of the borrower(s) or co-borrowers provided that the pledgor’s only assets are direct or indirect equity interests of the borrower(s)) or co-borrowers under such Non-Recourse Indebtedness in order to secure such Non-Recourse Indebtedness.

“Permitted Real-Estate Related Asset Investment” means any Investment in secured notes, mortgages, deeds of trust, collateralized mortgage obligations, commercial mortgage-backed securities, other secured debt securities, secured debt derivatives or other secured debt instruments (including any (x) Investment in Indebtedness secured by real estate or equity interests in entities directly or indirectly owning real estate or related assets; and (y) participation interests in any of the aforementioned Investments), so long as such Investment relates directly or indirectly to real property that constitutes or is used as land, office, multifamily, residential, industrial, retail, hotel or mixed-use property or other commercial property types.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) of such Person that is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

The “principal” of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

“Qualified Real Estate Company” means any (1) Real Estate Company that is controlled, managed, operated or sponsored by the Issuer or any Restricted Subsidiary; (2) Real Estate Company into which the Parent, the Issuer, or its Restricted Subsidiaries contributes or has contributed direct or indirect interests in real estate and related assets in exchange for the Capital Stock of such Real Estate Company; and (3) Real Estate Company in which the Parent, the Issuer or its Restricted Subsidiaries acquires a majority equity interest in the Capital Stock of such Real Estate Company in exchange for Capital Stock of the Issuer or its Restricted Subsidiaries that is not Disqualified Stock.

“Qualified Real Estate Securities” means any securities issued by a Qualified Real Estate Company.

“Qualified REIT” means a domestic or foreign REIT or its operating partnership subsidiary into which the Parent, the Issuer or its Restricted Subsidiaries contribute direct or indirect interests in real estate and related assets in exchange for the Capital Stock of the REIT or its operating partnership subsidiary.

“Real Estate Company” means any corporation, limited liability company, limited partnership or other entity, including REITs, whether foreign or domestic, the primary object and purpose of which is the ownership, acquisition, disposition, management, development, promotion, sale, lease of, or investment in, real estate-related assets, including indebtedness secured by real estate-related assets.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of the Issuer or any Restricted Subsidiary existing on the Original Issue Date or Incurred in compliance with the applicable Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

(1)        such Refinancing Indebtedness has a Stated Maturity no earlier than the earlier of (x) the Stated Maturity of the Indebtedness being Refinanced; and (y) the 91st day after the maturity date of the Notes of the applicable series;

(2)        such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced;

(3)        such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; and

(4)        if the Indebtedness being Refinanced is subordinated in right of payment to the Notes of such series, such Refinancing Indebtedness is subordinated in right of payment to the Notes of such series at least to the same extent as the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Restricted Subsidiary that Refinances Indebtedness of the Issuer or (B) Indebtedness of the Issuer or a Restricted Subsidiary

that Refinances Indebtedness of an Unrestricted Subsidiary; and provided further, however, that to the extent any new Indebtedness to be applied to Refinance any Indebtedness of the Issuer or its Restricted Subsidiaries:

(x)        is incurred in compliance with clauses (1), (2), (3) and (4) above and with the covenant described under “—Certain Covenants—Limitation on Indebtedness”;

(y)        the net proceeds of which are deposited into an escrow account at a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one “nationally recognized statistical rating organization” (as defined in Section 3(a)(62) of the Exchange Act) to be held in escrow for a period of not more than 90 days from the date of receipt of such net proceeds; and

(z)        are to be held in such escrow account (together with any additional necessary funds) for the satisfaction and discharge, defeasance or other extinguishment of the Indebtedness to be Refinanced in connection with its Stated Maturity or in connection with an irrevocable notice of redemption, then such new Indebtedness shall be deemed to be “Refinancing Indebtedness” for the purposes of this definition, notwithstanding that such old Indebtedness remains outstanding pending release of such funds from escrow.

“Related Business” means any business in which the Issuer was engaged on the Original Issue Date and any business related, ancillary or complementary to any business of the Issuer in which the Issuer was engaged on the Original Issue Date.

“Replacement Assets” means (1) any property or other assets (other than Indebtedness and Capital Stock) used or useful in a Related Business, (2) substantially all the assets of a Related Business or a majority of the Voting Stock of any Person engaged in a Related Business that will become on the date of acquisition thereof a Restricted Subsidiary, (3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary that is engaged in a Related Business, (4) any Permitted Co-investment, (5) Capital Stock of any Qualified REIT or (6) Capital Stock of any Qualified Real Estate Company.

“Restricted Payment” with respect to any Person means:

(1)        the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and dividends or distributions payable solely to the Issuer or a Restricted Subsidiary, and other than dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary in accordance with its organizational documents to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

(2)        the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Issuer held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Issuer (other than a Restricted Subsidiary), including in connection with the exercise of any option to exchange any such Capital Stock (in each case, other than into or for Capital Stock of the Parent or the Issuer that is not Disqualified Stock);

(3)        the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of such Person, if such Person is the Issuer or a Subsidiary Guarantor (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition); or

(4)        the making of any Investment (other than a Permitted Investment) in any Person.

“Restricted Subsidiary” means any Subsidiary of the Issuer that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Issuer or a Restricted Subsidiary on the Original Issue Date or thereafter acquired by the Issuer or a Restricted Subsidiary whereby the Issuer or a Restricted Subsidiary transfers such property to a Person and the Issuer of a Restricted Subsidiary leases it from such Person.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Indebtedness” means with respect to any Person:

(1)        Indebtedness of such Person, whether outstanding on the Original Issue Date or thereafter Incurred; and

(2)        accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinate in right of payment to the Notes of the applicable series or the Guaranty of such Person relating to such series of Notes, as the case may be; provided, however, that Senior Indebtedness shall not include:

(1)        any obligation of such Person to any Subsidiary;

(2)        any liability for federal, state, local or other taxes owed or owing by such Person;

(3)        any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

(4)        any Indebtedness of such Person (and any accrued and unpaid interest in respect thereof) which is subordinate or junior in any respect to any other Indebtedness or other obligation of such Person;

(5)        any Capital Stock; or

(6)        that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the applicable Indenture; provided, however, that such Indebtedness shall be deemed not to have been Incurred in violation of such Indenture for purposes of this clause (6) if (x) the holders of such Indebtedness or their representative or the Issuer shall have furnished to the Trustee an opinion of recognized independent legal counsel, unqualified in all material respects, addressed to the Trustee (which legal counsel may, as to matters of fact, rely upon an Officer’s Certificate) to the effect that the Incurrence of such Indebtedness does not violate the provisions of such Indenture or (y) such Indebtedness consists of Bank Indebtedness, and the holders of such Indebtedness or their agent or representative (1) had no actual knowledge at the time of the Incurrence that the Incurrence of such Indebtedness violated such Indenture and (2) shall have received an Officer’s Certificate to the effect that the Incurrence of such Indebtedness does not violate the provisions of such Indenture.

“Series A Preferred Stock” means the Parent’s 5.75% Series A Cumulative Perpetual Convertible Preferred Stock.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Subordinated Obligation” means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Original Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes of the applicable series or a Guaranty of such Person relating to such series of Notes, as the case may be, pursuant to a written agreement to that effect.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

(1)        such Person;

(2)        such Person and one or more Subsidiaries of such Person; or

(3)        one or more Subsidiaries of such Person,

and the accounts of which would be consolidated with those of such Person in its consolidated financial statements in accordance with GAAP, if such statements were prepared as of such date.

“Subsidiary Guarantor” means each Subsidiary of the Issuer that executes the applicable Supplemental Indenture as a guarantor on the Original Issue Date and each other Subsidiary of the Issuer that thereafter guarantees the Notes of the relevant series pursuant to the terms of the applicable Indenture. The following Subsidiaries of the Issuer will execute the Supplemental Indentures as Guarantors on the Original Issue Date: K-W Properties, a California corporation; KW BASGF II Manager, LLC, a Delaware limited liability company; KWF Investors I, LLC, a Delaware limited liability company; Kennedy Wilson Overseas Investments, Inc., a Delaware corporation; SG KW Venture I Manager LLC, a Delaware limited liability company; KW Summer House Manager, LLC, a Delaware limited liability company; KW Montclair, LLC, a Delaware limited liability company; KW Serenade Manager, LLC, a Delaware limited liability company; K-W Santiago Inc., a California corporation; KW Redmond Manager, LLC, a Delaware limited liability company; Dillingham Ranch Aina LLC, a Delaware limited liability company; 68-540 Farrington, LLC, a Delaware limited liability company; KW Dillingham Aina LLC, a Delaware limited liability company; Kennedy Wilson Fund Management Group, LLC, a California limited liability company; Kennedy-Wilson International, a California corporation; Kennedy-Wilson Tech Ltd., a California corporation; KWP Financial I, a California corporation; Kennedy Wilson Auction Group Inc., a California corporation; KWF Manager IV, LLC, a Delaware limited liability company; KW Ireland, LLC, a Delaware limited liability company; Kennedy Wilson Real Estate Sales & Marketing, a California corporation; KWF Investors IV, LLC, a Delaware limited liability company; Santa Maria Land Partners Manager, LLC, a Delaware limited liability company; KW Investment Adviser, LLC, a Delaware limited liability company;

Kennedy-Wilson Capital, a California corporation; KWF Investors VII, LLC, a Delaware limited liability company; KWF Manager VII, LLC, a Delaware limited liability company; KW Residential Capital, LLC, a Delaware limited liability company; KW Boise Plaza, LLC, a Delaware limited liability company; KW EU Loan Partners II, LLC, a Delaware limited liability company; KW Harrington LLC, a Delaware limited liability company; KW 5200 Lankershim Manager, LLC, a Delaware limited liability company; KWF Manager X, LLC, a Delaware limited liability company; KWF Manager XI, LLC, a Delaware limited liability company; KWF Manager XII, LLC, a Delaware limited liability company; KW Real Estate Venture XIII, LLC, a Delaware limited liability company; KWF Manager XIII, LLC, a Delaware limited liability company; KW EU Loan Partners III, LLC, a Delaware limited liability company; KW EU Investors I, LLC, a Delaware limited liability company; KW Richfield Plaza, LLC, a Delaware limited liability company; KW Currier Square Shopping Center, LLC, a Delaware limited liability company; KW Creekview Shopping Center, LLC, a Delaware limited liability company; KW Securities, LLC, a Delaware limited liability company; KW Victory Land Loan, LLC, a Delaware limited liability company; KW Victory Plaza Loan, LLC, a Delaware limited liability company; Country Ridge IX, LLC, a Delaware limited liability company; KW EU Investors VIII, LLC, a Delaware limited liability company; KW Park Santa Fe, LLC, a Delaware limited liability company; KW Cypress, LLC, a Delaware limited liability company; KW Tacoma Condos, LLC, a Delaware limited liability company; KW Desert Ramrod Sponsor, LLC, a Delaware limited liability company; KW 9350 Civic Center Drive, LLC, a Delaware limited liability company; KW Taylor Yard 55, LLC, a Delaware limited liability company; KW Red Cliff Shopping Center, LLC, a Delaware limited liability company; KW Holiday Village Shopping Center, LLC, a Delaware limited liability company; KW Hilltop Manager II, LLC, a Delaware limited liability company; KW Bozeman Investors, LLC, a Delaware limited liability company; KW One Baxter Way GP, LLC, a Delaware limited liability company; KW Riverdale and 36, LLC, a Delaware limited liability company; KW 400 California Member, LLC, a Delaware limited liability company; KW CIG Management Services, LLC, a Delaware limited liability company; KW Terra West Sponsor, LLC, a Delaware limited liability company; KW Hanover Quay, LLC, a Delaware limited liability company; Kennedy Wilson Property Equity VI, LLC, a Delaware limited liability company; Kennedy Wilson Property Services VI, LLC, a Delaware limited liability company; KW LV 3 Sponsor, LLC, a Delaware limited liability company; KW NB LLC, a Delaware limited liability company; KW Camarillo Land, LLC, a Delaware limited liability company; KW 2013EE LLC, a Delaware limited liability company; KW EU PRS Investor, LLC, a Delaware limited liability company; KW Rosewood Premiere, LLC, a Delaware limited liability company; KW River Pointe Premier, LLC, a Delaware limited liability company; KW Kawana Springs, a Delaware limited liability company; KW Quebec Participant, LLC, a Delaware limited liability company; KW Quebec Asset Manager, LLC, a Delaware limited liability company; KW Real Estate II Equity, LLC, a Delaware limited liability company; KW Real Estate II Carry, LLC, a Delaware limited liability company; KW Real Estate II GP, LLC, a Delaware limited liability company; KW Sunset CP Participant, LLC, a Delaware limited liability company; KW Sunset CP Asset Manager, LLC, a Delaware limited liability company; KW CP West Hills Participant, LLC, a Delaware limited liability company; KW CP West Hills Asset Manager, LLC, a Delaware limited liability company; KW Linder Road, LLC, a Delaware limited liability company; KW Seattle Office Portfolio GP, LLC, a Delaware limited liability company; KW CDO Investor, LLC, a Delaware limited liability company; KW Hamilton Landing—Land, LLC, a Delaware limited liability company; KW Rancho Mirage Loan, LLC, a Delaware limited liability company; KW Sunset North LLC, a Delaware limited liability company; KW Heights Investor, LLC, a Delaware limited liability company; KW Burlingame Point Loan, LLC, a Delaware limited liability company; KW Pacifica, LLC, a Delaware limited liability company; KW Riverwalk, LLC, a Delaware limited liability company; KW ABQ, LLC, a Delaware limited liability company; KW F5 Tower, LLC (formerly KW 2016F LLC), a Delaware limited liability company; KW Manhattan Beach Studio Loan, LLC (formerly KW 2016G LLC), a Delaware limited liability company; KW Golden State Tower Loan, LLC (formerly KW 2016H LLC), a Delaware limited liability company; KW RockVue, LLC (formerly KW 2016I LLC), a Delaware limited liability company; KW South Main Station, LLC (formerly KW 2016J LLC), a Delaware limited liability company; KWF Manager, LLC (formerly KW 2016K LLC), a Delaware limited liability company; KW Residences at Harvard, LLC (formerly KW 2016L LLC), a Delaware limited liability company; KW Moffett Place, LLC (formerly KW 2016M LLC), a Delaware limited liability company; KW The Press, LLC (formerly KW 2016N LLC), a Delaware limited liability company; KW Orchard-Trimble Campus, LLC (formerly KW 2016Q LLC), a Delaware limited liability company; KW 50 West, LLC (formerly

KW 2016R LLC), a Delaware limited liability company; KW Kohanaiki, LLC (formerly KW 2016T LLC), a Delaware limited liability company; KW EU Capital 2, LLC (formerly KW 2016U LLC), a Delaware limited liability company; KW EU Capital 3, LLC (formerly KW 2016V LLC), a Delaware limited liability company; KW 134th Street Lofts, LLC (formerly KW 2016W LLC), a Delaware limited liability company; and KW Ashton Parc Villagio, LLC (formerly KW 2016X LLC), a Delaware limited liability company.

“Subsidiary Guaranty” means a Guarantee by a Subsidiary Guarantor of the Issuer’s obligations with respect to the Notes of the applicable series.

“Temporary Cash Investments” means any of the following:

(1)        any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

(2)        investments in time deposit accounts, bankers’ acceptances, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Section 3(a)(62) of the Exchange Act) or any money-market fund sponsored by a registered broker-dealer or mutual fund distributor;

(3)        repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above and clauses (4) and (5) below entered into with a bank meeting the qualifications described in clause (2) above;

(4)        investments in commercial paper, maturing not more than one year from the date of creation thereof, issued by a corporation (other than an Affiliate of the Issuer) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P; and

(5)        investments in securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s.

“Termination of Trading” means the termination (but not the temporary suspension) of trading of the Common Stock of Parent, which will be deemed to have occurred if the Common Stock or other securities into which the Parent’s Series A Preferred Stock are then convertible are not, or are not permitted to be, listed for trading on the New York Stock Exchange or any other U.S. national securities exchange.

“Total Assets” means, as of any date of determination, the total consolidated assets of the Issuer and its Restricted Subsidiaries under GAAP, as of the end of the most recent completed fiscal quarter for which internal financial statements are available, calculated on a pro forma basis to give effect to any acquisition or disposition of assets, companies, divisions, lines of businesses or operations by the Issuer and its Restricted Subsidiaries subsequent to the end of such fiscal quarter and on or prior to the date of determination.

“Unrestricted Subsidiary” means:

(1)        any Subsidiary of the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors or the Audit Committee of the Board of Directors or the Parent’s

management (which designation, if not by the Board of Directors or the Audit Committee of the Board of Directors, will be evidenced in an Officer’s Certificate that is delivered to the Trustee) in the manner provided below; and

(2)        any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors or the Audit Committee of the Board of Directors or the Parent’s management may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Issuer or any other Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

The Board of Directors or the Audit Committee of the Board of Directors or the Parent’s management may designate any Unrestricted Subsidiary to be a Restricted Subsidiary (which designation, if not by the Board of Directors or the Audit Committee of the Board of Directors, will be evidenced in an Officer’s Certificate that is delivered to the Trustee); provided, however, that immediately after giving effect to such designation (A) the Issuer could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “—Certain Covenants—Limitation on Indebtedness” (irrespective of whether that covenant remains in effect) and (B) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

Except as described under “—Certain Covenants—Limitation on Indebtedness,” whenever it is necessary to determine whether the Issuer has complied with any covenant in the applicable Indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.

“Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof. For the avoidance of doubt, if the capital structure of such Person includes both (x) capital or similar interests; and (y) profit, “promote” or similar interests, then Voting Stock shall be deemed to refer only to such capital or similar interests and not to such profit, “promote” or similar interests.

“Wholly Owned Subsidiary” means a Restricted Subsidiary all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Issuer or one or more Wholly Owned Subsidiaries.

Book-Entry, Delivery and Form

Except as set forth below, Notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Notes will be issued at the closing of this offering only against payment in immediately available funds.

The Notes will initially be represented by one or more global notes in registered form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company ( “DTC”), and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See “—Book-Entry, Delivery and Form—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the underwriters of the Notes), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

•	upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the underwriters of the Notes with portions of the principal amount of the Global Notes; and

•

ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations that are Participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or holders thereof under the Indentures for any purpose.

Payments in respect of the principal of, and interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indentures. Under the terms of the Indentures, the Issuer and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, none of the Issuer, the Trustee nor any agent of the Issuer or the Trustee has or will have any responsibility or liability for:

•

any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

•	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Issuer. Neither the Issuer nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the Issuer and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

DTC has advised the Issuer that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, DTC is under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Issuer, the Guarantors, the Trustee or any of their respective agents will have any responsibility for the performance by DTC or its direct or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

•

DTC (a) notifies the Issuer that it is unwilling or unable to continue as depositary for the Global Notes and DTC fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

•	the Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

•	there has occurred and is continuing a Default with respect to the Notes and the Trustee has received a request from DTC to issue certificated notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes under prior written notice given to the Trustee by or on behalf of DTC in accordance with the applicable Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

The Issuer will make payments in respect of the Notes represented by the Global Notes (including principal and interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note holder. The Issuer will make all payments of principal and interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The Notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuer expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax considerations relevant to the purchase, ownership and disposition of the notes issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect an owner of the notes. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of the notes.

This discussion is limited to beneficial owners who hold the notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, this discussion is limited to persons purchasing the notes for cash pursuant to this offering at the public offering price indicated on the cover page of this prospectus supplement. This discussion does not address all U.S. federal income tax consequences relevant to an owner’s particular circumstances, including alternative minimum tax consequences, the application of Section 451 of the Code with respect to conforming the timing of income accruals to financial statements, and the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to persons subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons holding the notes as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	real estate investment trusts or regulated investment companies;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell the notes under the constructive sale provisions of the Code; and

•	persons that own 2024 Notes tendered pursuant to the Tender Offer or redeemed pursuant to the indenture governing the 2024 Notes, as applicable.

If an entity treated as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding the notes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Qualified Reopening

For U.S. federal income tax purposes, we expect and the following discussion assumes that the notes will be treated as issued in a “qualified reopening” of the initial notes. For U.S. federal income tax purposes, debt instruments issued in a qualified reopening are deemed to be part of the same issue as the original debt instruments. Under the relevant Treasury Regulations, the notes will have the same issue date, the same issue price and (with respect to beneficial owners) the same adjusted issue price as the initial notes for U.S. federal income tax purposes.

Tax Considerations Applicable to U.S. Holders

Definition of a U.S. Holder

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of a note that, for U.S. federal income tax purposes, is or is treated as:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Pre-Acquisition Accrued Interest

A portion of the price paid for a note will be allocable to interest that “accrued” prior to the date the note is purchased (“pre-acquisition accrued interest”). We intend to take the position that, to the extent a portion of a U.S. Holder’s purchase price is allocable to pre-acquisition accrued interest, a portion of the first stated interest payment equal to the amount of such pre-acquisition accrued interest will be treated as a nontaxable return of such pre-acquisition accrued interest to the U.S. Holder. Amounts treated as a return of pre-acquisition accrued interest should not be taxable when received but should reduce a U.S. Holder’s adjusted tax basis in the note by a corresponding amount.

Payments of Stated Interest

Payments of stated interest on a note (other than pre-acquisition accrued interest) generally will be taxable to a U.S. Holder as ordinary income at the time such interest is received or accrued, in accordance with such U.S. Holder’s method of tax accounting for U.S. federal income tax purposes.

Certain Additional Payments

In certain circumstances (see “Description of the Notes—Optional Redemption” and “Description of the Notes—Fundamental Change”), we may be obligated to make payments in excess of stated interest and the principal amount of the notes. We intend to take the position that the notes should not be treated as contingent payment debt instruments because of these additional payments. This position is based in part on assumptions regarding the likelihood, as of the date of issuance of the notes, that such additional payments will have to be made. Assuming this position is respected, any amounts paid to a U.S. Holder pursuant to any such redemption or repurchase, as applicable, would be taxable as described below in “—Tax Considerations Applicable to U.S. Holders—Sale or Other Taxable Disposition.” Our position is binding on a U.S. Holder unless such holder discloses its contrary position in the manner required by applicable Treasury Regulations. The IRS, however, may take a position contrary to our position, which could affect the timing and character of a U.S. Holder’s income with respect to the notes. U.S. Holders are urged to consult their tax advisors regarding the potential application of the contingent payment debt instrument rules to the notes and the consequences thereof. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Premium

If a U.S. Holder purchases a note for an amount (excluding any portion thereof allocable to pre-acquisition accrued interest) that exceeds the note’s principal amount, the U.S. Holder will be considered to have purchased the note with “amortizable bond premium” in an amount equal to the excess. Generally, a U.S. Holder may elect to amortize the premium as an offset to interest, using a constant-yield method, over the remaining term of the notes. However, because the notes may be optionally redeemed by us for an amount in excess of their principal amount, special rules apply that could result in a deferral of the amortization of the bond premium until later in the term of the notes. Under the Treasury Regulations, a U.S. Holder may offset the stated interest income allocable to an accrual period with the bond premium allocable to the accrual period. If the bond premium allocable to an accrual period exceeds the stated interest income allocable to the accrual period, the excess is treated as a bond premium deduction. However, the amount treated as a bond premium deduction is limited to the amount by which such U.S. Holder’s total interest inclusions on the notes in prior accrual periods exceeded the aggregate amount treated by such U.S. holder as bond premium deductions in prior accrual periods. If any of the excess bond premium is not deductible, that amount is carried forward to the next accrual period. If a U.S. Holder elects to amortize bond premium, the U.S. Holder must reduce its adjusted tax basis in the notes by the amount of the bond premium (i) used to offset interest income or (ii) taken as a deduction, as set forth above. An election to amortize bond premium applies to all taxable debt obligations held or subsequently acquired by the U.S. Holder on or after the first day of the first taxable year to which the election applies and may be revoked only with the consent of the IRS.

Sale or Other Taxable Disposition

A U.S. Holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note. The amount of such gain or loss will generally equal the difference between the amount received for the note in cash or other property valued at fair market value (less amounts attributable to any accrued but unpaid interest, which will be treated as a payment of interest) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will be equal to the amount the U.S. Holder paid for the note, reduced by amortized bond premium and by any pre-acquisition accrued interest previously received. Any gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the note for more than one year at the time of sale or other taxable disposition. Otherwise, such gain or loss will be short-term capital gain or loss. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally are eligible for taxation at reduced rates. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

A U.S. Holder may be subject to information reporting and backup withholding when such holder receives payments on a note or proceeds from the sale or other taxable disposition of a note (including a redemption or retirement of a note). Certain U.S. Holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and:

•	the holder fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;

•	the holder furnishes an incorrect taxpayer identification number;

•	the applicable withholding agent is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or

•

the holder fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Tax Considerations Applicable to Non-U.S. Holders

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of a note that is neither a U.S. Holder nor an entity treated as a partnership for U.S. federal income tax purposes.

Payments of Interest

Interest paid on a note to a Non-U.S. Holder that is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States generally will not be subject to U.S. federal income tax, or withholding tax of 30% (or such lower rate specified by an applicable income tax treaty), provided that:

•	the Non-U.S. Holder does not, actually or constructively, own 10% or more of the total combined voting power of all classes of our voting stock;

•	the Non-U.S. Holder is not a controlled foreign corporation related to us through actual or constructive stock ownership; and

•

either (1) the Non-U.S. Holder certifies in a statement provided to the applicable withholding agent under penalties of perjury that it is not a United States person and provides its name and address; (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the note on behalf of the Non-U.S. Holder certifies to the applicable withholding agent under penalties of perjury that it, or the financial institution between it and the Non-U.S. Holder, has received from the Non-U.S. Holder a statement under penalties of perjury that such holder is not a United States person and provides a copy of such statement to the applicable withholding agent; or (3) the Non-U.S. Holder holds its note directly through a “qualified intermediary” (within the meaning of applicable Treasury Regulations) and certain conditions are satisfied.

If a Non-U.S. Holder does not satisfy the requirements above, such Non-U.S. Holder may be entitled to a reduction in or an exemption from withholding on such interest as a result of an applicable tax treaty. To claim such entitlement, the Non-U.S. Holder must provide the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) claiming a reduction in or exemption from withholding tax under the benefit of an income tax treaty between the United States and the country in which the Non-U.S. Holder resides or is established.

If interest paid to a Non-U.S. Holder is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such interest is attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that interest paid on a note is not subject to withholding tax because it is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States.

Any such effectively connected interest generally will be subject to U.S. federal income tax at the regular rates applicable to United States persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected interest, as adjusted for certain items.

The certifications described above must be provided to the applicable withholding agent prior to the payment of interest and must be updated periodically. Non-U.S. Holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Sale or Other Taxable Disposition

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale, exchange, redemption, retirement or other taxable disposition of a note (such amount excludes any amount allocable to accrued and unpaid interest, which generally will be treated as discussed above in “—Tax Considerations Applicable to Non-U.S. Holders—Payments of Interest”) unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable); or

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net-income basis at the regular rates applicable to United States persons. A Non-U.S. Holder that is a foreign corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on gain realized upon the sale, exchange, redemption, retirement or other taxable disposition of a note, which may be offset by U.S.-source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of interest generally will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the Non-U.S. Holder is a United States person and the Non-U.S. Holder certifies its non-U.S. status as described above under “ —Tax Considerations Applicable to Non-U.S. Holders—Payments of Interest.” However, information returns are required to be filed with the IRS in connection with any interest paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of a note (including a retirement or redemption of the note) within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the statement described above and does not have actual knowledge or reason to know that the Non-U.S. Holder is a United States person or the Non-U.S. Holder otherwise establishes an exemption. Proceeds of a disposition of a note paid outside the United States and conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting, unless the broker has certain connections to the United States.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding tax may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on payments of interest on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, a note paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies that it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of interest on our debt obligations. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of debt obligations occurring on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. Prospective investors should consult their own tax advisors regarding the possible impact of these rules on their investment in the notes, and on the entities through which they hold the notes.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase and holding of the notes by (a) employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (b) plans, individual retirement accounts (“IRAs”) and other arrangements that are subject to Section 4975 of the Internal Revenue Code (the “Code”) or provisions under any federal, state, local, non-U.S. or other laws, rules or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and (c) entities whose underlying assets are considered to include “plan assets” (within the meaning of ERISA) of any such plan, account or arrangement by reason of a plan’s investment in such entities (each of (a), (b) and (c), a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan (within the meaning of Section 3(21) of ERISA).

In considering an investment in the notes with any portion of the assets of a Plan, a Plan fiduciary should consider, among other matters, whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any applicable Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Considerations

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving “plan assets” with persons or entities who are “parties in interest,” within the meaning of Section 406 of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless a statutory or administrative exemption is available. A party in interest or disqualified person, including a fiduciary of an ERISA Plan, who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. Plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA or Section 4975(g)(3) of the Code) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar prohibitions under other applicable Similar Laws.

The acquisition and/or holding of the notes by an ERISA Plan with respect to which we, a guarantor or any of the underwriters of the notes, or certain of our or their affiliates, are considered a “party in interest” or a “disqualified person” may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code (or comparable provisions of Similar Laws), unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may apply to provide exemptive relief for direct or indirect prohibited transactions resulting from the acquisition and/or holding of the notes. These class exemptions include, without limitation, PTCE 84-14 for transactions determined by independent qualified professional asset managers, PTCE 90-1 for transactions involving insurance company pooled separate accounts, PTCE 91-38 for transactions involving bank collective investment funds, PTCE 95-60 for transactions involving life insurance company general accounts and PTCE 96-23 for transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and

Section 4975(d)(20) of the Code provide an exemption from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code for certain purchases and sales of securities, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction, and provided further that the ERISA Plan receives no less, and pays no more, than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation of any applicable Similar Laws.

Representations

Accordingly, by purchasing and holding notes, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) it is not a Plan, and no portion of the assets used by such purchaser or transferee to acquire and hold the notes constitutes assets of any Plan or (ii) neither the purchase nor the holding of the notes by such purchaser or subsequent transferee will constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering whether to purchase the notes (or hold or dispose of the notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such transaction and whether an exemption would be applicable to such transaction. Investors in the notes have exclusive responsibility for ensuring that their purchase of the notes does not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of Similar Laws. The sale of any notes by or to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such Plans generally or with respect to any particular Plan, or that such an investment is appropriate for such Plans generally or for any particular Plan.

UNDERWRITING

BofA Securities, Inc. is acting as representative of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among Kennedy-Wilson, Kennedy-Wilson Holdings, the subsidiary guarantors and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal Amount of 2029 Notes	Principal Amount of 2031 Notes
BofA Securities, Inc.	$32,500,000	$32,500,000
J.P. Morgan Securities LLC	25,000,000	25,000,000
Deutsche Bank Securities Inc.	11,250,000	11,250,000
U.S. Bancorp Investments, Inc.	11,250,000	11,250,000
Fifth Third Securities, Inc.	10,000,000	10,000,000
Goldman Sachs & Co. LLC	5,000,000	5,000,000
BBVA Securities Inc.	5,000,000	5,000,000

Total	$100,000,000	$100,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of the notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representative has advised us that the underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement. After the initial offering, the public offering price, concession or any other term of the offering may be changed. The underwriters may offer and sell notes through certain of their affiliates.

The following table shows the underwriting discounts and commissions per $1,000 principal amount of each series of notes and the total underwriting discounts and commissions:

	2029 Notes	2031 Notes
Per $1,000 principal amount of notes	$10	$10
Total	$1,000,000	$1,000,000

We estimate that the expenses of the offering payable by us, not including the underwriting discounts and commissions, will be approximately $280,000.

New Issue of Notes

The initial notes are not listed and we do not intend to apply for listing of any series of the notes on any national securities exchange or for inclusion of any series of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in each series of the notes. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for any series of the notes. If an active trading market for any series of the notes is not developed or if developed, is not maintained, the market price and liquidity of such series of the notes may be adversely affected. If any series of the notes are traded, such series of notes may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

We expect to deliver the notes against payment for the notes on the 10th business day following the date of the pricing of the notes, which we refer to as T+10. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, investors who wish to trade the notes on the date of pricing or the next seven trading days thereafter will be required, by virtue of the fact that the notes initially will settle in T+10, to specify alternative settlement arrangements to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the second business day before the anticipated delivery hereunder should consult with their own advisors.

No Sales of Similar Securities

Each of Kennedy Wilson and Kennedy-Wilson Holdings and the other guarantors has agreed that it will not, for a period of 60 days after the date of this prospectus supplement, without first obtaining the prior written consent of BofA Securities, Inc., directly or indirectly, sell, offer, contract or grant any option to sell, pledge, transfer or establish a “put equivalent position” (within the meaning of Rule 16a-1 under the Exchange Act), or otherwise dispose of, or announce the offering of, or file a registration statement under the Securities Act in respect of, any debt securities of Kennedy Wilson, Kennedy-Wilson Holdings or any other guarantor of the notes or securities exchangeable for or convertible into such debt securities, except as contemplated by the underwriting agreement.

Short Positions

In connection with this offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute this prospectus supplement and the accompanying prospectus by electronic means, such as email.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking, commercial lending and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other of the underwriters or their affiliates that have a lending relationship with us may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. In addition, certain of the underwriters and/or their respective affiliates are lenders under an unsecured credit facility dated March 25, 2020 among us and certain banks named therein providing for borrowings by us of a maximum of $500 million.

Certain of the underwriters in this offering or their affiliates may own the 2024 Notes and, as a result, may receive a portion of the proceeds from this offering.

In addition, Sanaz Zaimi, who is a member of Kennedy Wilson’s board of directors, is also the chief executive of BofA Securities Europe SA, an affiliate of BofA Securities, Inc., one of the underwriters of this offering.

Notice to Prospective Investors in the European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered or sold to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). No key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling any in scope instrument or otherwise making such instruments available to retail investors in the EEA has been prepared. Offering and selling the Securities or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

This prospectus supplement has been prepared on the basis that any offer of notes in any Member State will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. Accordingly, any person making or intending to make an offer in that Member State of notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for us or the representative to publish a prospectus pursuant to Article 3 of the Prospectus Regulation in relation to such offer. Neither we nor the representative have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for us or the representative to publish a prospectus supplement for such offer.

The above selling restriction is in addition to any other selling restrictions set out below.

MIFID II product governance / Professional investors and Eligible Counterparties only target market

Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the notes has led to the conclusion that: (i) the target market for the notes is eligible counterparties and professional clients only, each as defined in MiFID II; and (ii) all channels for distribution of the notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the notes (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

Notice to Prospective Investors in the United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); (ii) a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

Notice to Prospective Investors in Switzerland

This prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the notes described herein. The notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. This prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations, and neither this prospectus supplement nor the accompanying prospectus nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement and the accompanying prospectus relate to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement and the accompanying prospectus are intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this document. The securities to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this document you should consult an authorized financial advisor.

In relation to its use in the DIFC, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal, that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Hong Kong

The notes have not been and may not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) S-17 (“SFO”) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance, and no advertisement, invitation or document relating to the notes has been or may be issued or has been or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA, (2) where no consideration is given for the transfer, (3) where the transfer is by operation of law, (4) as specified in Section 276(7) of the SFA; or (5) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the Securities and Futures Act (Chapter 289 of Singapore) (the “SFA”), the issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law), and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

LEGAL MATTERS

Certain matters will be passed on for us by Kulik, Gottesman & Siegel LLP, Los Angeles, California. The validity of the notes being offered will be passed upon for us by Latham & Watkins LLP, Los Angeles, California. The underwriters have been represented by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The consolidated balance sheets of Kennedy-Wilson Holdings, Inc. and subsidiaries (the Company) as of December 31, 2020 and 2019, and the related consolidated statements of income, comprehensive income, equity and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes and financial statement schedule III (collectively, the consolidated financial statements), and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2020 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, which reports appear in the annual report on Form 10-K of Kennedy-Wilson Holdings, Inc. for the fiscal year ended December 31, 2020, and are incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at http://www.sec.gov.

Our internet website at http://www.kennedywilson.com contains information about us. On the Investor Relations page of our website, we provide access to all of our SEC filings free of charge, as soon as reasonably practicable after filing with the SEC. Except for the documents listed below, the information contained in, or that can be accessed from, our internet website is not incorporated by reference in this prospectus supplement and the accompanying prospectus, and you should not consider it a part of this prospectus supplement or the accompanying prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows information in documents that we file with the SEC to be incorporated by reference, which means that we may disclose important information to you by referring you to those documents on file with the SEC. The information incorporated by reference is considered to be a part of this prospectus supplement. The following documents are incorporated by reference:

•	our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 26, 2021 (File No. 001-33824);

•	our Current Reports on Form 8-K, filed with the SEC on January 27, 2021, February 2, 2021, February 11, 2021 and February 26, 2021;

•

the portions of our Proxy Statement on Schedule 14A, filed with the SEC on April 28, 2020 (File No.  001-33824), that are incorporated by reference in Part III of our Annual Report on Form 10-K for the year ended December 31, 2019; and

•

any future filings of Kennedy-Wilson Holdings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement but prior to the termination of the offering covered by this prospectus supplement.

Any statement in a document incorporated or deemed to be incorporated by reference in this prospectus supplement is deemed to be modified or superseded to the extent that a statement contained in this prospectus supplement, or in any other document subsequently filed with the SEC and incorporated by reference, modifies or supersedes that statement. If any statement is so modified or superseded, it does not constitute a part of this prospectus supplement, except as modified or superseded.

Information that is “furnished to” the SEC shall not be deemed “filed with” the SEC and shall not be deemed incorporated by reference into this prospectus supplement, the accompanying prospectus or the registration statement relating to this prospectus supplement.

Each person, including any beneficial owner, to whom this prospectus supplement or the accompanying prospectus is delivered, is entitled to receive a copy of any or all of the information that has been incorporated by reference in this prospectus supplement or the accompanying prospectus but not delivered with this prospectus supplement or the accompanying prospectus. You may request a copy of these filings, at no cost, by writing or telephoning Kennedy-Wilson Holdings at the following address and phone number:

Kennedy-Wilson Holdings, Inc.

151 S. El Camino Drive

Beverly Hills, CA 90212

(310) 887-6400

Attn: Secretary

PROSPECTUS

KENNEDY-WILSON HOLDINGS, INC.

KENNEDY-WILSON, INC.

Common Stock

Preferred Stock

Warrants

Debt Securities

Guarantees of Debt Securities

Kennedy-Wilson Holdings, Inc. (“Kennedy-Wilson Holdings”) may offer and sell (i) shares of its common stock, (ii) shares of its preferred stock, which may be issued in one or more series and may be convertible into shares of Kennedy-Wilson Holdings’ common stock, (iii) warrants to purchase its common stock or preferred stock and (iv) debt securities, which may be senior, senior subordinated or subordinated. The debt securities offered and sold by Kennedy-Wilson Holdings may be fully and unconditionally guaranteed by one or more of its subsidiaries. In addition, Kennedy-Wilson, Inc. (“Kennedy-Wilson”) may offer and sell debt securities, which may be senior, senior subordinated or subordinated. The debt securities offered and sold by Kennedy-Wilson will be fully and unconditionally guaranteed by Kennedy-Wilson Holdings and also may be fully and unconditionally guaranteed by one or more of Kennedy-Wilson’s subsidiaries. Any debt that may be issued pursuant to this prospectus may be secured and may be convertible into, or exchangeable for, common stock or preferred stock of Kennedy-Wilson Holdings.

Kennedy-Wilson Holdings and Kennedy-Wilson are sometimes referred to in this prospectus as the “issuers.”

The common stock, preferred stock, warrants, debt securities and guarantees being offered pursuant to this prospectus are collectively referred to in this prospectus as the “securities.” The securities may be offered from time to time, in one or more offerings, in amounts, at prices and on terms determined at the time of any such offering.

The specific terms of the securities will be provided in one or more supplements to this prospectus at the time of offering. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

The securities may be offered directly by the applicable issuer, through agents designated from time to time or to or through underwriters or dealers. If any agents, dealers or underwriters are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections entitled “Plan of Distribution” and “About this Prospectus” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such series of securities.

Kennedy-Wilson Holdings’ common stock is listed on the New York Stock Exchange under the trading symbol “KW.” Each prospectus supplement will indicate whether the securities offered thereby will be listed on any securities exchange.

The principal executive offices of the issuers are located at 151 S El Camino Drive, Beverly Hills, California, and their telephone number is (310) 887-6400.

INVESTING IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE RISK FACTORS INCLUDED IN THE PERIODIC REPORTS FILED BY THE ISSUERS, IN ANY PROSPECTUS SUPPLEMENT RELATING TO SPECIFIC OFFERINGS OF SECURITIES AND IN OTHER DOCUMENTS THAT THE ISSUERS FILE WITH THE SECURITIES AND EXCHANGE COMMISSION. SEE “RISK FACTORS” BEGINNING ON PAGE 1 OF THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 12, 2019

You should rely only on the information contained in this prospectus, in an accompanying prospectus supplement or incorporated by reference herein or therein or in any free writing prospectus authorized by the applicable issuer in respect of the relevant offering. Neither issuer has authorized anyone to provide you with information or make any representation that is different. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which they relate, and this prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or solicitation. The issuers may use this prospectus to sell the securities only if it is accompanied by a prospectus supplement.

i

RISK FACTORS

An investment in the securities involves a high degree of risk. You should consider carefully all of the material risks incorporated by reference in this prospectus, including the risk factors set forth in Kennedy-Wilson Holdings’ most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC, together with the other information contained or incorporated by reference in this prospectus and any applicable prospectus supplement before making a decision to invest in the securities. If any of the risks occur, the applicable issuer’s business, financial condition and operating results may be materially adversely affected. In that event, the trading price of the securities could decline, and you could lose all or part of your investment. This prospectus also contains or incorporates by reference forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated by the forward-looking statements as a result of specific factors, including the risks incorporated by reference in this prospectus. For more information, see the sections entitled “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.”

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that the issuers have filed with the Securities and Exchange Commission, or the SEC. Under this shelf registration process, the issuers may sell securities, from time to time, in one or more offerings. This prospectus provides you with a general description of the securities that may be offered, which is not meant to be a complete description of each security. Each time securities are sold, a prospectus supplement containing specific information about the terms of that offering will be provided, including the specific amounts, prices and terms of the securities offered. The prospectus supplement and any other offering material may also add to, update or change information contained in this prospectus or in documents incorporated by reference into this prospectus. You are urged to read this prospectus, any prospectus supplement and any other offering material (including a free writing prospectus) prepared by or on behalf of the applicable issuer for a specific offering of securities, together with additional information described under the heading “Where You Can Find Additional Information” on page 4 of this prospectus. You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement and in any authorized free writing prospectus. Neither issuer has authorized anyone to provide you with different information. The issuers take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The issuers are not making an offer to sell or soliciting an offer to purchase these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. The issuers’ business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information.    In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

The issuers may offer the securities directly, through agents, or to or through underwriters or dealers. The applicable prospectus supplement will describe the terms of the plan of distribution and set forth the names of any underwriters involved in the sale of the securities. See “Plan of Distribution” beginning on page 26 for more information on this topic. No securities may be sold without delivery of a prospectus supplement describing the method and terms of the offering of those securities.

KENNEDY-WILSON HOLDINGS, INC.

Unless otherwise stated or the context otherwise requires, as used in this section, the words “we,” “us,” “our” or the “company” refer to Kennedy-Wilson Holdings, Inc. and its subsidiaries.

We are a global real estate investment company. We own, operate, and invest in real estate both on our own and through our investment management platform. We focus primarily on multifamily and office properties located in the Western United States, United Kingdom, and Ireland. To complement our investment business, the Company also provides real estate services primarily to financial services clients.

Our principal executive offices are located at 151 S. El Camino Drive, Beverly Hills, CA 90212, and our telephone number is (310) 887-6400. Our website is http://www.kennedywilson.com. The information contained in, or that can be accessed through, our website is not part of this prospectus.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The issuers have filed a registration statement on Form S-3 with respect to the securities offered by this prospectus with the SEC in accordance with the Securities Act of 1933, as amended, or the Securities Act, and the rules and regulations enacted under its authority. This prospectus, which constitutes a part of the registration statement, does not contain all of the information included in the registration statement and its exhibits and schedules. Statements contained in this prospectus regarding the contents of any document referred to in this prospectus are not necessarily complete, and, in each instance, you are referred to the full text of the document that is filed or incorporated by reference as an exhibit to the registration statement. Each statement concerning a document that is filed or incorporated by reference as an exhibit should be read along with the entire document. Kennedy-Wilson Holdings files annual, quarterly and current reports and other information with the SEC.

The SEC maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers, such as Kennedy-Wilson Holdings, that file electronically with the SEC. The SEC’s website address is http://www.sec.gov.

Kennedy-Wilson Holdings’ corporate website is http://www.kennedywilson.com. The information contained in, or that can be accessed through, that website is not part of this prospectus and should not be relied upon in determining whether to purchase the securities.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows information in documents that Kennedy-Wilson Holdings files with the SEC to be incorporated by reference, which means that important information may be disclosed to you by referring you to those documents on file with the SEC. The information incorporated by reference is considered to be a part of this prospectus. The following documents of Kennedy-Wilson Holdings are deemed to be incorporated by reference:

•	our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on March 1, 2019 (File No. 001-33824);

•

our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June  30, 2019 and September 30, 2019, filed with the SEC on May 2, 2019, August 1, 2019 and October 31, 2019, respectively (File No. 001-33824);

•

our Current Reports on Form 8-K, filed with the SEC on January 24, 2019, June  12, 2019 (excluding Item 7.01 and Exhibit 99.1), June  13, 2019, October  18, 2019 (excluding Item 7.01 and Exhibit 99.1) and November 7, 2019 (File No. 001-33824);

•

the portions of our Proxy Statement on Schedule 14A, filed with the SEC on April 26, 2019 (File No. 001-33824), that are incorporated by reference in Part III of our Annual Report on Form 10-K for the year ended December 31, 2018; and

•

the description of Kennedy-Wilson Holdings’ common stock incorporated by reference in the Registration Statement on Form 8-A, filed with the SEC on March 18, 2010 (File No. 001-33824), including any amendments or reports filed for purpose of updating such description; and

•

any future filings of Kennedy-Wilson Holdings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, on or after the date of this prospectus but prior to the termination of the applicable offering covered by this prospectus.

Any statement in a document incorporated or deemed to be incorporated by reference in this prospectus is deemed to be modified or superseded to the extent that a statement contained in this prospectus, or in any other document subsequently filed with the SEC and incorporated by reference, modifies or supersedes that statement. If any statement is so modified or superseded, it does not constitute a part of this prospectus, except as modified or superseded.

Information that is “furnished to” the SEC shall not be deemed “filed with” the SEC and shall not be deemed incorporated by reference into this prospectus or the registration statement of which this prospectus is a part. Each person, including any beneficial owner, to whom a prospectus is delivered, is entitled to receive a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may request a copy of these filings, at no cost, by writing or telephoning Kennedy-Wilson Holdings at the following address and phone number:

Kennedy-Wilson Holdings, Inc.

151 S. El Camino Drive

Beverly Hills, CA 90212

(310) 887-6400

Attn: Senior Vice President, Deputy General Counsel and Secretary

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements made by us in this prospectus and in other reports and statements released by us that are not historical facts constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are necessarily estimates reflecting the judgment of our senior management based on our current estimates, expectations, forecasts and projections and include comments that express our current opinions about trends and factors that may impact future results. Disclosures that use words such as “believe,” “may,” “anticipate,” “estimate,” “intend,” “could,” “plan,” “expect,” “project” or the negative of these, as well as similar expressions, are intended to identify forward-looking statements.

Forward-looking statements are not guarantees of future performance, rely on a number of assumptions concerning future events, many of which are outside of the issuers’ control, and involve known and unknown risks and uncertainties that could cause our actual results, performance or achievement, or industry results, to differ materially from any future results, performance or achievements, expressed or implied by such forward-looking statements. Although the issuers believe that their plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we do not guarantee that the transactions and events described will happen as described (or that they will happen at all). In evaluating these statements, you should specifically consider the risks described and referred to under the heading “Risk Factors” on page 1 of this prospectus, and in the reports of Kennedy-Wilson Holdings filed from time to time with the SEC and incorporates by reference herein, including, but not limited to, the following factors:

•	disruptions in general economic and business conditions, particularly in geographies where our business may be concentrated;

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volatility and disruption of the capital and credit markets, higher interest rates, higher loan costs, less desirable loan terms and a reduction in the availability of mortgage loans, all of which could increase costs and could limit our ability to acquire additional real estate assets;

•	high levels of unemployment and general slowdowns in commercial activity;

•	our leverage and ability to refinance existing indebtedness or incur additional indebtedness;

•	an increase in our debt service obligations;

•	our ability to generate a sufficient amount of cash to satisfy working capital requirements and to service our existing and future indebtedness and maintain our dividend payments;

•	our ability to achieve improvements in operating efficiency;

•	decreasing rental rates or increasing tenant incentive and vacancy rates or an increase in operating costs to maintain our investments;

•	adverse changes to rent control laws and regulations;

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risks associated with our development projects, including, among other things, material delays in completing such projects, inability to secure third-party financing on favorable terms or at all and increase in construction costs;

•	foreign currency fluctuations;

•	performance of our foreign currency hedges and similar instruments;

•	adverse changes in the securities markets;

•	our ability to retain our senior management and attract and retain qualified and experienced employees;

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changes in tax laws in the United States (including those made by the Tax Cuts and Jobs Act enacted in December 2017), Ireland, United Kingdom, Spain, Italy or Japan that reduce or eliminate deductions or other tax benefits we receive;

•	our ability to repatriate funds in a tax-efficient manner;

•	future acquisitions and dispositions may not be available at favorable prices or upon advantageous terms and conditions;

•	costs relating to the acquisition of assets we may acquire could be higher than anticipated;

•	our ability to retain major clients and renew related contracts; and

•	trends in use of large, full-service commercial real estate providers.

Any such forward-looking statements, whether made in this prospectus or elsewhere, should be considered in the context of the various disclosures made by the issuers about their businesses including, without limitation, the factors discussed above. Except as required under the federal securities laws and the rules and regulations of the SEC, none of the issuers intends or has an obligation to update publicly any forward-looking statements, whether as a result of new information, future events, changes in assumptions, or otherwise.

USE OF PROCEEDS

The issuers intend to use the net proceeds, if any, from the sale of the securities in the manner that will be set forth in the applicable prospectus supplement.

DESCRIPTION OF SECURITIES

This prospectus contains summary descriptions of the common stock, preferred stock, warrants, debt securities and guarantees that may be offered and sold from time to time. These summary descriptions are not meant to be complete descriptions of each security. At the time of an offering and sale, this prospectus together with the accompanying prospectus supplement will contain the material terms of the securities being offered.

DESCRIPTION OF COMMON STOCK

Unless otherwise stated or the context otherwise requires, as used in this section, the words “we,” “us,” “our” or the “company” refer to Kennedy-Wilson Holdings, Inc. and its subsidiaries.

Our amended and restated certificate of incorporation authorizes the issuance of 200,000,000 shares of common stock, par value $0.0001. As of October 30, 2019, 142,449,132 shares of common stock were issued and outstanding. Holders of common stock have exclusive voting rights for the election of our directors and all other matters requiring stockholder action, except with respect to amendments to our amended and restated certificate of incorporation that alter or change the powers, preferences, rights or other terms of any outstanding preferred stock if the holders of such affected series of preferred stock are entitled to vote on such an amendment. Holders of common stock are entitled to one vote per share on matters to be voted on by stockholders and also are entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor. The payment of dividends, if ever, on the common stock will be subject to (i) the prior payment of dividends on any outstanding shares of preferred stock, and (ii) compliance with any applicable limitation in our debt agreements, including debt securities issued pursuant to this prospectus and any prospectus supplement. Our common stock has no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock.

Our board of directors is divided into three classes, each of which generally serve for a term of three years with only one class of directors being elected in each year. In the case of an election of directors, where a quorum is present, a majority of the votes case will be required to elect each director in an uncontested election, but a plurality of the votes cast will be sufficient to elect a director in a contested election. There is no cumulative voting with respect to the election of directors.

DESCRIPTION OF PREFERRED STOCK

Unless otherwise stated or the context otherwise requires, as used in this section, the words “we,” “us,” “our” or the “company” refer to Kennedy-Wilson Holdings, Inc. and its subsidiaries.

General. Our amended and restated certificate of incorporation provides that we may issue up to 1,000,000 shares of preferred stock, $0.0001 par value per share, or preferred stock. As of the date of this prospectus, 300,000 shares of our authorized preferred stock were designated as our 5.75% Series A Cumulative Perpetual Convertible Preferred Stock and were outstanding. Our amended and restated certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, the designations, powers, and preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions, applicable to the shares of each series of preferred stock. Our board of directors is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control or the removal of existing management by diluting the stock ownership or voting rights of a person seeking to obtain control of the company or remove existing management. As of the date of this prospectus, no shares of our preferred stock were issued and outstanding.

The specific terms of a particular class or series of preferred stock will be described in the prospectus supplement relating to that class or series, including a prospectus supplement providing that preferred stock may be issuable upon the exercise of warrants, or upon the conversion of any debt securities, that we issue pursuant to this prospectus. The description of preferred stock set forth below and the description of the terms of a particular class or series of preferred stock set forth in the applicable prospectus supplement do not purport to be complete and are qualified in their entirety by reference to the articles supplementary relating to that class or series.

The preferences and other terms of the preferred stock of each class or series will be fixed by the certificate of designation relating to such class or series. A prospectus supplement, relating to each class or series, will specify the terms of the preferred stock as follows:

•	the title and stated value of such preferred stock;

•	the number of shares of such preferred stock offered, the liquidation preference per share and the offering price of such preferred stock;

•	the dividend rate(s), period(s), and/or payment date(s) or method(s) of calculation thereof applicable to such preferred stock;

•	whether such preferred stock is cumulative or not and, if cumulative, the date from which dividends on such preferred stock shall accumulate;

•	the provision for a sinking fund, if any, for such preferred stock;

•	the provision for redemption, if applicable, of such preferred stock;

•	any listing of such preferred stock on any securities exchange;

•	preemptive rights, if any;

•	the terms and conditions, if applicable, upon which such preferred stock will be converted into our common stock, including the conversion price (or manner of calculation thereof);

•	a discussion of any material United States federal income tax consequences applicable to an investment in such preferred stock;

•	the relative ranking and preferences of such preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of our company;

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any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with such class or series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of our company;

•	any voting rights of such preferred stock; and

•	any other specific terms, preferences, rights, limitations or restrictions of such preferred stock.

Rank. Unless otherwise specified in the applicable prospectus supplement, the preferred stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of our company, rank: (i) senior to all classes or series of our common stock, and to any other class or series of our stock expressly designated as ranking junior to the preferred stock; (ii) on parity with any class or series of our stock expressly designated as ranking on parity with the preferred stock; and (iii) junior to any other class or series of our stock expressly designated as ranking senior to the preferred stock.

Conversion Rights. The terms and conditions, if any, upon which any shares of any class or series of preferred stock are convertible into our common stock will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the number of shares of our common stock into which the shares of preferred stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of such class or series of preferred stock, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such class or series of preferred stock.

Power to Increase Authorized Stock and Issue Additional Shares of Our Preferred Stock. The number of authorized shares of preferred stock may be increased by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of the capital stock entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to the resolutions adopted by the board of directors for such series. Our board of directors has the power to issue additional authorized but unissued shares of our preferred stock and to classify or reclassify unissued shares of our preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock. Although our board of directors does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our stockholders or otherwise be in their best interest.

Dividend Limitations. The payment of dividends, if ever, on the preferred stock will be subject to compliance with any applicable limitations in our debt agreements, including debt securities issued pursuant to this prospectus and any prospectus supplement.

DESCRIPTION OF WARRANTS

Unless otherwise stated or the context otherwise requires, as used in this section, the words “we,” “us,” “our” or the “company” refer to Kennedy-Wilson Holdings, Inc. and its subsidiaries.

This section describes the general terms and provisions of our warrants to acquire our securities that we may issue from time to time. The applicable prospectus supplement will describe the terms of any warrant agreements and the warrants issuable thereunder. If any particular terms of the warrants described in the prospectus supplement differ from any of the terms described herein, then the terms described herein will be deemed superseded by that prospectus supplement.

We may issue warrants for the purchase of our common stock or preferred stock. We may issue warrants independently or together with other securities, and they may be attached to or separate from the other securities. Each series of warrants will be issued under a separate warrant agreement that we will enter into with a bank or trust company, as warrant agent, as detailed in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation, or agency or trust relationship, with you. We will file a copy of the warrant and warrant agreement with the SEC each time we issue a series of warrants, and these warrants and warrant agreements will be incorporated by reference into the registration statement of which this prospectus is a part. A holder of our warrants should refer to the provisions of the applicable warrant agreement and prospectus supplement for more specific information.

The prospectus supplement relating to a particular issue of warrants will describe the terms of those warrants, including, when applicable:

•	the offering price;

•	the currency or currencies, including composite currencies, in which the price of the warrants may be payable;

•	the number of warrants offered;

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the securities underlying the warrants, including the securities of third parties or other rights, if any, to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of the warrants;

•	the exercise price and the amount of securities you will receive upon exercise;

•	the procedure for exercise of the warrants and the circumstances, if any, that will cause the warrants to be automatically exercised;

•	the rights, if any, we have to redeem the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the warrants will expire;

•	the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security;

•	the date on and after which the warrants and the related securities will be separately transferable;

•	material U.S. federal income tax consequences;

•	the name of the warrant agent; and

•	any other material terms of the warrants.

After the warrants expire they will become void. The prospectus supplement may provide for the adjustment of the exercise price of the warrants.

Warrants may be exercised at the appropriate office of the warrant agent or any other office indicated in the applicable prospectus supplement. Before the exercise of warrants, holders will not have any of the rights of holders of the securities purchasable upon exercise and will not be entitled to payments made to holders of those securities.

The applicable warrant agreement may be amended or supplemented without the consent of the holders of the warrants to which it applies to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants. However, any amendment that materially and adversely alters the rights of the holders of warrants will not be effective unless the holders of at least a majority of the applicable warrants then outstanding approve the amendment. Every holder of an outstanding warrant at the time any amendment becomes effective, by continuing to hold the warrant, will be bound by the applicable warrant agreement as amended. The prospectus supplement applicable to a particular series of warrants may provide that certain provisions of the warrants, including the securities for which they may be exercisable, the exercise price and the expiration date, may not be altered without the consent of the holder of each warrant.

DESCRIPTION OF DEBT SECURITIES

This prospectus covers the offer and sale of debt securities of Kennedy-Wilson Holdings or of Kennedy-Wilson. As used in this section, the term “applicable issuer” refers to Kennedy-Wilson Holdings, in the case of debt securities of Kennedy-Wilson Holdings, or Kennedy-Wilson, in the case of debt securities of Kennedy-Wilson, in each case excluding any of the issuers’ respective subsidiaries, unless expressly stated or the context requires otherwise.

Any debt securities of Kennedy-Wilson offered and sold pursuant to this prospectus will be fully and unconditionally guaranteed by Kennedy-Wilson Holdings and may also be fully and unconditionally guaranteed by one or more of its subsidiaries.

The Indentures Relating to this Prospectus

Any debt securities offered and sold pursuant to this prospectus will be issued under one of the following indentures (including any supplements to the indentures listed below):

•	that certain indenture, which we refer to as the “form base indenture,” dated as of March 25, 2014, between Kennedy-Wilson and Wilmington Trust, National Association, as trustee; or

•	an indenture, which we refer to as a “new base indenture,” to be entered into between (1) Kennedy-Kennedy-Wilson or Kennedy Wilson Holdings and (2) the trustee to be named therein.

For purposes of this description, the term “applicable base indenture” means the 2014 base indenture or the new base indenture, as applicable, pursuant to which a particular series of debt securities will be issued.

The Series of Debt Securities that May Be Offered and Sold Pursuant to this Prospectus

Debt securities issued pursuant to an applicable base indenture may consist of:

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an existing series of debt securities of Kennedy-Wilson, titled the 5.875% Senior Notes due 2024, which we refer to as the “2024 notes,” to be issued pursuant to the form base indenture, as amended by that certain Indenture (the “2024 Notes Indenture”) dated as of March 25, 2014 between Kennedy-Wilson, Inc. and Wilmington Trust, National Association, as trustee; or

•	a new series of debt securities of Kennedy-Wilson or Kennedy-Wilson Holdings, which we refer to as “new debt securities,” to be issued pursuant to the form base indenture or a new base indenture.

The terms of any 2024 notes we may offer and sell pursuant to this offering will be described in a supplement to this prospectus. The basic terms of any new series of debt securities we may issue pursuant to this prospectus are described below, and the specific terms of any such new series of debt securities (including any variations to the basic terms described below) will be described in a supplement to this prospectus.

Terms of New Series of Debt Securities

The following description, together with the additional information included in any applicable prospectus supplement, summarizes certain general terms and provisions of any new debt securities that may be offered under this prospectus. When a particular series of new debt securities is offered and sold, a description of the specific terms of the series will be included in a supplement to this prospectus. The supplement will also indicate to what extent the general terms and provisions described in this prospectus apply to a particular series of new debt securities.

The new debt securities that may be offered pursuant to this prospectus may be senior, senior subordinated or subordinated obligations, and, unless otherwise specified in a supplement to this prospectus, the new debt securities will be the direct, unsecured obligations of the applicable issuer and may be issued in one or more series.

The new debt securities will be issued pursuant to the applicable base indenture between the applicable issuer and a trustee, which will be named in the applicable supplement to this prospectus (or, in the case of new debt securities to be issued pursuant to the form base indenture (which will govern the terms of such securities), Wilmington Trust, National Association, or any successor trustee). Select portions of the applicable base indenture are summarized below. The summary is not complete. The form of each applicable base indenture, which may be modified prior to an offering, has been filed as an exhibit to the registration statement of which this prospectus forms a part, and you should read the applicable base indenture for provisions that may be important to you. Capitalized terms used in the summary and not defined herein have the meanings specified in the applicable base indenture.

General

The terms of each series of new debt securities will be established by or pursuant to a resolution of the applicable issuer’s board of directors and set forth or determined in the manner provided in a resolution of such board of directors, in an officer’s certificate or by a supplemental indenture to the applicable base indenture. The particular terms of each series of new debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet).

The applicable issuer can issue new debt securities under the applicable base indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. The prospectus supplement (including any pricing supplement or term sheet) relating to any series of new debt securities being offered will set forth the aggregate principal amount and other terms of the new debt securities, including, if applicable:

•	the title and ranking of the new debt securities (including the terms of any subordination provisions);

•	the price or prices (expressed as a percentage of the principal amount) at which the new debt securities will be sold;

•	any limit on the aggregate principal amount of the new debt securities;

•	the date or dates on which the principal of the securities of the series is payable;

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the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the new debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

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the place or places where principal of, and interest, if any, on the new debt securities will be payable (and the method of such payment), where the securities of such series may be surrendered for registration of transfer or exchange, and where notices and demands to the applicable issuer in respect of the new debt securities may be delivered;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which the applicable issuer may redeem the new debt securities;

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any obligation the applicable issuer will have to redeem or purchase the new debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of new debt securities and the period or periods within which, the price or prices at which and in the terms and conditions upon which securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

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the dates on which and the price or prices at which the applicable issuer will repurchase new debt securities at the option of the holders of new debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the new debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	whether the new debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of the principal amount of the new debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

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the currency of denomination of the new debt securities, which may be U.S. dollars or any foreign currency, and, if such currency of denomination is a composite currency, the agency or organization, if any, responsible for overseeing such composite currency;

•	the designation of the currency, currencies or currency units in which payment of the principal of or premium, if any, and interest on the new debt securities will be made;

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if payments of the principal of or premium, if any, or interest on the new debt securities will be made in one or more currencies or currency units other than that or those in which the new debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

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the manner in which the amounts of payment of the principal of or premium, if any, or interest on the new debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the new debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the new debt securities;

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any addition to, deletion of or change in the Events of Default (as defined below) described in this prospectus or set forth in the applicable base indenture with respect to the new debt securities and any change in the acceleration provisions described in this prospectus or in the applicable base indenture with respect to the new debt securities;

•	any addition to, deletion of or change in the covenants described in this prospectus or set forth in the applicable base indenture with respect to the new debt securities;

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the new debt securities;

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the provisions, if any, relating to conversion or exchange of any securities of such series, including if applicable, the conversion or exchange price and period, provisions as to whether conversion or exchange will be mandatory, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange;

•	if applicable, the terms of any guarantee of the new debt securities; and

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any other terms of the new debt securities, which may supplement, modify or delete any provision of the applicable base indenture as it applies to that series or any guarantees of new debt securities of that series, including any terms that may be required under applicable law or regulations or advisable in connection with the marketing of the securities.

The applicable issuer may issue new debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the applicable base indenture. Information on material federal income tax considerations and other special considerations applicable to any of these new debt securities will be provided in the applicable prospectus supplement.

If the purchase price of any of the new debt securities is denominated in a foreign currency or currencies or a foreign currency unit or units, or if the principal of, and any premium and interest on, any series of new debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, then information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of new debt securities and such foreign currency or currencies or foreign currency unit or units will be provided in the applicable prospectus supplement.

Transfer and Exchange

Each new debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, or the Depositary, or a nominee of the Depositary (which is referred to as a “book-entry debt security”) or a certificate issued in definitive registered form (which is referred to as a “certificated debt security”), as set forth in the applicable prospectus supplement. Except in limited circumstances, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office the applicable issuer maintains for this purpose in accordance with the terms of the applicable base indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange may be required.

You may effect the transfer of certificated debt securities and the right to receive the principal of, or any premium or interest on, certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by the applicable issuer through the trustee of the certificate to the new holder or the issuance by the applicable issuer through the trustee of a new certificate to the new holder or in accordance with the terms of the applicable base indenture.

Global Debt Securities and Book-Entry System. Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary and registered in the name of the Depositary or a nominee of the Depositary.

Covenants

Any restrictive covenants applicable to any issue of new debt securities will be set forth in the applicable prospectus supplement.

No Protection In the Event of a Change of Control

Unless stated otherwise in the applicable prospectus supplement, the new debt securities will not contain any provisions that may afford holders of the new debt securities protection in the event the applicable issuer has a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) that could adversely affect holders of new debt securities.

Consolidation, Merger and Sale of Assets

The applicable issuer may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its properties and assets to any person (a “successor person”) unless:

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the applicable issuer is the surviving person or the successor person (if other than the applicable issuer) is a person that is organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes the applicable issuer’s obligations on the new debt securities and under the applicable base indenture; and

•	immediately after giving effect to the transaction, no Default or Event of Default, shall have occurred and be continuing.

Notwithstanding the above, any subsidiaries of the applicable issuer may consolidate with, merge into or transfer all or part of its properties to the applicable issuer.

Events of Default

“Event of Default” means, with respect to any series of new debt securities, any of the following:

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a default in the payment of any interest upon any new debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of the payment is deposited by the applicable issuer with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	a default in the payment of principal of any security of that series at its maturity;

•	a default in the deposit of any sinking fund payment, if, when and as due by the terms of the new debt securities of that series, and the continuance of such default for a period of 60 days;

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a default in the performance or breach of any other covenant or warranty by the applicable issuer (or, in the case the new debt securities of that series are subject to a guarantee, the guarantor of such guarantee) in the applicable base indenture (other than a covenant or warranty that has been included in the applicable base indenture solely for the benefit of a series of new debt securities other than that series), which default continues uncured for a period of 60 days after the applicable issuer receives written notice from the trustee or the applicable issuer and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding new debt securities of that series as provided in the applicable base indenture;

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if the new debt securities of such series are subject to a guarantee of a guarantor, such guarantee shall for any reason cease to be, or shall for any reason be asserted in writing by such guarantor or the applicable issuer not to be, in full force and effect and enforceable in accordance with its terms, except to the extent contemplated or permitted by the applicable base indenture or the terms of the new debt securities of that series;

•	certain voluntary or involuntary events of bankruptcy, insolvency or reorganization of the applicable issuer; and

•	any other Event of Default provided with respect to new debt securities of that series that is described in the applicable prospectus supplement.

No Event of Default with respect to a particular series of new debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of new debt securities (and, for these purposes, the 2024 notes will be deemed to be a separate series of new debt securities). The occurrence of certain Events of Default or an acceleration under the applicable base indenture may constitute an event of default under certain other indebtedness of the applicable issuer or its subsidiaries outstanding from time to time.

If an Event of Default with respect to new debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding new debt securities of that series may, by a notice in writing to the applicable issuer (and to the trustee if given by the holders), declare to be due and payable immediately the principal of (or, if the new debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series), and any premium and accrued and unpaid interest on, all new debt securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of, and any premium and accrued and unpaid interest on, all outstanding new debt securities of the applicable series will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding new debt securities. At any time after a declaration of acceleration with respect to new debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding new debt securities of that series may rescind and annul the acceleration if all Events of Default (other than the non-payment of accelerated principal, premium and interest, if any, with respect to new debt securities of that series) have been cured or waived as provided in the applicable base indenture. You are referred to the prospectus supplement relating to any series of new debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.

The applicable base indenture will provide that the trustee will be under no obligation to exercise any of its rights or powers under the applicable base indenture unless the trustee receives indemnity satisfactory to it against any cost, liability or expense which might be incurred by it in exercising such right or power. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding new debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the new debt securities of that series.

No holder of any new debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the applicable base indenture or for the appointment of a receiver or trustee, or for any remedy under the applicable base indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing Event of Default with respect to new debt securities of that series; and

•

the holders of not less than 25% in principal amount of the outstanding new debt securities of that series have made written request, and offered indemnity or security, satisfactory to the trustee to institute the proceeding as trustee, and the trustee has (x) not received from the holders of not less than a majority in principal amount of the outstanding new debt securities of that series a direction inconsistent with that request and (y) failed to institute the proceeding within 60 days.

Notwithstanding any other provision in the applicable base indenture, the holder of any new debt security will have an absolute and unconditional right to receive payment of the principal of, and any premium and interest on, that new debt security on or after the due dates expressed in that new debt security and to institute suit for the enforcement of payment.

The applicable base indenture will require the applicable issuer to, within 120 days after the end of its fiscal year, furnish to the trustee a statement as to compliance with the applicable base indenture. If a Default or Event of Default occurs and is continuing with respect to the securities of any series and is actually known to a responsible officer of the trustee, then the trustee must mail to each holder of the securities of that series notice of a Default or Event of Default within 90 days after it occurs or, if later, after a responsible officer of the Trustee has knowledge of such Default or Event of Default. The applicable base indenture will provide that the trustee may withhold notice to the holders of new debt securities of any series of any Default or Event of Default (except in payment on any new debt securities of that series) with respect to new debt securities of that series if the trustee determines in good faith that withholding notice is in the interest of the holders of those new debt securities.

Modification and Waiver

The applicable issuer, the applicable guarantors, if any, and the trustee may modify and amend the applicable base indenture or the new debt securities of any series without the consent of any holder of any new debt security:

•	to cure any ambiguity, defect or inconsistency;

•	to evidence the succession of another person to the applicable issuer or, if applicable, any guarantor and the assumption by such successor person of the covenants of the applicable issuer or such guarantor, as applicable, in or pursuant to the applicable base indenture and in the new debt securities or the guarantees of such guarantor, as applicable;

•	to secure or provide additional security for all or any new debt securities of any series;

•

to add to the covenants of the applicable issuer or, if applicable, any guarantor for the benefit of the holders of all or any new debt securities of any series or to surrender any right or power conferred upon the applicable issuer or, if applicable, any guarantor with regard to all or any new debt securities of any series;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	to make any change that does not materially adversely affect the rights of any holder;

•	to provide for the issuance of and establish the form, terms and conditions of new debt securities of any series and any guarantees thereof, as permitted by the applicable base indenture;

•

to evidence and provide for the acceptance of appointment by a successor trustee with respect to the new debt securities of one or more series and to add to or change any of the provisions of the applicable base indenture as shall be necessary to provide for or facilitate the administration of the trusts thereunder by more than one trustee;

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the applicable base indenture under the Trust Indenture Act;

•

to amend the provisions of the applicable base indenture relating to the transfer and legending of new debt securities; provided, however, that (i) compliance with the applicable base indenture as so amended would not result in new debt securities being transferred in violation of the Securities Act or any applicable securities law; and (ii) such amendment does not materially and adversely affect the rights of holders to transfer new debt securities, except as required by law;

•	to add any additional Events of Default for the benefit of the holders of all or any new debt securities of any series;

•

to add to, change or eliminate any provision of the applicable base indenture in respect of all or any new debt securities of any series or any guarantees thereof, provided that such addition, change or elimination shall either (A) (i) not apply to any new debt security of any series or any guarantee thereof that was created prior to the execution and delivery of such supplemental indenture; and (ii) not modify the rights of the holder of any such new debt security with respect to such provision; or (B) become effective only when there are no new debt securities outstanding;

•

in the case of any new debt securities that, by their terms, may be converted into securities or other property (other than new debt securities of the same series and of like tenor), to (A) make provisions with respect to adjustments to the applicable conversion rate of such new debt securities as required or permitted by the applicable base indenture and the terms of such new debt securities; or (B) permit or facilitate the issuance, payment or conversion of such new debt securities;

•

to add any person as a guarantor of all or any new debt securities of any series, which new debt securities were not theretofore subject to a guarantee, or to add additional guarantors of all or any new debt securities of any series;

•

to evidence the release and discharge of any guarantor from its obligations under its guarantees of any new debt securities and its obligations under the applicable base indenture in respect of any new debt securities, in each case in accordance with the applicable base indenture and the terms of such new debt securities; or

•

to conform the text of the applicable base indenture or any new debt securities of any series or any guarantee to the description of the applicable base indenture, such new debt securities or such guarantee contained in this prospectus and the applicable prospectus supplement, provided that such supplemental indenture shall apply only to such new debt securities or guarantee.

Except to the extent the terms of a series of new debt securities otherwise provide with respect to any of such new debt securities or guarantee thereof, the applicable issuer may also modify and amend the applicable base indenture with the consent of the holders of at least a majority in principal amount of the outstanding new debt securities of each series affected by the modifications or amendments. However, no waiver or amendment may be made without the consent of the holders of each affected new debt security then outstanding if that waiver or amendment will:

•	reduce the amount of new debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any new debt security;

•

reduce the principal of or premium, if any, on or change the fixed maturity of any new debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of new debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•

waive a default in the payment of the principal of, or any premium or interest on, any new debt security (except a rescission of acceleration of the new debt securities of any series by the holders of at least a majority in aggregate principal amount of the then-outstanding new debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of, or any premium or interest on, any new debt security payable in currency other than that stated in the new debt security;

•

make any change to certain provisions of the applicable base indenture relating to, among other things, (i) the right of holders of new debt securities to receive payment of the principal of, or any premium or interest on, new debt securities and to institute suit for the enforcement of any such payment; (ii) waivers of past defaults; and (iii) amendments and waivers that require the consent of each affected holder;

•	waive a redemption payment with respect to any new debt security;

•

in the case of any new debt security that is subject to a guarantee, release the guarantor of such guarantee from any of its obligations under such guarantee, except in accordance with the terms of the applicable base indenture and such new debt security;

•	make any change in the ranking or priority of any new debt security or any guarantee thereof that would adversely affect the holders of such new debt security; or

•

in the case of any new debt security that provides that the holder thereof may require the applicable issuer to repurchase or convert such new debt security, impair such holder’s right to require such repurchase or effect such conversion of such Security in accordance with the applicable base indenture and the terms of such new debt security.

Except in certain circumstances, the holders of at least a majority in principal amount of the outstanding new debt securities of any series may on behalf of the holders of all new debt securities of that series waive compliance by the applicable issuer or any guarantor of new debt securities of that series with provisions of the applicable base indenture or guarantee. The holders of a majority in principal amount of the outstanding new debt securities of any series may, on behalf of the holders of all the new debt securities of such series, waive any past default under the applicable base indenture with respect to that series and its consequences, except a default in the payment of the principal of, or any premium or interest on, any new debt security of that series. The holders of a majority in principal amount of the outstanding new debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Defeasance of New Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance. The applicable base indenture will provide that, unless otherwise provided by the terms of the applicable series of new debt securities, the applicable issuer and the guarantors, if any, will be deemed to have paid and discharged the entire indebtedness on all the outstanding new debt securities of any series on the 123rd day after the date of the deposit referred to below, and the provisions of the applicable base indenture, as it relates to such outstanding new debt securities of such series, will no longer be in effect, except as to certain specified rights, powers, immunities and provisions. In order to effect such legal defeasance, the following conditions, among others, must be satisfied:

•

subject to certain rights of the applicable issuer and guarantors, if any, the applicable issuer or, if applicable, any guarantor(s), must deposit, or cause to be irrevocably deposited, with the trustee money or U.S. government obligations or, in the case of new debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants or investment bank, to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of all the new debt securities of that series on the stated maturity of those payments in accordance with the terms of the applicable base indenture and those new debt securities; and

•

such deposit will not result in a breach or violation of, or constitute a default under, the applicable base indenture or any other agreement or instrument to which the applicable issuer is a party or by which it is bound;

•

no default or Event of Default with respect to the new debt securities of such series shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after such date; and

•

the applicable issuer or guarantor(s) must deliver to the trustee an opinion of counsel stating that the applicable issuer or guarantor(s), as applicable, have received from, or there has been published by, the U.S. Internal Revenue Service a ruling or, since the date of execution of the applicable base indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the new debt securities of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants. The applicable base indenture will provide that, unless otherwise provided by the terms of the applicable series of new debt securities, upon compliance with certain conditions:

•

the applicable issuer and, if applicable, may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the applicable base indenture, as well as any additional covenants which may be described in the applicable prospectus supplement; and

•

any omission to comply with those covenants, or with certain other Events of Default, will not constitute a default or an Event of Default with respect to the new debt securities of that series (“covenant defeasance”).

The conditions include the following, among others:

•

subject to certain rights of the applicable issuer and guarantors, if any, the applicable issuer or, if applicable, any guarantor(s), must deposit, or cause to be irrevocably deposited, with the trustee money or U.S. government obligations or, in the case of new debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants or investment bank, to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of all the new debt securities of that series on the stated maturity of those payments in accordance with the terms of the applicable base indenture and those new debt securities; and

•

the applicable issuer or guarantor(s) must deliver to the trustee an opinion of counsel to the effect that the holders of the new debt securities of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Covenant Defeasance and Events of Default. In the event the applicable issuer exercises its option to effect covenant defeasance with respect to any series of new debt securities, and the new debt securities of that series are declared due and payable immediately following an acceleration after the occurrence of any Event of Default, the amount of money or U.S. government obligations or foreign government obligations on deposit with the trustee will be sufficient to pay amounts due on the new debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the new debt securities of that series at the time of such acceleration. However, the applicable issuer shall remain liable for those payments.

Governing Law

The applicable base indenture and the new debt securities, including any claim or controversy arising out of or relating to the applicable base indenture or the securities, will be governed by the laws of the State of New York (without regard to the conflicts of laws provisions thereof, other than Section 5-1401 of the General Obligations Law).

DESCRIPTION OF GUARANTEES

To the extent provided in the applicable supplement to this prospectus, the debt securities offered and sold pursuant to this prospectus may be guaranteed by one or more guarantors. Each guarantee will be issued under a supplement to the applicable indenture. The prospectus supplement relating to a particular issue of guarantees will describe the terms of those guarantees, including the following, to the extent applicable:

•	the series of debt securities to which the guarantees apply;

•	whether the guarantees are secured or unsecured;

•	whether the guarantees are senior, senior subordinated or subordinated;

•	the terms under which the guarantees may be amended, modified, waived, released or otherwise terminated, if different from the provisions applicable to the guaranteed debt securities; and

•	any additional terms of the guarantees.

PLAN OF DISTRIBUTION

The issuers may sell the securities domestically or abroad to one or more underwriters for public offering and sale by them or may sell the securities to investors directly or through dealers or agents, or through a combination of methods. Any underwriter, dealer or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement.

Underwriters may offer and sell the securities at: (i) a fixed price or prices, which may be changed, (ii) market prices prevailing at the time of sale, (iii) prices related to the prevailing market prices at the time of sale or (iv) negotiated prices. The issuers also may, from time to time, authorize underwriters acting as their agents to offer and sell the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may be deemed to have received compensation from the applicable issuer in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Any underwriting compensation paid by an issuer to underwriters, dealers or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with any of the issuers, to indemnification against and contribution toward civil liabilities, including liabilities under the Securities Act. Any indemnification agreement will be described in the applicable prospectus supplement.

Unless specified otherwise in the applicable prospectus supplement, any series of securities issued hereunder will be a new issue with no established trading market (other than Kennedy-Wilson Holdings’ common stock, which is listed on the NYSE). If Kennedy-Wilson Holdings sells any shares of its common stock pursuant to a prospectus supplement, such shares will be listed on the NYSE, subject to official notice of issuance. The issuers may elect to list any other securities issued hereunder on any exchange, but the issuers are not obligated to do so. Any underwriters or agents to or through whom such securities are sold for public offering and sale may make a market in such securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any such securities.

If indicated in the applicable prospectus supplement, the issuers may authorize underwriters or other persons acting as the issuers’ agents to solicit offers by institutions or other suitable purchasers to purchase the securities from the issuers at the public offering price set forth in the prospectus supplement, pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. These purchasers may include, among others, commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions. Delayed delivery contracts will be subject to the condition that the purchase of the securities covered by the delayed delivery contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject. The underwriters and agents will not have any responsibility with respect to the validity or performance of these contracts.

To facilitate the offering of the securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than the issuers sold to them. In these circumstances, these persons would cover the over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

The underwriters, dealers and agents and their affiliates may be customers of, engage in transactions with and perform services for the issuers in the ordinary course of business.

The specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation, will be identified in a prospectus supplement.

LEGAL MATTERS

Certain matters will be passed upon for the issuers by Latham & Watkins LLP, Los Angeles, California. Certain other matters will be passed on for the issuers by Kulik, Gottesman, Siegel & Ware, LLP, Los Angeles, California.

EXPERTS

The consolidated financial statements and schedules of Kennedy-Wilson Holdings, Inc. and subsidiaries as of December 31, 2018 and 2017, and for each of the years in the three-year period ended December 31, 2018, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2018 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, whose reports are incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for Kennedy-Wilson Holdings common stock is Continental Stock Transfer & Trust Company. Its telephone number is (212) 509-4000.

Kennedy-Wilson, Inc.

$100,000,000 4.750% Senior Notes due 2029

$100,000,000 5.000% Senior Notes due 2031

PROSPECTUS SUPPLEMENT

Book-Running Managers

BofA Securities

J.P. Morgan

Deutsche Bank Securities

US Bancorp

Fifth Third Securities

Goldman Sachs & Co. LLC

Co-Manager

BBVA

March 1, 2021